    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1998



                                                      REGISTRATION NO. 333-62163

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                SM&A CORPORATION
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           CALIFORNIA                          8742                          33-0080929
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                       4695 MACARTHUR COURT, EIGHTH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 975-1550
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 RONALD A. HUNN
                            CHIEF FINANCIAL OFFICER
                                SM&A CORPORATION
                       4695 MACARTHUR COURT, EIGHTH FLOOR
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 975-1550
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             THOMAS J. CRANE, ESQ.                          KENNETH J. BARONSKY, ESQ.
             SCOTT SANTAGATA, ESQ.                       MILBANK, TWEED, HADLEY & MCCLOY
              NATALIE DUNDAS, ESQ.                    601 SOUTH FIGUEROA STREET, 30TH FLOOR
              RUTAN & TUCKER, LLP                         LOS ANGELES, CALIFORNIA 90017
        611 ANTON BOULEVARD, 14TH FLOOR                           (213) 892-4000
          COSTA MESA, CALIFORNIA 92626
                 (714) 641-5100

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1998


PROSPECTUS
               , 1998

                                5,000,000 SHARES

                                     (LOGO)

                           When You Must Win...You Need Doers, Not Advisors (SM)


                                  COMMON STOCK

     Of the 5,000,000 shares of Common Stock offered hereby, 2,500,000 shares are being sold by SM&A Corporation ("SM&A" or the "Company"), formerly Steven Myers & Associates, Inc., and 2,500,000 shares are being sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "WINS." On August 20, 1998 the last reported sale price of the Common Stock on the Nasdaq National Market was $26.00 per share. See "Price Range of Common Stock and Dividend Policy."

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------
                                              PRICE       UNDERWRITING      PROCEEDS     PROCEEDS TO
                                              TO THE     DISCOUNTS AND       TO THE      THE SELLING
                                              PUBLIC     COMMISSIONS(1)    COMPANY(2)    SHAREHOLDERS
-----------------------------------------------------------------------------------------------------
Per Share..................................         $              $               $              $
Total(3)...................................  $           $                 $             $
-----------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses estimated at $600,000 to be paid by the Company. The Company has agreed to pay the expenses of the Selling Shareholders, other than Underwriting Discounts and Commissions.

(3) The Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock at the Price to the Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If the Underwriter's over-allotment option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling
    Shareholders will be             ,             ,             and
                , respectively. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders pursuant to the Underwriters' over-allotment option, if exercised. See "Underwriting" and "Principal and Selling Shareholders."

     The shares of Common Stock are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share
certificates will be made in New York, New York, on or about             , 1998.

DONALDSON, LUFKIN & JENRETTE
                         LEHMAN BROTHERS
                                            LEGG MASON WOOD WALKER
                                                             INCORPORATED

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company of its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING SYNDICATE SHORT COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Company, formerly known as Steven Myers & Associates, Inc., acquired Space Applications Corporation and its subsidiary ("SAC") on May 29, 1998 and Decision-Science Applications, Inc. and its subsidiary ("DSA") on August 20, 1998, and each is a wholly-owned subsidiary of the Company. For financial reporting purposes, each of these transactions (collectively, the "Acquisitions") was accounted for using the purchase method. As used in this Prospectus, except where the context clearly requires otherwise, references made to "SM&A" or the "Company" mean SM&A Corporation and its subsidiaries. Unless otherwise indicated, the information in this Prospectus assumes (i) an offering price of $26.00 per share and (ii) no exercise of (A) the Underwriters' over-allotment option, (B) options to purchase 804,500 shares which have been granted under the Company's 1997 Stock Option Plan, and (C) the nonqualified options to purchase 175,925 shares of Common Stock issued in connection with the acquisition of SAC (the "Acquisition Options").

                                  THE COMPANY


     SM&A is a leading nationwide provider of proposal management and high-end contract support services. The Company's proposal management services help its clients achieve a higher probability of winning government and commercial contracts while its high-end contract support services enhance its clients' ability to successfully and efficiently perform such contracts. The Company's clients include leading firms in the aerospace, defense and communications industries such as The Boeing Company, Harris Corporation, Hewlett Packard Company, Hughes Electronics Corporation, ITT Aerospace/Communications, Litton Industries, Inc., Lockheed Martin Corporation, Loral Space & Communications, Ltd., Motorola, Inc., MCI Communications Corporation and Raytheon Company.



     The Company estimates the annual market for proposal management and high-end contract support services is approximately $10 billion. The demand for the Company's comprehensive breadth of services is increasing as consolidation in the aerospace, communications and defense industries continues. In this highly competitive environment, major contractors find it is vital to win new contracts in order to survive, increasing their incentive to employ the Company's professional proposal management services. In addition, the trend toward utilizing outsourced expertise has created a significant opportunity for the Company to expand its mission-critical contract support services in systems engineering, information technology and program integration.



     The Company's proposal management expertise has resulted in a proposal win rate of 89.3% of all dollars awarded on SM&A engagements since its inception in 1982. The Company's win rate greatly exceeds the results disclosed in the "Best Practices 2000" survey conducted by a major national accounting firm which indicated that a majority of the companies surveyed considered a 30% win rate as positive, as cited in Aviation Week & Space Technology. The Company's win rate is calculated by dividing the total dollar value of contracts won by the total dollar value of proposals managed by SM&A from inception to completion (excluding competitions that were canceled or otherwise not awarded). The Company has worked on or is currently engaged on 389 major proposals for $148 billion of government and commercial procurements. The Company leverages its success in winning business for its clients and its involvement in the project life cycle to extend its services beyond proposal development to contract support such as systems engineering, information technology, and program integration. Through internal growth as well as the Acquisitions, SM&A continues to expand its contract support services. Revenues from contract support services increased from 3.0% of the Company's revenues for 1994 to 28.8% for the six months ended June 30, 1998. Revenues from contract support services on a pro forma basis to reflect the Acquisitions would have been 67.9% of the Company's revenues for the six months ended June 30, 1998.


     In 1998, SM&A acquired two high-end engineering and information technology consulting firms: Space Applications Corporation and Decision-Science Applications, Inc. SAC, founded in 1969, provides systems engineering, scientific research, program management and support services to military and civilian space programs worldwide, the intelligence community and the defense sector. DSA, founded in 1977, provides systems engineering, information systems development, scientific research and program management support to the U.S. Government, principally the Department of Defense. These acquisitions have significantly increased the scope and depth of the Company's high-end contract support services, adding more than 400 systems engineering, information technology and program integration experts to SM&A's workforce and expanding SM&A's domestic presence with offices in strategic locations near significant market centers.

     The Company believes that several factors distinguish it from its competitors and position it to capitalize on the rapidly growing demand for its services, such as (i) a proven track record and superior reputation in proposal management based on an impressive win rate established over the last 15 years;
(ii) an ability to provide a broad array of services to companies seeking to win and execute government and commercial contracts; (iii) the expertise of SM&A's professionals, who have an average of more than 20 years of relevant industry experience; and (iv) long-standing client relationships that often lead to repeat engagements and additional growth opportunities in complementary lines of business.

     The Company's growth strategy is to expand its position as the largest proposal management company in the United States and to continue to grow its expanding contract support services. The key elements of the Company's growth strategy are to (i) expand its core proposal management business; (ii) leverage existing relationships to obtain support services contracts upon completion of a proposal management engagement; (iii) build a complementary array of high-end contract support services through acquisitions and internal growth; and (iv) pursue opportunities in the growing market for large commercial programs.

     A key component of SM&A's growth strategy involves the identification, acquisition and integration of complementary businesses. The Company considers a number of factors in identifying potential acquisition candidates, including:
(i) the caliber of the candidate's professionals and client base; (ii) the opportunities for SM&A to obtain proposal management and high-end contract support service engagements; and (iii) the anticipated benefits to the acquired company from integration with SM&A. After the acquisition, SM&A seeks to integrate the acquired business by (i) transitioning new personnel to higher rate projects; (ii) providing new employees with equity incentives in SM&A;
(iii) training new employees on SM&A's proprietary proposal management process in an effort to increase the win rate of the acquired business; (iv) restructuring existing contracts for improvements where possible; and (v) combining operations to increase efficiencies.

     Established as a sole proprietorship in 1982, the Company was incorporated in California in 1985 under the name Steven Myers & Associates, Inc. In August 1998, the Company changed its name to SM&A Corporation. The Company's principal executive offices are located at 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660, and its telephone number is (949) 975-1550.

                                  THE OFFERING

Common Stock offered by the Company...............  2,500,000 shares

Common Stock offered by the Selling
Shareholders......................................  2,500,000 shares

                  --------------------------------------------------------------

          Total...................................  5,000,000 shares

                  --------------------------------------------------------------

                  --------------------------------------------------------------

Common Stock to be outstanding after the
offering(1).......................................  19,034,582 shares

Use of Proceeds to the Company....................  Strategic acquisitions and other general corporate
                                                    purposes. See "Use of
                                                    Proceeds."

Nasdaq National Market symbol.....................  WINS
------------------------------
(1) Excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the 1997 Stock Option Plan, of which 804,500 shares are issuable pursuant to options currently outstanding under the Plan and (ii) 175,925 shares of Common Stock subject to the Acquisition Options. Also does not reflect the possible issuance of additional shares to former shareholders of SAC or surrender of outstanding shares held by former shareholders of SAC that may result due to certain price protection provisions relating to the shares of Common Stock issued in connection with the acquisition of SAC. Assuming the offering was consummated on August 21, 1998, the former shareholders of SAC would be required to surrender an aggregate of 26,247 shares of Common Stock to SM&A for cancellation. See "Shares Eligible For Future Sale."

                         SUMMARY FINANCIAL INFORMATION


                                                                                                        SIX MONTHS
                                                                                                          ENDED
                                                          YEAR ENDED DECEMBER 31,                        JUNE 30,
                                            ----------------------------------------------------    ------------------
                                             1993      1994(1)     1995       1996        1997       1997       1998
                                            -------    -------    -------    -------    --------    -------    -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
SM&A HISTORICAL STATEMENT OF OPERATIONS
  DATA(2):
  Net revenues............................  $10,738    $15,220    $20,777    $25,699    $ 36,962    $15,773    $24,121
  Gross profit............................    3,622      5,771      8,464     11,187      16,433      7,116     10,622
  Operating income........................      830        878        671        438       9,506      4,353      5,985
  Earnings (loss) before income taxes.....      817       (823)       678        574       8,964      4,303      7,139
  Net earnings (loss).....................  $   801    $  (811)   $   668    $   565    $  8,817    $ 4,275    $ 4,203
                                            =======    =======    =======    =======    ========    =======    =======
SM&A PRO FORMA SUPPLEMENTAL DATA(3):
  Net earnings............................                                              $  4,774    $ 2,245    $ 4,203
                                                                                        ========    =======    =======
  Net earnings per share, diluted(4)......                                              $   0.37    $  0.17    $  0.28
                                                                                        ========    =======    =======
  Diluted weighted average common
    shares(4).............................                                                12,948     12,948     15,042
                                                                                        ========    =======    =======
SM&A AND ACQUISITIONS PRO FORMA CONDENSED
  COMBINED STATEMENT OF OPERATIONS
  DATA(5):
  Net revenues............................                                              $101,520    $47,559    $53,376
  Gross profit............................                                                35,912     16,930     19,305
  Operating income........................                                                 9,951      5,383      5,648
  Earnings before income taxes............                                                 9,047      5,029      6,292
  Income tax expense......................                                                 4,357      2,500      2,796
  Net earnings............................                                              $  4,690    $ 2,529    $ 3,496
                                                                                        ========    =======    =======
  Net earnings per share, diluted(4)......                                              $   0.30    $  0.16    $  0.21
                                                                                        ========    =======    =======
  Diluted weighted average common
    shares(4).............................                                                15,861     15,861     16,524
                                                                                        ========    =======    =======


                                                                  AS OF JUNE 30, 1998
                                                              ----------------------------
                                                                             PRO FORMA
                                                              ACTUAL      AS ADJUSTED(6)
                                                              -------    -----------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $16,217         $63,990
Working capital.............................................   21,723          74,105
Total assets................................................   45,969         127,696
Long term debt, including current portion...................      545             567
Total shareholders' equity..................................   37,635         110,536

------------------------------
(1) In 1994, the Company wrote off $1.7 million of receivables from California Kamchatka Company, Inc. ("CKC"), an affiliated entity. See "Certain Transactions."

(2) In connection with the Company's initial public offering on January 28, 1998 (the "IPO"), the Company converted to a C corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Prior to conversion, the Company was an S corporation for federal and certain state income tax purposes. See "Prior S Corporation Status."

(3) Amounts reflect pro forma adjustments for (a) the additional compensation for three principal executive officers who are to be paid a maximum of $2.7 million in salaries and bonuses for 1998 under an executive compensation program consisting of an Executive Employment Agreement and an Executive Bonus Plan (the "Executive Compensation Program") (the maximum amount is in excess of historical figures included in selling, general and administrative expenses for 1997) and (b) provisions for federal and state income taxes as if the Company had been taxed as a C corporation at an assumed statutory tax rate of approximately 40%. For additional pro forma statement of operations data for 1995, 1996, and 1997, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) In January 1997, the Company repurchased 1,995,125 shares of Common Stock from certain of its existing shareholders for approximately $5.9 million using borrowings under its then existing bank facility.

    See "Certain Transactions." In January 1998, the Company sold 2,100,000 shares of Common Stock in the IPO and received proceeds net of underwriting fees of approximately $23.4 million. Diluted weighted average common shares includes options outstanding or deemed to be outstanding during the respective periods.


(5) In addition to the pro forma adjustments discussed in footnote 3 above, combined pro forma data presented gives effect to the Acquisitions as if both Acquisitions occurred at the beginning of the respective periods. This pro forma data reflects adjustments for the Acquisitions including reclassifications to prior period financial statements in order to conform to the Company's current period presentation. The unaudited pro forma financial information does not reflect certain cost savings that management believes would have been realized had the Acquisitions been consummated at the beginning of the periods presented. Management believes that such savings would have been realized primarily through the discontinuance of certain stock repurchase programs and other special incentives paid to employees of SAC and DSA in 1997 and 1998 in addition to scheduled salary and bonus compensation. In addition, management believes that the Acquisitions would have enabled the Company to achieve additional savings as a result of certain economies of scale with respect to facility costs and various selling, general and administrative functions. There can be no assurance that the Company would have actually realized any such cost savings had the Acquisitions been consummated at the beginning of the periods presented or that the Company will realize any such cost savings in the future.

(6) Adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom (See "Use of Proceeds.") and to reflect the DSA acquisition as if both transactions had been completed on June 30, 1998.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors in evaluating the Company and its business before purchasing any shares of the Common Stock offered hereby.

RISKS OF ACQUISITION STRATEGY

     An element of the Company's growth strategy is to expand its operations through the acquisition of complementary businesses. However, there can be no assurance that the Company will be able to identify suitable acquisition candidates or that, if identified, the Company will be able to acquire such companies on suitable terms. Moreover, other companies which may have greater resources than SM&A may compete for acquisition candidates, which could result in an increase in the price of acquisition targets and a decrease in the number of attractive companies available for acquisition.

     There can be no assurance that the anticipated economic, operational and other benefits of any of the Acquisitions or any future acquisitions will be realized or that the Company will be able to successfully integrate acquired businesses in a timely manner without substantial costs, delays or other operational or financial problems. The difficulties of such integration may initially be increased by the necessity of integrating personnel with disparate business backgrounds and corporate cultures. In addition, acquisitions may involve the expenditure of significant funds. Failure to effectively integrate the acquired companies may adversely affect the Company's ability to bid successfully on certain engagements and otherwise grow its business. Client dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company as a whole, resulting in increased difficulty in marketing services or acquiring companies in the future. In addition, there can be no assurance that the acquired companies will operate profitably or will not otherwise adversely impact the operating results of the Company. Acquisitions also involve a number of additional risks, including diversion of management attention, potential loss of key clients or personnel, risks associated with unanticipated problems, liabilities or contingencies and risks of entering markets in which the Company has limited or no direct expertise. The occurrence of some or all of the events described in these risks could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Growth Strategy."

MANAGEMENT OF GROWTH

     The Company is currently experiencing significant growth and intends to pursue further growth as part of its business strategy. The Company's ability to manage the growth of its operations will require it to continue to improve its operational, financial and other internal systems and to attract, develop, motivate and retain its employees. The Company's rapid growth has presented and will continue to present numerous operational challenges, such as the assimilation of financial reporting systems and increased pressure on the Company's senior management and will increase the demands on the Company's systems and internal controls. In addition, the Company's success depends in large part upon its ability to attract, develop, motivate and retain highly-skilled professionals and administrative employees. The Company's growth strategy will require an increase in the Company's personnel, particularly skilled systems engineers and program managers. Qualified professionals are currently in great demand and there is significant competition for employees with the requisite skills from other major and boutique consulting firms, research firms, government contractors, proposal management or business acquisition departments of major corporations and other professional services firms. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary to pursue its growth strategy. There can be no assurance that the Company will be able to maintain or increase its current rate of growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. To the extent the Company is unable to manage its growth effectively and efficiently, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Growth Strategy."

DEPENDENCE ON DEFENSE INDUSTRY

     Approximately 78.9% and 71.2% of the Company's revenues were derived from proposal management services related to government procurement contracts for the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, respectively. In addition, a significant portion of the Company's revenues are derived from contracts or subcontracts with the U.S. Government. For the foreseeable future, the Company expects that the percentage of its revenues attributable to such contracts will continue to be substantial. U.S. Government expenditures for defense products may decline in the future with such reductions having an effect on the Company's clients, or, indirectly, the Company. A number of trends may contribute to such a decline, including: (i) large weapon systems being replaced with smaller, more precise high technology systems, (ii) multiple procurements for similar weapons being consolidated into joint service procurements, such as the Joint Strike Fighter, (iii) threat scenarios evolving away from global conflicts to regional conflicts and (iv) the continuing draw down of U.S. military forces in response to the end of the Cold War. In the event expenditures for products of the type manufactured by the Company's clients are reduced and not offset by other new programs or products, there will be a reduction in the volume of contracts or subcontracts to be bid upon by the Company's clients and, as a result, a reduction in the volume of proposals managed by the Company. Unless offset, such reductions could materially and adversely affect the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH GOVERNMENT CONTRACTING

     The Company, both directly and through its government-contractor clients, is subject to risks associated with compliance with governmental regulations. The fines and penalties which could result from noncompliance with appropriate standards and regulations, or a client's suspension or debarment from the bidding process for future government contracts could have a material adverse effect on the Company's business, operating results and financial condition. The Company relies for the continuance and expansion of its business on a facility security clearance from the U.S. Government, and individual security clearances, at various levels, for nearly all members of its staff. There can be no assurance that necessary security clearances will continue to be made available by the U.S. Government.

     In addition, a significant portion of the Company's revenues are derived from contracts or subcontracts with the U.S. Government. The Company's services are performed pursuant to the following types of contracts: (i) cost reimbursable; (ii) time-and-materials; and (iii) fixed-price contracts and subcontracts. Under fixed-price contracts and time-and-materials contracts, the Company bears any risk of increased or unexpected costs that may reduce its profits or cause it to sustain a loss.

     The Company's U.S. Government contracts and subcontracts are subject to termination, reduction or modification as a result of changes in the U.S. Government's requirements or budgetary restrictions, or at the convenience of the U.S. Government. Moreover, when the Company participates as a subcontractor, it is subject to the risk that the primary contractor may fail or become unable to perform its duties and responsibilities as a prime contractor. If a contract were to be terminated for convenience, the Company would be reimbursed for its allowable costs incurred up to the date of termination and would be paid a proportionate amount of the stipulated profits or fees attributable to the work actually performed. To date, the U.S. Government has not terminated any contracts with the Company for convenience.

     Contracts with the U.S. Government are generally complex in nature, and require the Company to comply with numerous U.S. Government regulations regarding discrimination in the hiring of personnel, fringe benefits for employees, safety, safeguarding classified information, responsibility for U.S. Government property, fire prevention, equipment maintenance, record keeping and accounting, management qualifications, drug free work place and numerous other matters. The Company has not experienced any material difficulty in complying with applicable U.S. Government regulations.

     Under certain circumstances the U.S. Government can suspend or bar individuals or firms from obtaining future contracts with the U.S. Government for specified periods of time. Any such suspension or disbarment of the Company or its major clients could have a material adverse effect upon the Company. The books and records of the Company are subject to audit by the Defense Contract Audit Agency, which can result in adjustments to contract costs and fees. If any costs are improperly allocated to a contract, such costs are not reimbursable and, if already reimbursed, will be required to be refunded to the government. Furthermore, if improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. If the Company becomes subject to penalties or sanctions, such penalties or sanctions could have a material adverse effect on the Company's business, financial condition and results of operations.

CLIENT CONCENTRATION


     SM&A derives a significant portion of its revenues from a relatively limited number of clients. For example, revenues from the Company's ten most significant clients accounted for approximately 81.7%, 90.3%, 98.0%, 92.9% and 91.2% of its total revenues for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, 1995 and 1994, respectively. Six clients, Lockheed Martin Corporation, Litton Industries, Inc., Motorola, Inc., Raytheon Company, The Boeing Company, and Hughes Electronics Corporation accounted for approximately 69.6% and 81.5% of total revenues for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. Lockheed Martin Corporation is the Company's single largest client, accounting for approximately 18.0%, 22.5% and 22.9% of the Company's total revenues for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively. On a pro forma basis giving effect to the Acquisitions, various branches and agencies of the U.S. Government together would have accounted for an aggregate 20.0% of the Company's revenues for the six months ended June 30, 1998.


     Clients typically retain the Company for major proposals as needed on an engagement basis rather than pursuant to long-term contracts, and a client can usually terminate an engagement at any time without a significant penalty. Moreover, there can be no assurance that the Company's existing clients will continue to engage the Company for additional assignments or do so at the same revenue levels. The loss of any significant client could materially and adversely affect the Company's business, financial condition and results of operations. In addition, the level of the Company's services required by an individual client may diminish over the life of its relationship with the Company, and there can be no assurance that the Company will be successful in establishing relationships with new clients as this occurs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business--Clients and Representative Engagements."

COMPETITION AND MARKET PENETRATION

     The market for proposal management services in the procurement of government and commercial contracts for aerospace and defense is a niche market with a number of competitors. The Company is the largest provider of such services and principally competes with numerous smaller proposal management companies in this highly specialized industry. The Company also competes with some of its clients' internal proposal development resources.

     The Company has recently entered and seeks to achieve significant growth in the contract support services market. The market for services in the contract support industry is competitive, highly fragmented and subject to rapid change. Such competition is likely to increase in the future. Many of the Company's competitors have greater personnel, financial, technical and marketing resources than the Company. Such competitors include many larger management consulting firms such as McKinsey & Company, Booz Allen & Hamilton, and Science Applications International Corp., as well as the consulting arms of major accounting firms. The Company also competes with its clients' in-house resources. This source of competition may increase as consolidation of the aerospace and defense industry creates larger organizations. Although the Company believes that it has the ability to further penetrate the contract support services market, there can be no assurance that the Company will be successful in such efforts. In addition, significant further expense for sales and marketing may be required to promote a major expansion of the Company's services in such area. If the Company is unsuccessful in its efforts to penetrate further the market for such services, or if its current

89.3% win rate in the proposal management business drops significantly, the Company's growth prospects could be materially and adversely affected. See "Business--Market Opportunity."

INTELLECTUAL PROPERTY RIGHTS

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, patent, copyright and trademark laws to protect its proprietary rights. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     Although the Company believes that its services do not infringe on the intellectual property rights of others and that is has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

DEPENDENCE ON KEY EMPLOYEES

     The success of SM&A is highly dependent upon the efforts, abilities, business generation capabilities and project execution of its executive officers, in particular those of Steven S. Myers, the Company's Chief Executive Officer, President and Chairman of the Board, and Kenneth W. Colbaugh, the Company's Executive Vice President and Chief Operating Officer. In November, 1997, the Company entered into two-year employment agreements with both of these individuals. The loss of the services of either of these individuals for any reason could materially and adversely affect the Company's business, operating results and financial condition, including its ability to secure and complete engagements. The Company maintains key-man life insurance policies, in the amount of $2.0 million, on each of Mr. Myers and Mr. Colbaugh. See "Management."

BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS

     The net proceeds to be received by the Company in connection with this offering will be used for general corporate purposes, which may include strategic acquisitions. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend. See "Use of Proceeds."

VARIABILITY IN QUARTERLY RESULTS

     The Company may experience significant fluctuations in future quarterly operating results due to a number of factors, including the size, timing and duration of client engagements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

STOCK PRICE VOLATILITY

     The Common Stock was first publicly traded on January 29, 1998 after the Company's initial public offering at $12.00 per share. Between January 29, 1998 and August 20, 1998, the closing sale price has ranged from a low of $10.69 per share to a high of $28.63 per share. The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new services offered by the Company, announcements of new services by competitors, the Company's loss of key employees, changes in the regulatory environment or market conditions affecting the defense and aerospace industry, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel, the announcement and market acceptance of proposed acquisitions and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Price Range of Common Stock and Dividend Policy."

YEAR 2000 ISSUE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of SM&A's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. The Company has performed a review of its internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of the Company's financial and operational systems. Based on this review, management believes that the Company's internal systems are substantially compliant with Year 2000 issues. In addition, the Company is also communicating with its principal service providers to ensure Year 2000 issues will not have an adverse impact on the Company. Based upon its internal review and communications with its principal service providers, the Company believes at this time that the costs of achieving Year 2000 compliance will not have a material adverse impact on the Company's business, operations or financial condition. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

CONTROL BY PRINCIPAL SHAREHOLDERS

     Following the consummation of the offering, Steven S. Myers will beneficially own approximately 33.8% of the Company's outstanding Common Stock and will have the ability to control or significantly influence the election of directors and the results of other matters submitted to a vote of shareholders. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and may adversely affect the voting or other rights of other holders of Common Stock. The Board of Directors of the Company is currently comprised entirely of designees of Mr. Myers. See "Management" and "Principal and Selling Shareholders."

ANTI-TAKEOVER PROVISIONS

     The Board of Directors has the authority to issue up to ten million shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any vote or action by the shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of the preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plan to issue any shares of preferred stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 19,034,582 shares of Common Stock outstanding. As of August 20, 1998 the Company had outstanding options to acquire, subject to certain vesting requirements, 804,500 shares of Common Stock pursuant to the Company's 1997 Stock Option Plan. In connection with the acquisition of SAC, the Acquisition Options were granted to purchase an aggregate of 175,925 shares of Common Stock. In addition, due to certain price protection provisions relating to the shares of Common Stock issued in connection with the acquisition of SAC, the Company may be required to issue additional shares of Common Stock to former shareholders of SAC depending upon the market price of the Common Stock at certain defined "liquidation dates." See "Shares Eligible For Future Sale." The Company has registered on a registration statement on Form S-8 all 1,500,000 shares of Common Stock underlying the options outstanding or issuable under the 1997 Stock Option Plan. Immediately following the completion of this offering, a total of 8,150,000 shares of Common Stock will be freely tradable without restriction. All of the remaining 10,884,582 shares are "restricted securities" as defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), which, upon expiration of lockup agreements with certain shareholders of the Company 180 days after the date of this Prospectus, will be eligible for sale in the public market from time to time in reliance on and subject to the limitations of Rule 144. In addition, in connection with the Acquisitions, former shareholders of SAC and DSA received certain registration rights with respect to the Company's Common Stock exchanged for the equity interests in their respective companies. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements, including, among others (i) the anticipated growth in the proposal management and contract support services markets; (ii) anticipated trends in the Company's financial condition and results of operations (including expected changes in the Company's gross margin and general, administrative and selling expenses); (iii) the ability of the Company to finance its working capital requirements; (iv) the Company's business strategy for expanding its presence in the proposal management and contract support services markets; and (v) the Company's ability to distinguish itself from its current and future competitors. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include (i) the shortage of reliable market data regarding the proposal management and contract support services markets; (ii) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (iii) unanticipated working capital or other cash requirements; (iv) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the proposal management and contract support services markets; and (v) various other factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" discussion, there can be no assurance that the actual results will not differ materially from such forward-looking statements contained in this Prospectus.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby, after deducting underwriting discounts and commissions and other offering expenses (all of the other offering expenses of the Selling Shareholders are payable by the Company) are estimated to be approximately $61.0 million. The Company anticipates that the net proceeds will be used for general corporate purposes, which may include future acquisitions of complementary businesses. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. See "Risk Factors -- Broad Management Discretion as to Use of Proceeds." The Company has no agreement, understanding or commitment and is not currently engaged in negotiations with respect to any future acquisitions. Pending their application by the Company, the net proceeds of this offering not immediately required for the purposes described above will be invested principally in U.S. Government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                                RECAPITALIZATION

     As of December 31, 1997, the Company had outstanding 202,292 shares of Series A Common Stock and 812,829 shares of Series B Common Stock. On January 21, 1998, in connection with the initial public offering of its Common Stock, the Company filed Restated Articles of Incorporation with the California Secretary of State providing for the conversion of each of its issued and outstanding shares of Series A Common Stock and Series B Common Stock into
12.7078 shares of Common Stock, or an aggregate of 12,900,000 shares (the "Recapitalization").

                           PRIOR S CORPORATION STATUS

     From January 1, 1991 until January 28, 1998, the Company had been treated as an S corporation for purposes of federal and state income taxes. Accordingly, during that period, the Company was not subject to regular federal income tax, but it was subject to California income tax at a rate of 1.5% of its taxable income earned in California, as well as the income tax rates of certain other states with respect to income earned in those states. Each of the Company's shareholders was required to include the Company's taxable income in his individual income for state and federal income tax purposes. The Company's S corporation status terminated on January 28, 1998, the Company is now taxed as a C corporation, and is subject to regular federal and state income taxes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WINS" since January 29, 1998. The following table sets forth for the quarters indicated the high and low closing sale prices as reported on the Nasdaq National Market.

                                                              HIGH      LOW
                                                              ----      ---
Fiscal 1998:
  First Quarter (commencing January 29, 1998)...............   17 3/4   10 11/16
  Second Quarter............................................   21       17 1/4
  Third Quarter (through August 20, 1998)...................   28 5/8   19 1/2

     At August 20, 1998, there were approximately 48 holders of the Company's outstanding shares of Common Stock and the closing sale price of the Common Stock on the Nasdaq National Market was $26.00 per share.

     In 1997, the Company paid S corporation dividends of $1.2 million, $1.9 million, $2.5 million and $4.4 million on April 11, July 1, October 1, and December 29, respectively. On January 27, 1998, immediately prior to consummating its initial public offering, the Company declared an S corporation dividend, in the amount of $710,000, to its then-current shareholders, representing all undistributed earnings of the Company from January 1, 1998 through January 28, 1998 (the "S Corporation Dividend"). Purchasers of Common Stock in the Company's initial public offering did not receive any portion of the S Corporation Dividend. The Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of the Company and restrictions that may be contained in the Company's financing agreements.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998, and (i) as adjusted to reflect this offering and the receipt of the estimated net proceeds therefrom and (ii) pro forma as adjusted to give effect to the acquisition of DSA and this offering (and the receipt of the estimated net proceeds therefrom). See "Use of Proceeds."

                                                                         JUNE 30, 1998
                                                              -----------------------------------
                                                                                       PRO FORMA
                                                              ACTUAL    AS ADJUSTED   AS ADJUSTED
                                                              -------   -----------   -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................  $16,217    $ 77,192      $ 63,990
                                                              =======    ========      ========
Long term debt, including current portion...................      545         545           567
Shareholders' equity:
  Common Stock, no par value, 50,000,000 shares authorized;
     15,819,743 shares issued and outstanding actual;
     18,319,743 shares issued and outstanding, as adjusted;
     19,034,582 shares issued and outstanding pro forma as
     adjusted(1)............................................      158         183           190
  Preferred Stock, no par value, 10,000,00 shares
     authorized; no shares issued and outstanding actual; no
     shares issued and outstanding, as adjusted; no shares
     issued and outstanding pro forma as adjusted...........       --          --            --
  Additional paid-in-capital................................   39,953     100,903       112,822
  Accumulated deficit.......................................   (2,476)     (2,476)       (2,476)
                                                              -------    --------      --------
     Total shareholders' equity.............................   37,635      98,610       110,536
                                                              -------    --------      --------
          Total capitalization..............................  $38,180    $ 99,155      $111,103
                                                              =======    ========      ========

------------------------------
(1) Excludes (i) 1,500,000 shares of Common Stock reserved for issuance under the 1997 Stock Option Plan, of which 804,500 are issuable pursuant to options currently outstanding under the Plan and (ii) Acquisition Options. Also does not reflect the possible issuance of additional shares to former shareholders of SAC or surrender of outstanding shares held by former shareholders of SAC that may result due to certain price protection provisions relating to the shares of Common Stock issued in connection with the acquisition of SAC. Assuming the offering was consummated on August 21, 1998, the former shareholders of SAC would be required to surrender an aggregate of 26,247 shares of Common Stock to SM&A for cancellation. See "Shares Eligible For Future Sale."

                            SELECTED FINANCIAL DATA

     The statement of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data as of December 31, 1996 and 1997 have been derived from the Financial Statements and Notes thereto, which statements have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere in this Prospectus. The balance sheet data as of December 31, 1994 and 1995 and the statements of operations for the year ended December 31, 1994 are derived from the Company's audited financial statements which are not included herein. The balance sheet data as of December 31, 1993 and the statement of operations data for the year then ended have been derived from the Company's unaudited financial statements, which statements are not included herein and which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The data for the six months ended June 30, 1997 and June 30, 1998 have been derived from unaudited Financial Statements also appearing elsewhere herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. The results of operations for the periods ended June 30, 1997 and 1998 are not necessarily indicative of the results to be expected for any other interim period or for the full year. The following information should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                                              SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                    JUNE 30,
                                           ------------------------------------------------   -----------------
                                            1993     1994(1)    1995      1996       1997      1997      1998
                                           -------   -------   -------   -------   --------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
SM&A HISTORICAL STATEMENT OF OPERATIONS
DATA(2):
  Net revenues...........................  $10,738   $15,220   $20,777   $25,699   $ 36,962   $15,773   $24,121
  Cost of revenues.......................    7,116     9,449    12,313    14,512     20,529     8,657    13,499
                                           -------   -------   -------   -------   --------   -------   -------
  Gross profit...........................    3,622     5,771     8,464    11,187     16,433     7,116    10,622
  Selling, general and administrative
    expenses.............................    2,792     4,893     7,793    10,749      6,927     2,763     4,637
                                           -------   -------   -------   -------   --------   -------   -------
  Operating income.......................      830       878       671       438      9,506     4,353     5,985
  Other income (expense).................      (13)   (1,701)        7       136       (542)       50     1,154
                                           -------   -------   -------   -------   --------   -------   -------
  Earnings (loss) before income taxes....      817      (823)      678       574      8,964     4,303     7,139
  Income tax expense (benefit)(3)........       16       (12)       10         9        147        28     2,936
                                           -------   -------   -------   -------   --------   -------   -------
  Net earnings (loss)....................  $   801   $  (811)  $   668   $   565   $  8,817   $ 4,275   $ 4,203
                                           =======   =======   =======   =======   ========   =======   =======
SM&A AND ACQUISITIONS PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
DATA(4)(5):
  Net revenues..................................................................   $101,520   $47,559   $53,376
  Cost of revenues..............................................................     65,608    30,629    34,071
                                                                                   --------   -------   -------
  Gross profit..................................................................     35,912    16,930    19,305
  Selling, general and administrative expenses..................................     25,961    11,547    13,657
  Operating income..............................................................      9,951     5,383     5,648
  Other income (expense)........................................................       (904)     (354)      644
                                                                                   --------   -------   -------
  Earnings before income taxes..................................................      9,047     5,029     6,292
  Income tax expense............................................................      4,357     2,500     2,796
  Net earnings..................................................................   $  4,690   $ 2,529   $ 3,496
                                                                                   ========   =======   =======
  Net earnings per share, diluted(6)............................................   $   0.30   $  0.16   $  0.21
                                                                                   ========   =======   =======
  Diluted weighted average common shares(6).....................................     15,861    15,861    16,524
                                                                                   ========   =======   =======

                                                                    AS OF DECEMBER 31,                  AS OF
                                                       ---------------------------------------------   JUNE 30,
                                                        1993    1994(1)    1995     1996      1997       1998
                                                       ------   -------   ------   -------   -------   --------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $  189   $  242    $  269   $ 1,927   $   150   $16,217
Working capital......................................     868       95       794      (279)      101    21,723
Total assets.........................................   2,269    2,320     3,034    11,820     5,331    45,969
Long term debt, including current portion(6)(7)......     283      541       605     6,250     7,729       545
Total shareholders' equity (deficit)(6)..............     918      114       668       755    (6,328)   37,635

------------------------------
(1) In 1994, the Company wrote off $1.7 million of receivables from CKC, an affiliated entity that was subsequently dissolved. See "Certain Transactions."

(2) In connection with the IPO, the Company converted to a C corporation under the Code. Prior to conversion, the Company was an S corporation for federal and certain state income tax purposes.

(3) For the five years ended December 31, 1997, amounts represent California and other state franchise taxes incurred by the Company.

(4) Amounts reflect pro forma adjustments for (a) the additional compensation for three principal executive officers who are to be paid a maximum of $2.7 million in salaries and bonuses for 1998 under the Executive Compensation Program (the maximum amount is in excess of historical figures included in selling, general and administrative expenses for 1997) and (b) provisions for federal and state income taxes as if the Company had been taxed as a C corporation at an assumed statutory rate of approximately 40%. For additional pro forma statement of operations data for 1995, 1996, 1997 and the six months ended June 30, 1997 and the historical six months ended June 30, 1998, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) In addition to the adjustments described in footnote 4 above, combined pro forma data presented gives effect to the Acquisitions as if both Acquisitions occurred at the beginning of the respective periods. Additionally, pro forma data reflect adjustments for the Acquisitions including reclassifications to prior period financial statements in order to conform to the current period presentation of the Company. The unaudited pro forma financial information does not reflect certain cost savings that management believes would have been realized had the Acquisitions been consummated at the beginning of the periods presented. Management believes that such savings would have been realized primarily through the discontinuance of certain stock repurchase programs and other special incentives paid to employees of SAC and DSA in 1997 and 1998 in addition to scheduled salary and bonus compensation. In addition, management believes that the Acquisitions would have enabled the Company to achieve additional savings as a result of certain economies of scale with respect to facility costs and various selling, general and administrative functions. There can be no assurance that the Company would have actually realized any such cost savings had the Acquisitions been consummated at the beginning of the periods presented or that the Company will realize any such cost savings in the future.


(6) In January 1998, the Company sold 2,100,000 shares of Common Stock in the IPO for proceeds net of underwriting fees of approximately $23.4 million and repaid all of the Company's then existing indebtedness of $7.4 million. In January 1997, the Company repurchased 1,995,125 shares of Common Stock from certain of its existing shareholders for approximately $5.9 million using borrowings under its then existing bank facility.


(7) In April 1996, the Company purchased a Hawker 800 aircraft for $5.8 million and financed the purchase through a bank. In January 1997, the Company sold the Hawker aircraft to a company which is owned by Steven S. Myers, the Company's principal shareholder. See Note (4) of the Notes to Financial Statements.

            UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information is based upon the historical combined financial statements of SM&A, SAC and DSA and has been prepared to illustrate the effects of this offering and the Acquisitions.

     The unaudited pro forma condensed combined balance sheet as of June 30, 1998 gives effect to (i) the acquisition of DSA under the purchase method of accounting and (ii) this offering and the receipt of the estimated net proceeds therefrom as if such transactions had been completed on June 30, 1998 and combines the balance sheet of the Company and DSA as of June 30, 1998.

     The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 1997 and the six months ended June 30, 1997 were prepared based upon the pro forma results of operations of the Company and the historical results of operations of SAC and DSA for such periods as if the Acquisitions had been completed on January 1, 1997. The pro forma results of operations of the Company also give effect to the following: (i) additional compensation for three principal executive officers under the Executive Compensation Program and (ii) provisions for federal and state income taxes as if the Company had been taxed as a C corporation at an assumed statutory rate of approximately 40%. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 1998 was prepared based upon the historical results of operations of the Company (which includes the historical results of SAC from May 18, 1998, the date of acquisition, to June 30, 1998) and the historical results of operations of SAC for the period January 1, 1998 to May 18, 1998 and DSA for the six months ended June 30, 1998 as if the Acquisitions had been completed on January 1, 1998.

     Pro forma share and per share amounts reflect a conversion of all outstanding shares of Series A and Series B common stock of the Company into an aggregate of 12,900,000 shares of common stock.

     The unaudited pro forma condensed combined financial data are a presentation of historical results with accounting adjustments (consisting of normal recurring entries), which in the opinion of management, are necessary for a fair presentation of such information. This financial information has been provided for comparative purposes only and does not purport to be indicative of results which would actually have been obtained had the transactions described above been effected on the date indicated or of results which may be obtained in the future. The unaudited pro forma financial information does not reflect certain cost savings that management believes would have been realized had the Acquisitions been consummated at the beginning of the periods presented. Management believes that such savings would have been realized primarily through the discontinuance of certain stock repurchase programs and other special incentives paid to employees of SAC and DSA in 1997 and 1998 in addition to scheduled salary and bonus compensation. In addition, management believes that the Acquisitions would have enabled the Company to achieve additional savings as a result of certain economies of scale with respect to facility costs and various selling, general and administrative functions. There can be no assurance that the Company would have actually realized any such cost savings had the Acquisitions been consummated at the beginning of the periods presented or that the Company will realize any such cost savings in the future.

     The following unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and notes thereto of SM&A, SAC and DSA and other historical consolidated financial information included elsewhere in this Prospectus.

                       SM&A CORPORATION AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

                                                                HISTORICAL                 PRO FORMA
                                                             -----------------   ------------------------------
                                                              SM&A       DSA     ADJUSTMENTS   NOTES   COMBINED
                                                             -------   -------   -----------   -----   --------
                                                                               (IN THOUSANDS)
ASSETS

Current assets:
  Cash and cash equivalents................................  $16,217   $ 3,322    $(14,075)    (a)     $ 63,990
                                                                                    60,975     (b)
                                                                                    (2,449)    (c)
  Accounts receivable, net allowance for doubtful
     accounts..............................................    9,636     7,462          --               17,098
  Costs and estimated earnings in excess of billings on
     contracts in progress.................................    2,011     1,494          --                3,505
  Inventory................................................      198        --          --                  198
  Advances to employees....................................       --        --          --                   --
  Prepaid expenses and other current assets................      756       319          --                1,075
                                                             -------   -------    --------             --------
          Total current assets.............................   28,818    12,597      44,451               85,866
Property and equipment, net................................    1,346     1,231          --                2,577
Other assets...............................................      822     1,989          --                2,811
Notes receivable, officers.................................    1,124        --          --                1,124
Costs in excess of net assets of business acquired, net....   13,859        --      21,459     (a)       35,318
                                                             -------   -------    --------             --------
          Total assets.....................................  $45,969   $15,817    $ 65,910             $127,696
                                                             =======   =======    ========             ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................  $ 1,065   $   710    $     --             $  1,775
  Current portion of long-term debt........................       11        --          --                   11
  Accrued salaries, wages, and payroll taxes...............    4,332     3,315          --                7,647
  Accrued bonus............................................      815        --          --                  815
  Income taxes payable.....................................      841        --          --                  841
  Other liabilities........................................       31       391         250     (d)          672
                                                             -------   -------    --------             --------
          Total current liabilities........................    7,095     4,416         250               11,761
Deferred rents.............................................       52       242          --                  294
Deferred tax liability.....................................      161     3,896          --                4,057
Other deferreds............................................      492        --          --                  492
Long-term debt, excluding current portion..................      534        22          --                  556
                                                             -------   -------    --------             --------
          Total liabilities................................    8,334     8,576         250               17,160
Shareholders' equity:
  Common stock, no par value...............................      158         1           7     (a)          190
                                                                                        (1)    (e)
                                                                                        25     (b)
  Additional paid-in capital...............................   39,953        --      14,368     (a)      112,822
                                                                                    60,950     (b)
                                                                                    (2,449)    (c)
  Retained earnings (accumulated deficit)..................   (2,476)    7,240      (7,240)    (e)       (2,476)
                                                             -------   -------    --------             --------
          Total shareholders' equity.......................   37,635     7,241      65,660              110,536
                                                             -------   -------    --------             --------
          Total liabilities and shareholders' equity.......  $45,969   $15,817    $ 65,910             $127,696
                                                             =======   =======    ========             ========

     See accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998

     The unaudited pro forma combined balance sheet for SM&A as of June 30, 1998 has been prepared to reflect the acquisition of the net assets of DSA under the purchase method of accounting. The purchase price has been allocated to the net assets purchased based upon the book value, which approximates the estimated fair values, on the date of the acquisition. The Company is currently in the process of valuing the assets acquired. The preliminary allocation of the purchase price to the net assets acquired follows:

                                                 (IN THOUSANDS)
Stock consideration............................     $14,375(a)
Cash...........................................      14,075(a)
Acquisition expenses...........................         250(d)
                                                    -------
          Total consideration..................      28,700
Less book value of net assets acquired.........       7,241
                                                    -------
          Estimated goodwill...................     $21,459(a)
                                                    =======

---------------
(a) To record the acquisition of DSA for an aggregate purchase price of approximately $28.5 million, subject to adjustment. The purchase price will be in the form of (a) cash of approximately $14.1 million and (b) 714,839 shares of SM&A common stock, valued as of July 21, 1998 based on an average market price (20-day trailing price of $20.11). The purchase will result in $21.5 million in goodwill based on total consideration costs and book value of DSA assets and liabilities at June 30, 1998. The preliminary allocation of the purchase price to net assets acquired could change.

(b) To effect the sale by the Company of 2,500,000 shares of Common Stock offered hereby and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds."

(c) To reflect cash paid by DSA to cancel certain DSA options outstanding, prior to the Company's acquisition of DSA.

(d) To reflect $250,000 of estimated liability incurred by SM&A associated with professional services (legal and accounting) rendered in connection with the acquisition of DSA.

(e) To eliminate all DSA shareholders' equity balances as of June 30, 1998.

                       SM&A CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

                                                SM&A                                                 SAC/DSA
                                              PRO FORMA              SM&A                           PRO FORMA
                                    SM&A     ADJUSTMENTS   NOTES   PRO FORMA     SAC       DSA     ADJUSTMENTS   NOTES   COMBINED
                                   -------   -----------   -----   ---------   -------   -------   -----------   -----   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.....................  $36,962     $    --              $36,962    $26,816   $37,742     $    --             $101,520
Cost of revenues.................   20,529          --               20,529     18,556    31,457      (4,934)     (a)      65,608
                                   -------     -------              -------    -------   -------     -------             --------
    Gross profit.................   16,433                           16,433      8,260     6,285       4,934               35,912
Selling, general and
  administrative expenses........    6,927       1,007      (b)       7,934      7,786     4,173       1,134      (c)      25,961
                                                                                                       4,934      (a)
                                   -------     -------              -------    -------   -------     -------             --------
    Operating income.............    9,506      (1,007)               8,499        474     2,112      (1,134)               9,951
Other (income) expense:
  Interest expense...............      505          --                  505        210        10          --                  725
  Other (income) expense, net....       37          --                   37        266      (124)         --                  179
                                   -------     -------              -------    -------   -------     -------             --------
    Earnings (loss) before income
      taxes......................    8,964      (1,007)               7,957         (2)    2,226      (1,134)               9,047
Income tax expense...............      147       3,036      (d)       3,183        259       915          --                4,357
                                   -------     -------              -------    -------   -------     -------             --------
    Net earnings (loss)..........  $ 8,817     $(4,043)             $ 4,774    $  (261)  $ 1,311     $(1,134)            $  4,690
                                   =======     =======              =======    =======   =======     =======             ========
Earnings per common share:
  Basic..........................                                   $  0.37                                              $   0.30
                                                                    =======                                              ========
  Diluted........................                                   $  0.37                                              $   0.30
                                                                    =======                                              ========
Weighted average common shares
  used in computing share
  amounts:
  Basic..........................                                    12,948                                                15,743
                                                                    -------                                              --------
  Diluted........................                                    12,948                                                15,861
                                                                    -------                                              --------

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of
                                  Operations.

                       SM&A CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                                SM&A                                                 SAC/DSA
                                              PRO FORMA              SM&A                           PRO FORMA
                                    SM&A     ADJUSTMENTS   NOTES   PRO FORMA     SAC       DSA     ADJUSTMENTS   NOTES   COMBINED
                                   -------   -----------   -----   ---------   -------   -------   -----------   -----   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.....................  $15,773     $    --              $15,773    $12,346   $19,440     $    --             $47,559
Cost of revenues.................    8,657          --                8,657      8,213    16,102      (2,343)     (a)     30,629
                                   -------     -------              -------    -------   -------     -------             -------
    Gross profit.................    7,116                            7,116      4,133     3,338       2,343              16,930
Selling, general and
  administrative
  expenses.......................    2,763         562      (b)       3,325      3,483     1,829         567      (c)     11,547
                                                                                                       2,343      (a)
                                   -------     -------              -------    -------   -------     -------             -------
    Operating income.............    4,353        (562)               3,791        650     1,509        (567)              5,383
Other (income) expense:
  Interest expense...............      248          --                  248         77         4          --                 329
  Other (income) expense, net....     (198)         --                 (198)       303       (80)         --                  25
                                   -------     -------              -------    -------   -------     -------             -------
    Earnings (loss) before income
      taxes......................    4,303        (562)               3,741        270     1,585        (567)              5,029
Income tax expense...............       28       1,468      (d)       1,496        353       651          --               2,500
                                   -------     -------              -------    -------   -------     -------             -------
    Net earnings (loss)..........  $ 4,275     $(2,030)             $ 2,245    $   (83)  $   934     $  (567)            $ 2,529
                                   =======     =======              =======    =======   =======     =======             =======
Earnings per common share:
    Basic........................                                   $  0.17                                              $  0.16
                                                                    =======                                              =======
    Diluted......................                                   $  0.17                                              $  0.16
                                                                    =======                                              =======
Weighted average common shares
  used in computing share
  amounts:
    Basic........................                                    12,948                                               15,743
                                                                    -------                                              -------
    Diluted......................                                    12,948                                               15,861
                                                                    -------                                              -------

 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of
                                  Operations.

                       SM&A CORPORATION AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998


                                                           SAC                      SAC/DSA
                                                     JANUARY 1, 1998-              PRO FORMA
                                            SM&A       MAY 18, 1998       DSA     ADJUSTMENTS   NOTES   COMBINED
                                           -------   ----------------   -------   -----------   -----   --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.............................  $24,121       $11,877        $17,378     $    --             $53,376
Cost of revenues.........................   13,499         8,655         14,655      (2,738)     (a)     34,071
                                           -------       -------        -------     -------             -------
     Gross profit........................   10,622         3,222          2,723       2,738              19,305
Selling, general and administrative
  expenses...............................    4,637         3,338          2,377         567      (c)     13,657
                                                                                      2,738      (a)
                                           -------       -------        -------     -------             -------
     Operating income....................    5,985          (116)           346        (567)              5,648
Other (income) expense:
  Interest expense.......................       66            89             23          --                 178
  Other (income) expense, net............   (1,220)           90            (44)        352      (e)       (822)
                                           -------       -------        -------     -------             -------
     Earnings (loss) before income
       taxes.............................    7,139          (295)           367        (919)              6,292
Income tax expense (benefit).............    2,936          (115)           116        (141)     (e)      2,796
                                           -------       -------        -------     -------             -------
     Net earnings (loss).................  $ 4,203       $  (180)       $   251     $  (778)            $ 3,496
                                           =======       =======        =======     =======             =======
Earnings per common share:
  Basic..................................  $  0.28                                                      $  0.22
                                           =======                                                      =======
  Diluted................................  $  0.28                                                      $  0.21
                                           =======                                                      =======
Weighted average common shares used in
  computing share amounts:
  Basic..................................   14,825                                                       16,210
                                           =======                                                      =======
  Diluted................................   15,042                                                       16,524
                                           =======                                                      =======


 See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of
                                  Operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

     Pursuant to Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share have been included. Basic earnings per share is computed by dividing net income available to common stockholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares repurchased during the period are weighted for the portion of the period that they are outstanding. For the combined pro forma basic earnings per share figures, it is assumed that 12,900,000 shares of SM&A common stock were outstanding since January 1, 1997 along with 819,743 shares issued in the SAC acquisition and 714,839 shares issued in the DSA acquisition. The December 31, 1997 and June 30, 1997 combined pro forma basic earnings per share figures also give effect to 1,261,000 shares issued in the Company's IPO to provide the cash paid in the DSA acquisition. The June 30, 1998 combined pro forma basic earnings per share figures also include 2,100,000 shares issued in the Company's IPO, weighted from January 28, 1998 to June 30, 1998. Diluted earnings per share is consistent with that of basic earnings per share while giving effect to all dilutive potential common shares that were outstanding during the period. The dilutive effect of outstanding options issued by the Company has been reflected in diluted earnings per share by application of the treasury stock method. The Company's December 31, 1997 and June 30, 1997 combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of 175,925 SM&A options granted to SAC employees as if they had been outstanding since January 1, 1997. The Company's June 30, 1998 combined pro forma diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of 175,925 SM&A options granted to SAC employees as if they had been outstanding since January 1, 1998 and weighing in the effect of 803,000 SM&A options granted to SM&A directors and employees and outstanding as of June 30, 1998.

     The unaudited pro forma combined statement of operations gives effect to the following adjustments:

(a) To reclassify certain overhead expenses of DSA, which have historically been included in cost of sales, to selling, general, and administrative expenses in order to conform to SM&A's historic presentation of such expenses.

                                                                   SIX MONTHS       SIX MONTHS
                                                YEAR ENDED            ENDED            ENDED
                                             DECEMBER 31, 1997    JUNE 30, 1997    JUNE 30, 1998
                                             -----------------    -------------    -------------
Reclassification of overhead expenses......     $4,934,000         $2,343,000       $2,738,000
                                                ==========         ==========       ==========

(b) To record additional compensation for two principal executive officers of SM&A which, combined with 1997 wages in the aggregate, total the maximum salaries and bonuses payable of $2,700,000 under the 1998 Executive Compensation Program.

                                                                   SIX MONTHS
                                                YEAR ENDED            ENDED
                                             DECEMBER 31, 1997    JUNE 30, 1997
                                             -----------------    -------------
Pro forma additional compensation..........     $1,007,000         $  562,000
                                                ==========         ==========

(c) To record goodwill amortization expense for the acquisitions of SAC and DSA based on goodwill of $12,575,000 and $21,459,000, respectively, assuming a 30 year estimated useful life.

                                                                   SIX MONTHS       SIX MONTHS
                                                YEAR ENDED            ENDED            ENDED
                                             DECEMBER 31, 1997    JUNE 30, 1997    JUNE 30, 1998
                                             -----------------    -------------    -------------
Pro forma amortization expense.............     $1,134,000         $  567,000       $  567,000
                                                ==========         ==========       ==========

(d) To adjust the provision for income taxes to reflect federal and state income taxes for the Company as if it had been taxed as a C corporation rather than an S corporation. The adjustment reflects a 40% combined federal and state income tax rate on the pro forma SM&A earnings before income taxes.

                                                                   SIX MONTHS
                                                YEAR ENDED            ENDED
                                             DECEMBER 31, 1997    JUNE 30, 1997
                                             -----------------    -------------
Pro forma income tax expenses..............     $3,036,000         $1,468,000
                                                ==========         ==========

(e) To record a reduction in interest income for the $14.1 million in cash to be paid in connection with the acquisition of DSA.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company derives most of its revenues from professional service activities. The majority of these activities are provided under "time and expenses" billing arrangements, and revenues are recorded as work is performed. Net revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. The Company has several labor classifications at various billing rates, depending on the level of expertise needed by the client, and charges its clients at rates consistent with these labor classifications. The majority of the billable labor is performed at client locations. For proposal management engagements, net revenues are also derived from success fees offered to clients as a pricing option. The Company offers to discount labor rates from 5% to 15% on proposal management engagements in return for a success fee which is billed at a multiple of two to three times the discounted amount. This success fee is billable by the Company when a contract is won by the client. As a result of the Acquisitions, a greater percentage of the Company's revenues will be derived from high-end contract support services. Net revenues from contract support services engagements may include award fees, which are determined at the completion of the specific contract. Award fees are negotiated by the Company in the original contract support services bid and are generally from 10% to 12% of the contract value. Revenues from success fees or award fees are recognized by the Company only upon the attainment of the specified incentive criteria or award fee determination. Because of the Acquisitions, the percentage of the Company's revenues derived from contracts directly with the U.S. Government have increased. Contracts in which the Company works directly for the U.S. Government generally must comply with Federal Acquisition Regulations, which impose certain limits on profitability and audit requirements. As the Company integrates the Acquisitions, it intends to migrate toward more commercially-oriented contracts.

     Cost of revenues consists primarily of direct labor, incentives, travel and lodging expenses and other direct costs related to consulting services rendered by the Company. The Company's direct labor employees are generally paid based upon total hours billed to the clients. Direct labor employees work predominately at the client's facilities, and actual travel and lodging expenses incurred are paid by the client. The number of direct labor employees assigned to specific projects will vary according to the size, complexity, duration and demands of the project. Project terminations, completions and scheduling delays may result in periods when direct labor employees are not fully utilized. However, lower utilization generally results in minimal downward pressure on margins because: (i) proposal management employees are paid only a nominal bi-weekly salary and are compensated primarily on an hourly basis and (ii) contract support services personnel can be placed on other general operations support functions, many of which are fully reimbursable by the U.S. Government as part of the overhead rates approved annually. Cost of revenues also includes incentive compensation paid to vice presidents of SM&A. Historically, these incentives have been based on 1.4% of revenues and paid to the respective vice presidents after amounts billed to clients were collected.

     Selling, general and administrative ("SG&A") expenses consist primarily of executive compensation, administrative labor and incentives, marketing expenses, bid and proposal ("B&P") and independent research and development ("IR&D") costs, facility expenses and other general overhead expenses. The B&P costs are those costs associated with the preparation and submission of proposals for new projects. The IR&D expenses include costs for the development of new products or ideas. As an S corporation the Company distributed the majority of its net income to shareholders each year as bonus compensation. This bonus compensation was in addition to regular salaries and incentives. From 1991 through 1996, these amounts were distributed as wages, and were included in SG&A expenses. In 1997, the Company instituted quarterly dividend payments to all shareholders of record, replacing this bonus compensation. In 1997, the Company distributed the majority of its net income to shareholders as dividends. This change was made partially due to the investment by non-employee shareholders to ensure that dividends would be equitably distributed to both employee and non-employee shareholders.

     Historically, executive compensation expenses consisted of salaries, incentive bonuses and discretionary bonuses paid to the three senior executive shareholders. Paula K. Myers, one of the senior executive shareholders, resigned in October 1997. The Company's historical levels of executive compensation were related primarily to the Company's status as an S Corporation and period to period increases in executive compensation expense were related primarily to the Company's period to period earnings growth. Total compensation paid to the three senior executive shareholders was $4.6 million, $5.2 million and $1.7 million in 1995, 1996 and 1997, respectively. In November 1997, the Company adopted an Executive Compensation Program, which provides maximum annual compensation in an aggregate amount of approximately $2.7 million for the two remaining senior executive shareholders, comprised of base salary and bonus amounts to be awarded based on the attainment of certain financial performance criteria.

     As the Company elected to be taxed as an S corporation until its IPO, substantially all taxes and benefits from income, losses and tax credits have flowed through the Company to its shareholders for federal income and state franchise tax reporting purposes. The Company was also taxed as an S corporation in California at the appropriate statutory tax rate.

RESULTS OF OPERATIONS


     The following table sets forth supplemental pro forma operating results for all periods indicated except the six months ended June 30, 1998, which are historical results of operations. Pro forma amounts reflect adjustments for (i) the elimination of salaries and bonuses paid to the three principal executive officers (which have historically been included in SG&A expenses) in excess of or less than $2.7 million ($675,000 per quarter) in the aggregate (which amount is equal to the maximum salaries and bonuses payable for 1998 under the Executive Compensation Program), and (ii) provisions for federal and state income taxes as if the Company had been taxed as a C corporation at an assumed effective income tax rate of approximately 40%. The pro forma adjustment in clause (i) above is made to provide a more meaningful comparison of the Company's SG&A expenses by recasting historical financials to be consistent with current levels of executive compensation.


                                                                                SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,          JUNE 30,
                                                 ---------------------------    -----------------
                                                  1995      1996      1997       1997      1998
                                                 -------   -------   -------    -------   -------
                                                                  (IN THOUSANDS)
Net revenues...................................  $20,777   $25,699   $36,962    $15,773   $24,121
Cost of revenues...............................   12,313    14,512    20,529      8,657    13,499
                                                 -------   -------   -------    -------   -------
Gross profit...................................    8,464    11,187    16,433      7,116    10,622
Selling, general and administrative expenses...    5,851     8,274     7,934      3,325     4,637
Operating income...............................    2,613     2,913     8,499      3,791     5,985
Other income (expense).........................        7       136      (542)       (50)    1,154
                                                 -------   -------   -------    -------   -------
Earnings before income taxes...................    2,620     3,049     7,957      3,741     7,139
Income tax expense.............................    1,048     1,219     3,183      1,496     2,936
                                                 -------   -------   -------    -------   -------
Net earnings...................................  $ 1,572   $ 1,830   $ 4,774    $ 2,245   $ 4,203
                                                 =======   =======   =======    =======   =======

     The following table sets forth certain supplemental pro forma operating results as a percentage of net revenues for 1995, 1996 and 1997 and the six months ended June 30, 1997 and certain historical operating results as a percentage of net revenues for the six months ended June 30, 1998.

                                                                                  SIX MONTHS
                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31,         JUNE 30,
                                                   -----------------------      --------------
                                                   1995     1996     1997       1997     1998
                                                   -----    -----    -----      -----    -----
Net revenues...................................    100.0%   100.0%   100.0%     100.0%   100.0%
Cost of revenues...............................     59.3     56.5     55.5       54.9     56.0
                                                   -----    -----    -----      -----    -----
Gross profit...................................     40.7     43.5     44.5       45.1     44.0
Selling, general and administrative expenses...     28.1     32.2     21.5       21.1     19.2
                                                   -----    -----    -----      -----    -----
Operating income...............................     12.6     11.3     23.0       24.0     24.8
Other income (expense).........................      0.0      0.5     (1.5)      (0.3)     4.8
                                                   -----    -----    -----      -----    -----
Earnings before income taxes...................     12.6     11.8     21.5       23.7     29.6
Income tax expense.............................      5.0      4.7      8.6        9.5     12.2
                                                   -----    -----    -----      -----    -----
Net earnings...................................      7.6%     7.1%    12.9%      14.2%    17.4%
                                                   =====    =====    =====      =====    =====

     SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     Net revenues. Net revenues for the six months ended June 30, 1998 were $24.1 million compared to $15.8 million for the six months ended June 30, 1997, an increase of $8.3 million or 52.5%. Net revenues from proposal management services were $17.1 million compared to $12.8 million for the comparable six months of the prior year, an increase of $4.3 million or 33.6%. This increase was the result of continued strong demand for the Company's proposal management services from the Company's existing customers together with an increased customer base. Net revenues from contract support services for the six months ended June 30, 1998 were $7.0 million compared to $3.0 million for the same period in 1997, an increase of $4.0 million or 133.3%. The increase in contract support services revenue was due primarily to the acquisition of SAC in May 1998, which increased the Company's scope of services and customer base, as well as increased marketing efforts during 1998 to include contract support agreements with proposal management contracts.

     Gross profit. Gross profit increased to $10.6 million for the six months ended June 30, 1998, up from $7.1 million recorded for the same period in 1997, an increase of $3.5 million or 49.3%. As a percentage of net revenues, gross profit was 44.0% for the six months ended June 30, 1998, compared to 45.1% for the six months ended June 30, 1997. This decrease as a percentage of net revenues was primarily attributable to success fees earned in the first six months of 1997 of $277,000, which earn a 100% margin. There were no success fees earned in the first six months of 1998.

     SG&A expenses. SG&A expenses for the six months ended June 30, 1998 were $4.6 million compared to $3.3 million for the six months ended June 30, 1997, an increase of $1.3 million, or 39.3%. SAC's SG&A expenses accounted for approximately $0.9 million of this increase. As a percent of revenues, SG&A expenses decreased to 19.2% for the six months ended June 30, 1998 compared to 21.1% for the same period in 1997.


     Other income (expense). Other income for the six months ended June 30, 1998 was $1.2 million compared to an expense of $50,000 for the six months ended June 30, 1997. This increase in income was primarily attributable to a gain recognized on the sale of the Commander aircraft at market value, and interest income of $400,000 earned during the first six months of 1998 on proceeds from the Company's initial public offering in January of 1998.


     Net earnings. Net earnings were $4.2 million for the six months ended June 30, 1998 compared to $2.2 million for the three months ended June 30, 1997, an increase of $2.0 million or 90.9%.

     YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net revenues. Net revenues were $37.0 million for 1997 compared to $25.7 million for 1996, an increase of $11.3 million or 44.0%. Net revenues from proposal management services were $22.1 million for 1997 compared to $14.7 million for the prior year, an increase of $7.4 million or 50.3%. This increase was attributable to an increase in the Company's customer base and the number of proposals managed as a result of increased marketing efforts by the Company. Net revenues from proposal development centers were $7.1 million for 1997 compared to $7.5 million for the prior year, a decrease of $400,000 or 5.3%. This decrease was attributable to a transfer of certain proposal development centers activities to the proposal management segment by two major clients, and reduced proposal development centers expenditures by another major client to focus on contract support for contracts already won. Net revenues from contract support services were $7.8 million for 1997 compared to $3.5 million for the prior year, an increase of $4.3 million or 122.9%. This increase was due primarily to the expanding number of clients utilizing the Company's contract support services in 1997.

     Gross profit. Gross profit was $16.4 million for 1997 compared to $11.2 million for 1996, an increase of $5.2 million or 46.4%. As a percentage of net revenues, gross profit increased to 44.5% for 1997 from 43.5% for the prior year. The increase in gross profit as a percentage of net revenues was primarily attributable to more favorable labor margins realized on average from the new employees hired by the Company throughout 1997, and reduced travel costs as a percentage of net revenues.

     SG&A expenses. SG&A expenses were $7.9 million for 1997 compared to $8.3 million for 1996, a decrease of $400,000 or 4.8%. This decrease was primarily attributable to reduced aircraft expenses in 1997 compared to 1996. The Company purchased a Hawker aircraft in 1996 for use by the Company and to be chartered to non-affiliated entities. Due to the investment by non-employee shareholders in 1996 and the limited use by the Company, the aircraft was sold to an affiliate of the Company's principal shareholder at market value. This sale resulted in a gain of $137,000. As a percentage of net revenues, SG&A expenses decreased to 21.5% for 1997, from 32.2% for the prior year.

     Operating income. Operating income was $8.5 million for 1997 compared to $2.9 million for 1996, an increase of $5.6 million or 193.1%. As a percentage of net revenues, operating income increased to 23.0% for 1997 from 11.3% the prior year. The increase in operating income as a percentage of net revenues was due primarily to increased revenues and the stabilization of fixed operating costs in 1997.

     Other income (expense). Other expense was $542,000 for 1997 compared to income of $136,000 for 1996. This difference was primarily due to revenues recognized in 1996 from aircraft charter services from the Company's Hawker aircraft. As the Hawker aircraft was sold in January 1997, there were no such revenues recognized in 1997.

     Net earnings. Net earnings were $4.8 million for 1997 compared to $1.8 million for 1996, an increase of $3.0 million or 166.7%.

     YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net revenues. Net revenues were $25.7 million for 1996 compared to $20.8 million for 1995, an increase of $4.9 million or 23.6%. Net revenues from proposal management services for 1996 were $14.7 million compared to $13.6 million for the prior year, an increase of $1.1 million or 8.1%. This increase was attributable to the addition of several major proposals in 1996. Net revenues from proposal development centers were $7.5 million for 1996 compared to $4.2 million for the prior year, an increase of $3.3 million or 78.6%. This increase was attributable to an increase in marketing efforts by the Company to develop additional proposal development centers at customer sites. Net revenues from contract support services for 1996 were $3.5 million compared to $3.0 million for the prior year, an increase of $500,000 or 16.7%.

     Gross profit. Gross profit was $11.2 million for 1996 compared to $8.5 million for 1995, an increase of $2.7 million or 31.8%. As a percentage of net revenues, gross profit increased to 43.5% for 1996 from 40.7% for the prior year. The increase as a percentage of net revenues was primarily attributable to additional success fees earned in 1996 of $873,000, compared to success fees earned for the prior year of $348,000. Success fees carry a 100% margin.

     SG&A expenses. SG&A expenses were $8.3 million for 1996 compared to $5.9 million for 1995, an increase of $2.4 million, or 40.7%. The increase was primarily attributable to an increase in senior management staff to position the Company for continued growth, expenses associated with the Hawker aircraft, an increase in advertising expenses and increased expenses related to additional employer sponsored benefit plans implemented in 1996. The Company purchased the Hawker aircraft in 1996 for use by the Company and to be chartered to non-affiliated entities. Due to the investment by non-employee shareholders in 1996 and the limited use by the Company, the aircraft was sold to an affiliate of the Company's principal shareholder at market value. This sale resulted in a gain of $137,000. As a percentage of net revenues, SG&A expenses increased to 32.2% for 1996, from 28.2% for the prior year.

     Other income (expense). Other income was $136,000 for 1996 compared to income of $7,000 for 1995. This increase in income was primarily due to revenues recognized in 1996 from aircraft charter services from a Hawker aircraft purchased by the Company in April 1996, and subsequently sold in January 1997.

     Net earnings. Net earnings were $1.8 million for 1996 compared to $1.6 million for 1995, an increase of $200,000 or 12.5%.

QUARTERLY RESULTS

     The following table sets forth supplemental pro forma and historical unaudited selected quarterly financial information. This information has been derived from unaudited financial statements which, in the opinion of management, include all adjustments (consisting of normal recurring entries) necessary for a fair presentation of such information. Results of operations for any one or more quarters are not necessarily indicative of results for an entire year or the results to be expected for any future period.

                                                                PRO FORMA                                         HISTORICAL
                               ----------------------------------------------------------------------------   -------------------
                               JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                 1996       1996        1996       1997       1997       1997        1997       1998       1998
                               --------   ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                         (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues.................   $7,824     $4,092      $6,237     $7,229     $8,544     $10,866    $10,323    $10,659    $13,462
Cost of revenues.............    4,544      2,433       3,113      3,865      4,792       6,181      5,691      5,988      7,511
                                ------     ------      ------     ------     ------     -------    -------    -------    -------
Gross profit.................    3,280      1,659       3,124      3,364      3,752       4,685      4,632      4,671      5,951
Selling, general and
  administrative expenses....    2,207      1,720       2,850      1,507      1,818       2,476      2,133      1,746      2,891
                                ------     ------      ------     ------     ------     -------    -------    -------    -------
Operating income (loss)......    1,073        (61)        274      1,857      1,934       2,209      2,499      2,925      3,060
Other income (expense):
  Interest expense...........      109        149         145        124        124         130        127         70         (4)
  Miscellaneous income
    (expense)................      149        188         195        174         24          31       (266)       139      1,081
                                ------     ------      ------     ------     ------     -------    -------    -------    -------
Earnings (loss) before income
  taxes......................    1,113        (22)        324      1,907      1,834       2,110      2,106      2,994      4,145
Income tax expense
  (benefit)..................      445         (9)        129        762        734         844        843      1,245      1,691
                                ------     ------      ------     ------     ------     -------    -------    -------    -------
Net earnings (loss)..........   $  668     $  (13)     $  195     $1,145     $1,100     $ 1,266    $ 1,263    $ 1,749    $ 2,454
                                ======     ======      ======     ======     ======     =======    =======    =======    =======

     The Company, prior to 1997, experienced some seasonality, with third quarter earnings dropping slightly as clients reduced their bid and proposal activity in anticipation of the release of the federal budget in October. The impact of seasonality during the third quarter of 1997 was mitigated by the Company's increase of non-seasonal contract support services revenue and the increase in the number of proposal development centers ("PDCs") operated at clients' sites. A PDC operates pursuant to an annual contract that generates revenues throughout the course of the year as opposed to project specific engagements for other proposal management or contract support services.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary source of liquidity has been cash flow from operations and the timely collection of its accounts receivable. For the six months ended June 30, 1998, the Company generated cash flows from operating activities of $2.2 million, compared with $957,000 for the same period of the prior year. This increase was mainly due to increased net revenues and improved operating margins in the current period.

     Net cash provided by investing activities was $766,000 for the six months ended June 30, 1998, compared to a use of $864,000 for the same period of the prior year. The Company's primary source of funds from investing activities during six months ended June 30, 1998 was the January repayment to the Company of the Steven and Paula Myers promissory note dated December 1996 for $679,000, representing full payment of the original $632,000 note plus all accrued interest.

     Net cash provided by financing activities was $13.1 million in the six months ended June 30, 1998, compared to a use of $1.8 million for the same period of the prior year. Financing activities provided funds of $22.5 million to the Company as a result of the IPO in the six months ended June 30, 1998. The primary uses of cash for the six months ended June 30, 1998 were for the repayment of $7.1 million of outstanding bank debt of the Company existing at the time of the IPO, payment of $1.0 million for expenses directly related to the IPO and repayment of $1.6 million of SAC bank indebtedness existing at the time of the acquisition of SAC.


     The Company believes that the funds generated by operations will continue to provide adequate cash to fund its anticipated operating cash needs and together with the proceeds of this offering will provide adequate cash for other general corporate purposes, which may include future acquisitions of complementary businesses, for at least the next twelve months. The Company has a $4.0 million revolving line of credit facility with a bank. The interest rate on the revolving line of credit agreement is the daily prime rate. At June 30, 1998, the Company had $3.5 million available under the credit facility. The outstanding balance under the $4.0 million revolving line of credit will be repaid and that facility will be terminated upon securing the new credit facility. The Company has signed a financing proposal with a bank for a $25.0 million revolving credit facility to be secured by a first priority security interest in substantially all of the assets of the Company.


INFLATION

     The Company does not believe that inflation had a significant impact on the Company's results of operations for the periods presented. On an ongoing basis, the Company attempts to minimize any effects of inflation on its operating results by controlling operating costs and, whenever possible, seeking to insure that billing rates reflect increases in costs due to inflation.

YEAR 2000

     The Company has performed a review of its internal systems to identify and resolve the effect of Year 2000 software issued on the integrity and reliability of the Company's financial and operational systems. Based on this review, management believes that its internal systems are substantially compliant with Year 2000 issues. In addition, the Company is also communicating with its principal service providers and vendors to ensure Year 2000 issues will not have an adverse impact on the Company. Based upon its internal revenue and communications with its principal service providers and vendors to date, the Company believes at this time that the costs of achieving Year 2000 compliance will not have a material adverse impact on the Company's business, operations or financial condition. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant Year 2000 issues in a timely manner.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are required to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period covered by that financial statement. SFAS 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS 130 has not had an impact on the Company's combined financial position or results of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It amends FASB Statement No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS 131 requires, among other items, that a public business enterprise report a measure of segment profit or loss, certain specific revenue and expense items, and segment assets, information about the revenues derived from the enterprise's products or services, and major customers. SFAS 131 also requires that the enterprise report descriptive information about the way that the operating segments were determined and the products and services provided by the operating segments. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. SFAS 131 need not be applied to interim financial statements in the initial year of its application, but comparative information for interim periods in the initial year of application is to be reported in financial statements for interim periods in the second year of application. Management has not determined whether the adoption of SFAS 131 will have a material impact on the Company's segment reporting.

     In October 1997, the American Institute of Certified Public Accountants ("AICPA") released Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). Among other things, SOP 97-2 eliminates the distinction between significant and insignificant vendor obligations promulgated by SOP 91-1 and requires each element of a software arrangement to meet certain criteria in order to recognize revenue allocated to that element. Additionally, SOP 97-2 requires that total fees under an arrangement be allocated to each element in the arrangement based upon vendor specific objective evidence, as defined.

     As a result of certain issues raised in applying SOP 97-2, in March 1998, the AICPA issued a Statement of Position ("SOP") which will delay for one year the effective date of certain provisions of SOP 97-2 with respect to what constitutes vendor-specific objective evidence of fair value of the delivered software element in certain multiple-element arrangements that include service elements entered into by entities that never sell the software elements separately. The Company does not anticipate that the adoption of SOP 97-2 and the subsequent SOP will have a material effect on the Company's results of operations. However, the ultimate resolution of the implementation issues referred to above could change the Company's expectation.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters or fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments embedded in other contracts and for hedging activities. Application of SFAS 133 is not expected to have a material impact on the Company's consolidated financial position or results of operations.

                                    BUSINESS

INTRODUCTION


     SM&A is a leading nationwide provider of proposal management and high-end contract support services. The Company's proposal management services help its clients achieve a higher probability of winning government and commercial contracts while its high-end contract support services enhance its clients' ability to successfully and efficiently perform such contracts. The Company's clients include leading firms in the aerospace, defense and communications industries such as The Boeing Company, Harris Corporation, Hewlett Packard Company, Hughes Electronics Corporation, ITT Aerospace/Communications, Litton Industries, Inc., Lockheed Martin Corporation, Loral Space & Communications, Ltd., Motorola, Inc., MCI Communications Corporation and Raytheon Company.


     The Company's proposal management expertise has resulted in a proposal win rate of 89.3% of all dollars awarded on SM&A engagements since its inception in 1982. The Company's win rate greatly exceeds the results disclosed in the "Best Practices 2000" survey conducted by a major national accounting firm which indicated that a majority of the companies surveyed considered a 30% win rate as positive, as cited in Aviation Week & Space Technology (May 29, 1995). The Company has worked on or is currently engaged on 389 major proposals for $148 billion of government and commercial procurements. The Company leverages its success in winning business for its clients and its involvement in the project life cycle to extend its services beyond proposal development to contract support such as systems engineering, information technology services, and program integration.

     In 1998, SM&A acquired two high-end engineering and information technology consulting firms: Space Applications Corporation and Decision-Science Applications, Inc. SAC, founded in 1969, provides systems engineering, scientific research, program management support and military support services to military and civilian space programs worldwide, the intelligence community and the defense sector. DSA, founded in 1977, provides systems engineering, information systems development, scientific research and program management support to the U.S. Government, principally the Department of Defense. These acquisitions have significantly increased the scope and depth of the Company's high-end contract support services, adding more than 400 systems engineering, information technology and program integration experts and expanding SM&A's domestic presence with offices in strategic locations near significant market centers.

MARKET OPPORTUNITY

     The Company believes that the competitive procurement process for both government and commercial projects presents significant market opportunities for proposal management and contract support services. Companies competing for large government and commercial contracts often seek the assistance of an outside firm of experts that can manage the proposal process and maximize the company's prospects of winning the business. After a company wins a government or commercial contract, it often requires contract support services including high-level systems engineering and program integration in order to fulfill the contract. Outside firms who have assisted in the preparation of the proposal are uniquely qualified to provide such contract support services. Both of these areas represent a significant and growing market opportunity.

     The Company estimates the annual market for proposal management and high-end contract support services is approximately $10 billion. In 1998, the Department of Defense has estimated that it alone will award contracts totalling approximately $80 billion for thousands of military and civilian projects. Competitions for procurement of parts and subassemblies conducted by private industry represent another significant portion of the market.

     The Company believes that the market for proposal management and high-end contract support services will continue to grow due to a number of factors:

     - Corporate Outsourcing. There has been a trend among large corporations to increase efficiencies in the procurement and performance of government and commercial projects of all sizes. As a result, major companies are "outsourcing" more services, instead of maintaining and expanding internal groups. Through outsourcing, companies receive the trained expertise needed without incurring the overhead expenses associated with an in-house team.

     - Government Outsourcing. In response to a reduced federal budget and demands for efficiencies in government operations, many projects that were once performed in-house by the U.S. Government are now being outsourced to private industry. The increase in the number of these projects creates a corresponding opportunity to provide proposal management and contract support services in connection with such projects.


     - Increase in Commercial Projects. U.S. industry is making major investments to exploit new markets in commercial data and telecommunications systems. For example, both Teledesic(SM) and Boeing's Ellipso(TM) program are building multi-billion dollar satellite commercial communication networks. This dramatic increase in programs requiring expertise in proposal management, systems engineering and program integration has created a growing market for the Company's services.


     - Increasing Importance of Proposal Management Services. The Company believes that various factors in the aerospace, communications and defense industries are contributing to an increased need to win projects. Recent consolidation activity in these industries has resulted in fewer, larger firms as well as an increased disparity between the resources of such larger firms and the remaining "smaller" firms. The large consolidated firms are more motivated to win programs to support their operations and the smaller firms have an even greater need to access the resources necessary to compete with larger firms for programs. The U.S. Government has also conducted a number of "winner-take-all" competitions in which the government chose a single winner from two large aerospace suppliers that had traditionally jointly supplied a product. The winner may receive a multi-billion dollar contract while the loser may be required to shut down an existing production facility and re-assign or lay off several thousand workers. Consequently, proposal management services are becoming increasingly important to competitors of all sizes.

STRENGTHS AND DIFFERENTIATION

     The Company believes that the following business strengths and differentiating characteristics position it to capitalize on the significant market opportunities presented by the changing environment of competitive procurements and contract support services for both government and commercial programs.

  Proposal Management Expertise

     The Company's proposal management expertise has resulted in a proposal win rate of 89.3% of all dollars awarded on SM&A engagements since its inception in 1982. The Company's win rate greatly exceeds the results revealed by a recent survey which indicated that a majority of the companies surveyed considered a 30% win rate as positive. Another recent survey ranked Lockheed Martin Corporation as the aerospace and defense industries' most competitive company in 1996 with a 63% win rate. As a partner in this success, SM&A managed three of the largest programs highlighted in Lockheed Martin Corporation's 1996 annual report: VentureStar X-33 (the new space shuttle), Space Based Infra-red Sensor System (SBIRS) and Joint Strike Fighter (JSF). In addition, the Company managed Boeing's winning proposal for the National Missile Defense Program which contract was awarded in May 1998. SM&A has recently begun employing its proposal management expertise to obtain contract support engagements for its subsidiaries. For example, SM&A recently assisted SAC in winning a National Security Agency program. The Company's win rate is the result of the creation of a successful, proprietary proposal management process and the implementation of that process by SM&A's team of trained proposal management specialists. SM&A's track record provides it with an advantage over its competitors in the increasingly competitive contract procurement market where winning is critical to the client's survival and growth.

  Broad Array of Services

     SM&A provides a full range of services to companies seeking to win and execute large mission-critical government and commercial contracts. SM&A is capable of providing both proposal management and contract support services to its clients. With approximately 175 highly qualified proposal management professionals, SM&A is the largest proposal management firm in the U.S. In 1998, the Company significantly increased the scope and depth of its expertise in contract support services and now has more than 450 highly qualified information technology, engineering and scientific professionals with extensive industry experience working on a variety of programs. The Company addresses the needs of its clients in various aspects of proposal management, systems engineering, software engineering and development, and program integration. The Company's size provides it with the capability to increase staffing or augment particular expertise on a project to respond to a client's needs and immediately adjust the staffing when such needs change. In addition, the Company's early involvement as a program manager provides opportunities to leverage a successful proposal management assignment and obtain related support services contracts.

  Skills of SM&A's Personnel

     The Company's employees are highly qualified and experienced professionals. The typical SM&A employee has more than 20 years of applicable experience and a majority possess advanced degrees in science or engineering fields. SM&A's professionals also participate in continual education and training to be fully conversant with the latest trends in the contract procurement process, including electronic proposal preparation and submittal. Given the practical expertise of the Company's professionals, the SM&A team is not only highly skilled in the proposal management process, but well versed in the cultural nuances of the procurement being pursued, whether government or commercial.


     SM&A has the ability to staff a winning proposal team with leadership personnel who are able to provide the contract support services needed to transition a winning proposal into a successful program. The skills and breadth of the Company's professionals mean that SM&A has enough highly skilled people to both manage proposals and provide effective contract support services. This is a competitive advantage for SM&A as it provides clients with high confidence that once the program is won, the critical SM&A skills will remain available to the client's program management team. These skills include top level systems engineering (understanding the customer's requirements and converting them into affordable products) and comprehensive program planning (organizing the work of perhaps thousands of persons over many years to deliver products on time and within budget).


  Established Client Relationships

     SM&A has forged a superior reputation among its clients in the proposal management business. A majority of SM&A's revenue each year is generated through repeat business from existing clients. Business relationships with the Company's clients span various levels within client organizations, ranging from corporate board members, chief executive officers and other senior management, to operational managers. Clients have come to rely upon SM&A not only for its impressive track record but also the quality of the services provided by experienced professionals, the versatility of the Company in responding to clients' needs, and the accessibility of the Company's senior executive management. The Company's reputation and relationships with its clients have enabled the Company not only to acquire repeat proposal development business but to expand its services to include post-proposal contract support and other high-end contract support engagements.

GROWTH STRATEGY

     The Company's strategy is to expand its position as the largest proposal management company and to continue to grow its expanding contract support services. The key elements of the Company's growth strategy are to:

     - Leverage Existing Relationships to Obtain Support Services
       Contracts. SM&A's involvement in the proposal development phase of a project provides opportunities to leverage a successful proposal management assignment and obtain support services contracts to perform systems engineering, management support and specialized services for such projects. The Company is ideally positioned as a result of its early involvement in the planning process to extend its role beyond the proposal management stage into contract support assignments after the project is won. Through its in-depth involvement in the project from its inception, the Company offers knowledge-base continuity and close familiarity with the proposal, the project and the client team. This approach has avoided the traditional problem of a loss of focus and momentum by the client after the proposal has been won. The Company's early efforts with this strategy have resulted in 26 support service contracts won in the last 18 months. Conversely, the relationships arising out of the Company's high-end contract support services have provided the Company with additional opportunities for proposal management assignments.

     - Build a Complementary Array of High-End Contract Support Services. The Company intends to broaden its range of services through acquisitions and internal growth to increase its opportunities to secure contract support engagements. The Company's acquisition strategy includes efforts to identify candidates with talented and highly skilled employees, quality clients, opportunities to generate proposal management and high-end contract support service engagements, and the potential to benefit from integration with SM&A. Once acquired, the Company believes it will be able to integrate the acquired business by (i) providing new employees with equity incentives in SM&A; (ii) transitioning new personnel to higher rate engagements developed through the Company's proposal management expertise; (iii) training new employees on SM&A's proprietary proposal management process in an effort to increase the win rate of the acquired business; (iv) restructuring existing contracts for improvements where possible; and (v) combining operations to reduce SG&A expenses. To date the Company has completed two acquisitions. The Acquisitions have added a significant number of professionals experienced in systems engineering and analysis as well as software development. The Company believes that the highly fragmented nature of the marketplace will provide opportunities to pursue strategic acquisitions of management consulting and systems engineering firms.

     - Expand Core Proposal Management Business. The Company believes that it is well-positioned to benefit from the increase in demand for proposal management services due to increasing industry consolidation and "winner-take-all" programs which drive the growing importance of winning each new contract. To achieve these "must win" contracts, SM&A believes that companies will be motivated to increase their use of the Company's services. SM&A's 89.3% win rate and breadth of impressive staff professionals facilitate the Company's acquisition of this "must win" business.

     - Pursue Opportunities in the Growing Market for Large Commercial
       Programs. The Company's process, expertise and experience are well suited to the growing sector of large commercial programs. These programs often require both proposal management and contract support services. The Company's proven methodology typically increases the probability of winning and reduces the proposal costs of such commercial projects. In addition, the Company's expertise is directly applicable to providing systems engineering and program management support to such programs. Examples include the Company's work for Boeing on the next-generation expendable space booster and for Motorola on a telecommunications system.

SERVICES

  Proposal Management

     Proposal management involves assisting clients with the procurement of government and commercial programs. The Company manages both large proposals (more than $100 million) and smaller proposals (less than $100 million). In the case of smaller proposals, the Company may manage a number of such proposals over a period time through a PDC located at the client's site. For large proposals, the Company is engaged on a project specific basis. The process whereby SM&A manages a large proposal can be divided into three phases: organization and strategy, proposal preparation, and post submittal.

     Organization and Strategy. Once hired to manage a large proposal, SM&A assembles a team of proposal specialists at the client's site--typically deploying a proposal manager, volume leaders for each of the major proposal volumes, specialists well versed in the new management processes required by the government, and production specialists expert in the new forms of electronic proposals often required by a government acquisition agency. Each SM&A team manages a client team, typically 50 to 200 engineers and managers, providing full time, hands-on execution of the SM&A process from strategy formulation, through all phases of proposal preparation and review, to the post-submittal answers to the government's questions. The proposal process typically requires three to twelve months of intensive activity at the client's site. The SM&A team assists the client in the creation of a win strategy that leads to selection of sub-contractors, an investment plan, a technical baseline, and a program implementation plan. SM&A personnel, drawing on their strong technical and program management experience, ensure that the distinctive technical, cost and management advantages of the client's proposal are clearly described and easy to evaluate.

     Proposal Preparation. The SM&A team manages a process that starts with analysis of the government's request for proposal and results in the creation of a series of proposal documents, each following a proprietary SM&A template developed over the past 15 years by SM&A. These templates guide the team in developing the key "facts" that will win, which typically consist of the most cost-effective technical solution to meet the government's needs and a low-risk program plan that will deliver the product on time and within budget. Following SM&A's page-by-page quality review, the proposal is submitted, and if required, an oral presentation is made. SM&A creates the materials (charts, videos, models) for the oral presentations, which are becoming more common. SM&A also trains the presenters to clearly convey the needed information and to stick rigorously to the presentation plan and schedule.

     Post Submittal. After the proposal is submitted, the proposal team's interaction with the U.S. Government is a critical part of the SM&A winning process. Many teams submit their proposals and then key personnel are reassigned on other projects. Conversely, in an SM&A-managed proposal, the core competence is maintained to answer formal questions from the government, and prepare the Best and Final Offer. Another area of SM&A action during the government's proposal evaluation period is working with the client's team in preparation for winning the award. Many proposals include a very aggressive start-up phase that requires the delivery of significant products within the first 30 to 60 days after the contract award. SM&A provides management support, program planners and schedulers and systems engineers to assist the client's team to meet early post-award commitments.

     Proposal Development Centers. Another innovative SM&A response to its clients' changing needs is the creation of Proposal Development Centers. In contrast to the work done for large proposals in which a dedicated team is specifically created for the proposal, PDCs are established for clients who expect to produce a number of smaller proposals over a given period of time. The Company believes installation of a PDC at a client site allows the Company to realize a recurring annual income stream. Each PDC has an SM&A team permanently located at a client's facility, managing the resources needed to produce 10 to 50 proposals per year. The number of SM&A employees located at a PDC ranges from three to ten. As of June 30, 1998, SM&A was managing six PDCs at clients' sites. Firms lacking the resources to have a dedicated PDC can employ the PDC maintained at SM&A headquarters to provide an instantly available turnkey proposal creation resource.

  High-End Contract Support Services

     Whether the contract support services are performed in connection with a proposal won by SM&A or to support an independent project, the Company has focused on three areas: (i) systems engineering, (ii) information technology, and (iii) program integration.

     Systems Engineering. The Company's systems engineering work helps its clients to fully define the work that must be done to meet the program's objectives. The first step is to formally define the top level program objectives including mission requirements, annual and total budget, and the schedule for each major program milestone and then to communicate them to each engineering and management department. The systems engineers perform trade studies and analyses to objectively evaluate the cost, schedule, risk and likely performance of alternative solutions. The systems engineers then manage the top level program requirements data base. As the program evolves from design through development, test and production phases, they constantly evaluate the work of the program's design and test groups to be certain that these top level requirements are being met.


     Information Technology. The Company's information technology business is focused on consulting, software development, systems integration and outsourcing services. The business includes both federal government and commercial services and commercial software. These efforts include commercial off-the-shelf solutions to hardware/software needs and development of custom database applications. A few specific activities are: (i) developing Windows-based software for certain Hewlett Packard equipment; (ii) helping clients transfer applications from the UNIX platform to the Microsoft Windows NT platform; (iii) developing information systems to support long distance telecommunications providers, including MCI Communications Corporation and Qwest Communications International, Inc.; (iv) developing a software system for second tier telephone companies to sort billing charges; (v) providing "Thin Client" solutions (the Company is rated a Platinum solution provider by Citrix Systems, Inc.); and (vi) creating software for simulation and training.


     Program Integration. Concurrent with systems engineering are the Company's program integration functions. This work is done to ensure that the program has been meticulously planned and that the program team follows the plan. In many aerospace procurements, the government insists that (i) the program plan be submitted with the proposal, (ii) it become a binding contractual document upon award, and (iii) there be significant financial incentives for meeting plan milestones on time and financial penalties in case of failure to adhere to the plan. The SM&A program integration effort is therefore critical to the financial success of the client. The work has an initial phase in which the program to be accomplished is defined in detail. This includes the detailed description of all tasks to be done by all of the participants over the lifetime of the program (usually involving work by thousands of individuals in many companies across the nation), the scheduling of these tasks, the sizing of each task (how many person hours and how much equipment is needed) and the definition of the inter-relationship among the tasks (what task depends on what other task). This information is maintained by the program integration team in an electronic format easily accessible to the management team. After the definition work is completed, the program integration staff focuses on the execution of the program, in which the status of each task is constantly evaluated (and reported to management, including the government project office), the likely attainment of future milestones is predicted, and the program risks are constantly reevaluated to allow proactive management decisions to mitigate risk.

     The Company's recent acquisitions of SAC and DSA have added more than 400 systems engineering, information technology and program integration specialists to SM&A's workforce, which has substantially expanded the Company's contract support service capabilities.

CLIENTS


     The Company provides its proposal management and contract support services to numerous Fortune 100 clients including, among others, The Boeing Company (including former McDonnell Douglas and Rockwell International Corporation), Harris Corporation, Hewlett Packard Company, Hughes Electronics Corporation, ITT Aerospace/Communications, Litton Industries, Inc., Lockheed Martin Corporation, Loral Space & Communications, Ltd., MCI Communications Corporation, Motorola, Inc. and Raytheon Company. The Company also provides contract support services to the U.S. Air Force, U.S. Navy, U.S. Army, NASA and other government agencies.



     Lockheed Martin Corporation, Litton Industries, Inc., Motorola, Inc., Raytheon Company, The Boeing Company and Hughes Electronics Corporation accounted for approximately 22.5%, 14.6%, 12.9%, 10.9%, 10.3%, and 10.3%, respectively, of the Company's revenue in 1997 and 18.0%, 8.7%, 11.9%, 14.6%, 10.7% and 5.7%, respectively of the Company's revenues for the six months ended June 30, 1998. On a pro forma basis giving effect to the Acquisitions, various branches and agencies of the U.S. Government together would have accounted for an aggregate 20.0% of the Company's revenues for the six months ended June 30, 1998. These revenues are a result of various engagements by several business units of these companies. Although such business units are affiliated with the parent entities, the Company's experience has indicated that the particular engagements are subject to the discretion of each individual business unit.

BACKLOG

     The Company's backlog represents an estimate of the remaining future revenues from existing signed contracts and letters of intent concerning contracts that have been awarded but in some cases not yet signed. The backlog estimates include revenues expected under the current terms of executed contracts and revenues from contracts in which the scope and duration of the services required are not definite but estimable.

     At June 30, 1998 the Company's backlog was approximately $116.8 million, of which $51.0 million is scheduled for 1998. The Company's engagements are terminable at will and no assurance can be given that the Company will receive any of the fees associated with the backlog described above.

SALES AND MARKETING

     The Company markets its services directly to senior executives of major corporations. The Company employs a variety of business development and marketing techniques to communicate directly with current and prospective clients, including making on-site presentations, attending industry seminars featuring presentations by SM&A personnel, and authoring articles and other publications about the industry and the Company's methodologies and processes.

     A significant portion of new business arises from prior client engagements. Clients frequently expand the scope of engagements during delivery to add complementary activities. Also, the Company's on-site presence affords it the opportunity to become aware of, and to help define, additional project opportunities as they are identified by the client. The strong client relationships arising out of many engagements facilitates the Company's ability to market additional capabilities to its clients in the future. In addition, the SM&A senior management team is actively involved in meeting with companies that have not yet engaged SM&A and newly appointed senior managers in current SM&A clients who might not be thoroughly knowledgeable of SM&A's previous assistance to the client.

     In the past four years, SM&A has also increased its marketing efforts through participation in major industrial trade shows and paid advertising. SM&A regularly runs full page ads in the national trade journals such as Aviation Week, Space News and Defense News.

COMPETITION

  Proposal Management

     The market for proposal management services in the procurement of government and commercial contracts for aerospace and defense is a niche market with a number of competitors. The Company is the largest provider of such services and principally competes with numerous smaller proposal management companies in this highly specialized industry. The Company also competes with some of its client's internal proposal development resources. A number of SM&A's clients maintain internal business acquisition teams that are designed to handle the procurement of government contracts, although the number of such in-house departments has been decreasing in recent years.

     The Company believes that the principal competitive factors in the market for proposal management include reputation, the level of experience and skill of staff professionals, industry expertise, quality of service, responsiveness, and procurement success rate. The need to provide efficient and cost-effective service is of even greater importance in PDCs where the cost of proposal development is likely to be a larger percentage of the contract amount than with a large program.

  High-End Contract Support Services

     The contract support services market is highly competitive and includes a large number of highly capable contract support services firms in the United States. For this reason, the focus of SM&A has been on providing contract support services for programs which it has won together with its clients. This significantly enhances the competitive position of the Company because the contract support to be provided by SM&A is often included in the proposal that was won. Upon the win, SM&A is awarded its contract and work begins thereafter. Should there be additional opportunities for SM&A to contribute to the team, the client often adds scope (and funds) to the SM&A contract. This permits the growth of the SM&A role over the lifetime of the program--which often lasts many years.

     In the case of contract support services for projects in which the Company did not provide proposal management services, the market is highly fragmented and competitive. Many of the Company's competitors are larger and have greater resources than the Company. See "Risk Factors--"Competition and Market Penetration." The Company, however, has found increasing opportunities to work with clients who have previously retained SM&A. The Company believes that the principal competitive factors in the contract support services market include program knowledge, rapidly deployable skilled personnel, responsiveness, reputation and price.

EMPLOYEES

     As of August 21, 1998, the Company had approximately 640 employees. Approximately 90% are proposal and engineering professionals and 10% are administrative personnel. The Company believes that its success depends significantly upon attracting, retaining and motivating talented, innovative and experienced professionals. For this reason, SM&A is comprised of highly experienced program managers, engineers, skilled technicians, and computer programmers, tested in some of the largest and most complex military, commercial and government programs of the past 30 years. The typical SM&A employee has more than 20 years of applicable experience and a majority of them possess advanced degrees in science or engineering fields.

     The Company has instituted a training and recruitment program to help ensure retention of high quality personnel and to enable it to respond to expanding customer needs. The performance of each SM&A employee is being constantly evaluated both by the SM&A team with whom the employee is working and by the client who has engaged SM&A. All clients know that SM&A executives are always on call to discuss any and all personnel issues. SM&A has maintained the highest standards of performance to ensure client satisfaction. The Company also attracts and motivates its professional and administrative staff by offering competitive packages of base and incentive compensation and benefits. An indication of the effectiveness of the recruitment, hiring and training process to pick the best people and to maintain their skills over the long term is that the 89.3% win rate for SM&A-managed proposals is being accomplished by a professional staff that is rapidly growing with only a 2.8% annual employee turnover rate from January 1, 1995 through June 30, 1998 (exclusive of the turnover rates experienced by SAC and DSA prior to the Acquisitions).

     The Company's employees are not represented by any labor union and the Company has never experienced a work stoppage. The Company believes that its relations with its employees are good.

FACILITIES

     The Company occupies its principal executive offices adjacent to the Orange County (John Wayne) International Airport in Newport Beach, California. The Company has approximately 19,500 square feet of total office space, divided into approximately 3,900 square feet for the Company's executive management, 5,800 square feet for administration, 7,800 square feet for the in-house PDC, and 2,000 square feet is available for growth.

     The Company's other primary offices include an approximately 20,000 square foot facility in Vienna, Virginia, an approximately 59,000 square feet in Arlington, Virginia, and an approximately 27,800 square foot facility in Colorado Springs, Colorado. The leases for the Vienna and Arlington offices expire on December 31, 1998 and the Company has signed a letter of intent to lease an approximately 96,000 square foot facility in Merrifield, Virginia for the purpose of replacing those offices. The Company maintains 16 additional offices, each consisting of 12,000 square feet or less, throughout the United States in Albuquerque, New Mexico, Arlington, Virginia, Colorado Springs, Colorado, Denver, Colorado, Linthicum, Maryland, Largo, Maryland, Santa Ana, California, Sierra Vista, Arizona, Rome, New York, San Antonio, Texas, Costa Mesa, California, Las Vegas, Nevada and Phoenix, Arizona.

     The Company leases all of its facilities, several of which maintain a top secret clearance rating.

LEGAL PROCEEDINGS

     The Company is involved in routine litigation incidental to the conduct of its business. There are currently no material pending litigation proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The names, ages and positions held by the directors, executive officers and certain key employees of the Company as of August 20, 1998 are as follows:

                   NAME                     AGE            POSITION WITH THE COMPANY
Steven S. Myers...........................  52     President, Chief Executive Officer,
                                                   Chairman of the Board and Director
Kenneth W. Colbaugh.......................  45     Executive Vice President, Chief Operating
                                                   Officer and Director
Ronald A. Hunn............................  50     Senior Vice President, Chief Financial
                                                   Officer and Secretary
Thomas F. Heinsheimer.....................  59     Senior Vice President, Chief Scientist
James F. Madewell.........................  65     Vice President, Mergers and Acquisitions
Ajaykumar K. Patel........................  37     Vice President, Operations
Robert E. Casner..........................  48     Vice President, Business Development
Thomas J. Amrhein.........................  58     President and General Manager of SAC
Guy A. Ackerson...........................  56     Chief Technical Officer of DSA
J. Christopher Lewis(1)(2)................  42     Director
James R. Mellor(1)(2).....................  68     Director
Malcolm R. Currie.........................  71     Director

------------------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     All directors hold office until the next annual meeting of shareholders or the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

     Steven S. Myers founded the Company in 1982 and has been the President, Chief Executive Officer and Chairman of the Board of the Company since its incorporation in 1985. Prior to forming SM&A, Mr. Myers was Vice President of Marketing for Loral Data Systems and held several other key management positions with Ball Aerospace Systems Division, Fairchild Space and Electronics Company, and Watkins-Johnson Company. Mr. Myers holds a B.S. in mathematics from Stanford University.

     Kenneth W. Colbaugh, a director of the Company, has served in such capacity and has been an Executive Vice President and Chief Operating Officer of the Company since January 1990. Mr. Colbaugh previously held numerous management positions with Lockheed Corporation, including Director of Program Management on the Advanced Solid Rocket Motor Program. Mr. Colbaugh is a graduate of the Lockheed Management Institute and Lockheed Advanced Management Institute. Mr. Colbaugh holds a B.S. in business from San Jose State University.

     Ronald A. Hunn has served as Chief Financial Officer of the Company since September 1995, and since August 1997 has served as Secretary of the Company. Mr. Hunn served as Vice President from September 1995 until July 1998 when he became Senior Vice President of the Company. Mr. Hunn joined the Company in April 1992 as its Controller and Chief Accounting Officer. Mr. Hunn's professional career includes twenty four years of experience in all aspects of accounting, information systems and financial management. From 1987 to 1991, Mr. Hunn held a number of management positions with Xidex Magnetics, a producer of rigid and flexible disc media, most recently as the Vice President and Corporate Controller. Xidex was an independent public company until the August 1988 acquisition by Anacomp, Inc. From 1984 until 1987, Mr. Hunn served as the Controller of Xebec Corporation, a publicly traded manufacturer of disc drive controllers and memory storage subsystems. Mr. Hunn holds a B.A. in financial accounting from National University.

     Thomas F. Heinsheimer, Ph.D. has served as the Company's Senior Vice President and Chief Scientist since joining the Company in 1989. Dr. Heinsheimer began his career on Project Mercury at General

Dynamics in 1960 and then at the Massachusetts Institute of Technology Instrumentation Laboratory on Project Apollo. He has worked with Israel Aircraft Industries, the French Space Administration and the Soviet (now Russian) Academy of Sciences on a number of international scientific programs. He was a participant in the planning and implementation of the Defense Support Program while at the Aerospace Corporation, and served as Vice President for Space Systems at Titan Systems Inc. He has designed, built and piloted experimental balloon systems for scientific research that hold over 20 national and world ballooning records. Dr. Heinsheimer holds a B.S.E.E. from the Massachusetts Institute of Technology and a Ph.D. in atmospheric physics from the University of Paris. He is a seven-term Councilman and former Mayor of Rolling Hills, California.

     James F. Madewell has served as the Company's Vice President--Mergers and Acquisitions since July 1998. Mr. Madewell joined the Company in August 1997 as its Vice President--Business Development. Mr. Madewell retired from Lockheed Martin Corporation in July 1997 where he had served as Vice President--Business Development for the Lockheed Martin Corporation Aeronautics Sector since 1995. Prior to that, Mr. Madewell was appointed Vice President--Group Business Strategy for Lockheed Aeronautical Systems Group in August, 1994. From 1992 until 1994, he held the position of Vice President and director of Advanced Programs at the Lockheed Space Operations Company. He is a graduate of the Lockheed Executive Institute and the Rockwell Executive Institute. Mr. Madewell is a Registered Professional Engineer. Mr. Madewell holds a B.S.M.E. from the University of Houston and an M.S. in engineering from the University of Alabama.

     Ajaykumar K. Patel has served as the Company's Vice President--Operations since July 1997. Mr. Patel joined the Company in January 1994 as Director of Marketing for the Department of Energy and Environmental Services. Mr. Patel's professional career includes over fifteen years of experience in systems engineering, business development, finance and company operations in the aerospace, environmental and software industries. Prior to joining the Company, Mr. Patel served as Vice President and Director of Business Development for Weiss Associates, an environmental engineering firm from January 1993 until January 1994. Mr. Patel holds an M.B.A. in finance and strategic planning from the University of Southern California and a B.S. in physics from The Johns Hopkins University.

     Robert E. Casner, Vice President-Business Development, joined the Company in July 1998. Mr. Casner's professional career spans over 20 years in domestic and international aerospace business, program management and proposal development. From 1981 to 1998, Mr. Casner held various positions at Pratt & Whitney Space Propulsion including Director, Business Development and Director of the Russia/US Venture for the RD-180 Engine. Mr. Casner holds a B.S. in chemistry from George Washington University.

     Thomas J. Amrhein joined the Company in January 1995 and held the position of Associate from January 1995 to January 1996 and Vice President from January 1996 to June 1998. After the acquisition of SAC, Mr. Amrhein was appointed President and General Manager of SAC in June 1998. He has been responsible for the Company's proposal management operations at various sites including Lockheed Martin (Sunnyvale, California) and Boeing (Downey, California). Prior to joining the Company, Mr. Amrhein served as Director of Business Development and Program Manager at Lockheed Martin Electronics and Missiles from March 1990 until January 1995.


     Guy A. Ackerson is a co-founder of DSA and served as its Vice President until 1984. Mr. Ackerson was appointed President of DSA in 1984 and Chief Executive Officer in 1991 and held those positions until August 1998. Upon the Company's acquisition of DSA in August, 1998, Mr. Ackerson was appointed as DSA's Chief Technical Officer. Mr. Ackerson holds a Ph.D. in electrical engineering from Purdue University.


     J. Christopher Lewis was elected a director of the Company in September 1996. Since 1982, Mr. Lewis has been a general partner of Riordan, Lewis & Haden, a Los Angeles based partnership which invests in management buy-out and venture capital transactions. Mr. Lewis also serves as a director of California Beach Restaurants, Inc., Tetra Tech, Inc., PIA Merchandising Services, Inc., Data Processing Resources Corporation and several private companies. Mr. Lewis holds a B.A. in accounting and finance and an M.B.A. in finance from the University of Southern California.

     James R. Mellor was appointed a director of the Company in December 1997. Mr. Mellor retired from the office of Chairman and Chief Executive Officer of General Dynamics in May 1997; he continues to serve on the General Dynamics Board of Directors and as a consultant to the Company. Mr. Mellor was elected Chairman of General Dynamics in May 1994. He had served as President and Chief Executive Officer since May 1993, and as President and Chief Operating Officer since January 1991. He is presently on the Board of Directors of Aeromovel USA Inc., Bergen Brunswig Corporation, Computer Sciences Corporation, General Dynamics Corporation, IDT, Pinkerton Inc., Scripps Research Institute, U.S. Surgical Corporation, and USEC, Inc. He is a member of the National Advisory Committee of the University of Michigan, and is currently a Member of the United States-Egypt President's Council, as well as several other professional and social organizations. Mr. Mellor holds a B.S. in electrical engineering and in mathematics and an M.S. from the University of Michigan.

     Malcolm R. Currie was appointed a director of the Company in December 1997. Mr. Currie serves as Chief Executive Officer of Currie Technologies, Inc. Mr. Currie served as Chairman and Chief Executive Officer of Hughes Aircraft Company from March 1988 until his retirement in July 1992. From January 1976 until March 1988, Mr. Currie served as President and Chief Executive Officer of Delco Electronics. From 1973 until 1977 Mr. Currie served as Under Secretary of Defense for Research and Engineering. He presently serves on the boards of directors of Unocal Corporation, Investment Company of America, LSI Logic Corporation, Regal One and Moltech Corp., and as Chairman of the Board of Trustees of the University of Southern California. Mr. Currie holds a B.A. in physics and a Ph.D. in engineering physics from the University of California at Berkeley.

DIRECTOR COMPENSATION

     The Company's nonemployee directors receive $1,000 for each board or committee meeting attended and are reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. In January 1998, Mr. Currie, Mr. Mellor and Mr. Lewis were granted options to purchase 30,000, 30,000 and 21,000 shares of Common Stock, respectively, at an exercise price of $12 per share (the fair market value of the Company's Common Stock on the date such options were granted).

BOARD COMMITTEES; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established an Audit Committee and a Compensation Committee.

     The Audit Committee, which consists of Messrs. Lewis and Mellor, reviews the adequacy of internal controls and the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee will meet periodically with management and the Company's independent auditors.

     The Compensation Committee, which consists of Messrs. Lewis and Mellor, establishes salaries and other forms of compensation for officers and other employees of the Company and will administer the Company's option plans. During the years ended December 31, 1996 and 1997, the Company's Board of Directors established levels of compensation for certain of the Company's executive officers without the involvement of the Compensation Committee, as the Compensation Committee had not yet been formed during those periods. Mr. Myers, the Company's President, Chief Executive Officer, and Chairman of the Board, Kenneth W. Colbaugh, the Company's Executive Vice President, Chief Operating Officer and a director of the Company and Paula K. Myers, then serving as a Vice President, Secretary and a director of the Company, participated in the deliberations regarding executive compensation for 1996 and 1997. Mr. Myers, Mr. Colbaugh and Mr. Lewis, a director of the Company, participated in the deliberations regarding executive compensation for 1998.

     In June, 1998 the Company sold its Turbo Commander Aircraft to Summit Aviation, Inc. ("Summit"), a company wholly owned by Steven S. Myers, for $880,000 represented by a note secured by a first priority security interest on the aircraft. The note bears interest at the prime rate and is due and payable in full no later than June 25, 1999. The terms of such sale were considered by the Company's Board of Directors to be as favorable as would have been obtained from an unaffiliated third party.

     In November 1997, the Company entered into Indemnification Agreements with all of its directors and executive officers, including Mr. Myers and Mr. Colbaugh, providing for indemnification rights in certain circumstances. See "Management--Indemnification of Officers and Directors." In November 1997, the Company entered into Executive Employment Agreements with Mr. Myers and Mr. Colbaugh. See "Management--Employment Agreements."

     The terms of the Company's bank facility provide for the maintenance of certain financial covenants. The Company obtained a waiver from the bank from compliance with certain of the covenants, the principal covenant being the Company's tangible net worth requirement at December 31, 1997. The waiver was conditioned upon the Company completing an initial public offering. If the Company did not complete an initial public offering, the Company's principal shareholder had agreed to provide an amount to the Company, in the form of subordinated debt, to enable the Company to comply with the covenants.

     In October 1997, Paula K. Myers resigned from all her positions with the Company, including those as a director and Secretary. Mrs. Myers was paid compensation from the Company totalling $550,000, $150,000 and $81,000, respectively, during the Company's fiscal years ended December 31, 1995, 1996 and 1997.

     In January 1997, the Company repurchased 1,995,125 shares of its Common Stock representing 13.4% of its then outstanding Common Stock from the following officers of the Company: Steven S. Myers, Kenneth W. Colbaugh, Thomas F. Heinsheimer, Charles A. Cullian, and John W. Montgomery, for an aggregate purchase price of $5.9 million.

     In January 1997, the Company sold its Hawker 800 aircraft (the "Aircraft") to Summit, a company wholly owned by Steven S. Myers, for a sales price of $5.6 million. Concurrent with the sale, Summit assumed $5.6 million of the Company's long-term notes payable bearing interest rates of 7.30% and 10.07% per annum, and Summit paid the Company $5,000 in cash. The Aircraft was purchased by the Company in April 1996 for $5.8 million. The sales price of the Aircraft was based on a determination of its fair market value by an independent source and approved by the Company's Board of Directors. The Company charters the Aircraft from time to time as required in connection with Company business through an independent air service chartering company. During the period from the Aircraft's purchase by Summit through December 31, 1997, the Company incurred $444,000 in charter fees for the Aircraft. The terms of use and charter rates paid by the Company concerning the Aircraft are established by the air service chartering company and are considered by the Company to be competitive with charter rates and on terms as favorable as those from unaffiliated third parties for similar aircraft.

     In September 1997, the Company made a short term advance of $700,000 to Steven S. Myers to cover a tax liability which Mr. Myers was required to pay. Mr. Myers repaid the advance in full on October 1, 1997 plus interest accrued at 7.30% per annum. In December 1996, Steven S. Myers borrowed $632,000 from the Company under the terms of a promissory note (the "Myers Note"). The Myers Note provided for interest at the rate of 7.30% per annum and all amounts thereunder were paid in January 1998.

     In December 1996, the Company borrowed $667,000 from Steven and Paula Myers under the terms of a promissory note (the "Company Note"). The Company Note provided for interest at the rate of 7.30% per annum and all amounts thereunder were due and payable on January 31, 1998. In January 1997, in connection with the sale of the Aircraft to Summit, all obligations under the Company Note were assumed by Summit.

     In May 1995, Steven and Paula Myers guaranteed the Company's obligations under a promissory note in the original principal amount of $560,000, which was incurred to finance the acquisition of the Company's Rockwell Commander Aircraft. The note provided for interest at an annual rate of 10.74% and was secured by the aircraft. The note was paid in full in February 1998.

     During 1994, the Company wrote off $1.7 million of receivables from CKC, an affiliate of the Company. This write-off represented the Company's termination of its affiliation with CKC and the amount written off represented all amounts previously due from CKC. This amount consists of rent, labor charges and unsecured advances to CKC. Steven S. Myers, the Company's President, Chief Executive Officer and Chairman of the Board was a controlling shareholder, director and officer, and Paula K. Myers and Kenneth W. Colbaugh were each directors and shareholders of both CKC and the Company during the transactions and periods described above.

     In January 1993, Kenneth W. Colbaugh purchased Common Stock from the Company as part of the Company's employee equity ownership program. In connection with the purchase of shares by Mr. Colbaugh, he became indebted to the Company under the terms of a Note Secured by Stock Pledge Agreement in the original principal amount of $316,000 (the "Colbaugh Note"). The Colbaugh Note provided for interest at a rate of 7.30% per annum, periodic payments out of Company income distributions to Mr. Colbaugh, and that all amounts due thereunder were due and payable in January 2003. In January 1997, Mr. Colbaugh paid in full all amounts owing under the Colbaugh Note.

     In September 1996, J. Christopher Lewis, a director of the Company and a member of the Compensation Committee, and certain affiliates, purchased an aggregate of 1,702,444 shares of the Company's Common Stock from other shareholders of the Company for an aggregate purchase price of $5.0 million, or $2.94 per share. Mr. Lewis was not affiliated with the Company at the time of the purchase and the price was determined in an arms length negotiation. Following the consummation of the stock acquisition, Mr. Lewis became a director of the Company. Mr. Lewis is the sole trustee of a trust which holds shares in the Company. See "Certain Transactions."

     The Company has agreed to pay the expenses of the Selling Shareholders in connection with the offering, other than Underwriting Discounts and Commissions.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid or accrued for services rendered to the Company in all capacities during the year ended December 31, 1997 to the Company's Chief Executive Officer and to each of the three other most highly compensated executive officers whose total salary and bonus for 1997 exceeded $100,000 (the "Named Executive Officers").

                                                                        ANNUAL COMPENSATION(1)
                                                              FISCAL    ----------------------
                                                               YEAR      SALARY        BONUS
                                                              ------    ---------    ---------
Steven S. Myers.............................................   1997     $559,000     $     --
  President and Chief Executive Officer
Kenneth W. Colbaugh.........................................   1997      360,000      692,551
  Executive Vice President and Chief Operating Officer
Thomas F. Heinsheimer.......................................   1997      120,000      339,747
  Senior Vice President
Ronald A. Hunn..............................................   1997      160,000       53,861
  Vice President, Chief Financial Officer and Secretary
Paula K. Myers(2)...........................................   1997       81,000           --

------------------------------
(1) Excludes perquisites and other personal benefits that, in the aggregate, do not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the Named Executive Officer.

(2) Paula K. Myers resigned from her positions as Senior Vice President and Secretary of the Company in October 1997. Ronald A. Hunn was appointed Secretary of the Company upon the resignation of Paula K. Myers.

STOCK OPTIONS

     The Company did not grant stock options or stock appreciation rights during the year ended December 31, 1997. As of August 20, 1998, the Company had outstanding options to purchase 804,500 shares of Common Stock granted to certain employees and directors during 1998 pursuant to the Company's 1997 Stock Option Plan. In May 1998, the Company granted the Acquisition Options to purchase an aggregate of 175,925 shares of Common Stock in connection with the acquisition of SAC. See "Shares Eligible for Future Sale--Stock Options."

1997 STOCK OPTION PLAN

     The Company's 1997 Stock Option Plan (the "1997 Stock Option Plan") is administered by the Compensation Committee of the Board of Directors, which has the discretion and authority, consistent with the provisions of the 1997 Stock Option Plan, to determine which eligible participants will receive options, the time when options will be granted, the terms of options granted and the number of shares which will be subject to options.

     The Company's 1997 Stock Option Plan provides for the granting of "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Stock Options") and nonstatutory options. Under the 1997 Stock Option Plan, options covering an aggregate of 1,500,000 shares of the Company's Common Stock may be granted, in each case to directors, employees and consultants of the Company, except that Incentive Stock Options may not be granted to nonemployee directors or nonemployee consultants. The exercise price of Incentive Stock Options must not be less than the fair market value of a share of Common Stock on the date the option is granted (110% with respect to optionees who own at least 10% of the outstanding Common Stock). The Company's Compensation Committee has the authority to determine the time or times at which options granted under the 1997 Stock Option Plan become exercisable, provided that options expire no later than ten years from the date of grant. Options are nontransferable, other than by will and the laws of descent and distribution, and generally may be exercised only by an employee while employed by the Company or within 90 days after termination of employment (one year for termination resulting from death or disability). The 1997 Stock Option Plan terminates in October 2007. As of August 20, 1998, there were 804,500 options to purchase shares of Common Stock outstanding under the 1997 Stock Option Plan.

BONUS PLAN

     In November 1997, the Company's Board of Directors adopted an annual executive bonus plan (the "Executive Bonus Plan") under which participating executive officers of the Company are eligible to receive bonus payments. The Executive Bonus Plan is administered by the Company's Compensation Committee. The Board of Directors currently has the discretion to designate eligible participants under the Executive Bonus Plan and initially designated Mr. Myers and Mr. Colbaugh as eligible participants.

     Bonus awards are determined based on a consideration of the achievement of certain performance targets by the Company as well as the individual performance of each participant. At the beginning of each fiscal year, performance targets are established based on measures of operating income, earnings per share and/or other factors considered relevant by the Compensation Committee (calculated without regard to awards to be paid under the Executive Bonus Plan). Under the current terms of the Executive Bonus Plan, the maximum annual bonus payable to Mr. Myers and Mr. Colbaugh are $900,000 and $450,000, respectively.

EMPLOYMENT AGREEMENTS

     In November 1997, the Company entered into an employment agreement with each of (i) Steven S. Myers, President, the Chief Executive Officer and Chairman of the Board of the Company, and (ii) Kenneth W. Colbaugh, the Executive Vice President, Chief Operating Officer and a director of the Company. Each employment agreement provides for a two year term, participation in the Company's Executive Bonus Plan, and a severance benefit payment equal to twice the annual salary upon a termination of the employee by the Company without "cause." The annual salary of Mr. Myers and Mr. Colbaugh under their respective employment agreements is $900,000 and $450,000, respectively.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

     The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification to agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     The Bylaws of the Company provide for indemnification of the Company's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

     The Company has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

                              CERTAIN TRANSACTIONS


     In June 1998, the Company sold its Turbo Commander aircraft to Summit Aviation, Inc. ("Summit"), a company wholly owned by Steven S. Myers, for $880,000 represented by a note secured by a first priority security interest on the aircraft. The note bears interest at the prime rate and is due and payable in full no later than June 25, 1999. The terms of such sale were considered by the Company's Board of Directors to be as favorable as would have been obtained from an unaffiliated third party.


     In November 1997, the Company entered into Indemnification Agreements with all of its directors and executive officers providing for indemnification rights in certain circumstances. See "Management--
Indemnification of Officers and Directors."

     In November 1997, the Company entered into Executive Employment Agreements with (i) Mr. Steven S. Myers, the President, Chief Executive Officer and Chairman of the Board of the Company, and (ii) Mr. Kenneth W. Colbaugh, the Executive Vice President, Chief Operating Officer and a director of the Company. The Executive Employment Agreements were approved by the Company's Board of Directors. See "Management--Employment Agreements."

     The terms of the Company's bank facility provide for the maintenance of certain financial covenants. The Company obtained a waiver from the bank from compliance with certain of the covenants, the principal covenant being the Company's tangible net worth requirement at December 31, 1997. The waiver was conditioned upon the Company completing an initial public offering. If the Company did not complete an initial public offering, the Company's principal shareholder had agreed to provide an amount to the Company, in the form of subordinated debt, to enable the Company to comply with the covenants.

     Paula K. Myers, the wife of Steven S. Myers, has served in various executive capacities to the Company since its founding, recently serving as a director, Vice President and Secretary of the Company. In October 1997, Mrs. Myers resigned from all her positions with the Company, including those as a director and Secretary. Mrs. Myers was paid compensation from the Company totalling $550,000, $150,000 and $81,000, respectively, during the Company's fiscal years ended December 31, 1995, 1996 and 1997.

     In January 1997, the Company repurchased 1,995,125 shares of its Common Stock representing 13.4% of its then outstanding Common Stock from the following officers of the Company: Steven S. Myers, Kenneth W. Colbaugh, Thomas F. Heinsheimer, Charles A. Cullian, and John W. Montgomery, for an aggregate purchase price of $5.9 million, or $2.94 per share. The purchase price was determined based on the price paid by outside investors in a recent purchase of Common Stock from certain shareholders of the Company.

     In January 1997, the Company sold its Hawker 800 aircraft (the "Aircraft") to Summit, a company wholly owned by Steven S. Myers, for a sales price of $5.6 million. Concurrent with the sale, Summit assumed $5.6 million of the Company's long-term notes payable bearing interest rate of 7.30% and 10.07% per annum, and Summit paid the Company $5,000 in cash. The Aircraft was purchased by the Company in April 1996 for $5.8 million. The sales price of the Aircraft was based on a determination of its fair market value by the Company's Board of Directors. The Company charters the Aircraft from time to time as required in connection with Company business through an independent air service chartering company. During the period from the Aircraft's purchase by Summit through December 31, 1997, the Company incurred $444,000 in charter fees for the Aircraft. The terms of use and charter rates paid by the Company concerning the Aircraft are established by the air service chartering company and are considered by the Company to be competitive with charter rates and on terms as favorable as those from unaffiliated third parties for similar aircraft.

     In September 1997, the Company made a short term advance of $700,000 to Steven S. Myers to cover a tax liability which Mr. Myers was required to pay. Mr. Myers repaid the advance in full on October 1, 1997 plus interest accrued at 7.3% per annum. In December 1996, Steven S. Myers borrowed $632,000 from the Company under the terms of a promissory note (the "Myers Note"). The Myers Note provided for interest at the rate of 7.30% per annum and all amounts thereunder were paid in January 1998.

     In December 1996, the Company borrowed $667,000 from Steven and Paula Myers under the terms of a promissory note (the "Company Note"). The Company Note provided for interest at the rate of 7.30% per annum and all amounts thereunder were due and payable on January 31, 1998. In January 1997, in connection with the sale of the Aircraft to Summit, all obligations under the Company Note were assumed by Summit.

     In September 1996, J. Christopher Lewis, a director of the Company and a member of the Compensation Committee, and certain affiliates, purchased an aggregate of 1,702,444 shares of the Company's Common Stock from other shareholders of the Company for an aggregate purchase price of $5.0 million, or $2.94 per share. Mr. Lewis was not affiliated with the Company at the time of the purchase and the price was determined in an arms length negotiation. Following the consummation of the stock acquisition, Mr. Lewis became a director of the Company. Mr. Lewis is the sole trustee of a trust which holds shares in the Company.

     In May 1995, Steven and Paula Myers guaranteed the Company's obligations under a promissory note in the original principal amount of $560,000, which was incurred to finance the acquisition of the Company's Rockwell Commander Aircraft. The note provided for interest at an annual rate of 10.74% and was secured by the aircraft. The note was paid in full in February 1998.

     During 1994, the Company wrote off $1.7 million of receivables from CKC, an affiliate of the Company. This write-off represented the Company's termination of its affiliation with CKC and the amount written off represented all amounts previously due from CKC. This amount consists of rent, labor charges and unsecured advances to CKC. Steven S. Myers, the Company's President, Chief Executive Officer and Chairman of the Board was a controlling shareholder, director and officer, and Paula K. Myers and Kenneth W. Colbaugh were each directors and shareholders of both CKC and the Company during the transactions and periods described above.

     In January 1993, Kenneth W. Colbaugh purchased Common Stock from the Company as part of the Company's employee equity ownership program. In connection with the purchase of shares by Mr. Colbaugh, he became indebted to the Company under the terms of a Note Secured by Stock Pledge Agreement in the original principal amount of $316,000 (the "Colbaugh Note"). The Colbaugh Note provided for interest at a rate of 7.30% per annum, periodic payments out of Company income distributions to Mr. Colbaugh, and that all amounts due thereunder were due and payable in January 2003. In January 1997, Mr. Colbaugh paid in full all amounts owing under the Colbaugh Note.

     The Company has agreed to pay the expenses of the Selling Shareholders in connection with the offering, other than Underwriting Discounts and Commissions.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of August 21, 1998 and as adjusted to reflect the sale of Common Stock Offered hereby, by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, (iv) each Selling Shareholder and (v) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                               SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                  OWNED PRIOR TO                         OWNED AFTER
                                                     OFFERING          NUMBER OF         OFFERING(2)
          NAME OF BENEFICIAL OWNER             --------------------   SHARES BEING   -------------------
           OR IDENTITY OF GROUP(1)               NUMBER     PERCENT     OFFERED       NUMBER     PERCENT
          ------------------------             ----------   -------   ------------   ---------   -------
Steven S. Myers and Paula K. Myers,
Trustees of the Steven Myers and Paula
Mathis Revocable Trust, dated June 24,
1992(3)......................................   8,044,162    48.7%     1,608,832     6,435,330    33.8%
Kenneth W. Colbaugh and Robin E.
Colbaugh, Trustees of the K. and
R. Colbaugh Revocable Trust, dated
September 1, 1994(3).........................   1,005,486     6.1        201,097       804,389     4.2
Ronald and Linda Hunn Trust dated
February 26, 1990(3).........................     118,852     *           23,770        95,082     *
J. Christopher Lewis(3)(4)...................   1,702,443    10.2        340,489     1,361,954     7.2
RLH SM&A(3)(4)...............................   1,702,443    10.2        340,489     1,361,954     7.2
John W. Montgomery and Dian Y.
Montgomery, Trustee of the J. and
D. Montgomery Revocable Trust, dated
June 24, 1997(3).............................     123,607     *           24,721        98,886     *
Thomas F. Heinsheimer, Trustee of the
Heinsheimer Living Trust dated July 17,
1968(3)......................................     211,887     *           42,377       169,510     *
Charles A. Cullian(3)........................     123,607     *           24,721        98,886     *
Ajaykumar K. Patel and Elizabeth Ann
Stillman(3)..................................      56,283     *            5,628        45,027     *
Thomas J. Amrhein(3).........................      56,283     *            6,283        50,000     *
Wallace Thomas Bucher, Jr. and Patricia Ann
Bucher, Trustees, W.T. and P.A. Bucher
Revocable Trust dated March 7 1997(3)........      56,283     *           11,256        45,027     *
Charles E. Payne and Janet H. Payne,
  Trustees, Payne Family Trust(3)............      56,283     *           11,256        45,027     *
Richard E. Collart and Margaret S. Collart,
  Trustees, Collart Family Living Trust dated
  December 24 1986(3)........................      56,283     *           11,256        45,027     *
Kenneth W. Wisehart and Holly Ann
Wisehart(3)..................................      56,283     *           11,256        45,027     *
Jodine L. Bergen.............................       2,433     *              552         1,881     *
  4460 14th Ave, S.E.
  Bellevue, WA 93006
Debra D. Berry...............................       2,433     *              552         1,881     *
  16582 Fountain Lane
  Huntington Beach, CA 92647
Phillip Bruce................................       6,083     *            1,381         4,702     *
  15277 Presilla Drive
  Jamul, CA 91935

                                               SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                  OWNED PRIOR TO                         OWNED AFTER
                                                     OFFERING          NUMBER OF         OFFERING(2)
          NAME OF BENEFICIAL OWNER             --------------------   SHARES BEING   -------------------
           OR IDENTITY OF GROUP(1)               NUMBER     PERCENT     OFFERED       NUMBER     PERCENT
          ------------------------             ----------   -------   ------------   ---------   -------
Peter John Dokellis..........................       1,825     *              414         1,411     *
  2625 Brogans Bluff
  Colorado Springs, CO 80919
Stanley Hee..................................     195,005     1.2         44,278       150,727     *
  Trustee, Hee Family Trust
  25774 Piuma Road
  Calabasas, CA 91302
Carl F. Kaun.................................       7,299     *            1,657         5,642     *
  10179 Case Place
  Cupertino, CA 95014
John W. Harms................................       7,299     *            1,657         5,642     *
  1089 Stone Brook Lane
  Costa Mesa, CA 92627
Robert W. Krueger and Marjorie E. Krueger....      11,788     *            2,677         9,111     *
  1016 Moraga Drive
  Los Angeles, CA 90049
Amos Lu......................................      12,165     *            2,762         9,403     *
  783 Stephanie Court
  Great Falls, VA 22066-2839
Amos Lu......................................      12,165     *            2,762         9,403     *
  Trustee, Amos Lu Small Fund Living Trust
  783 Stephanie Court
  Great Falls, VA 22066-2839
Alred E. Lyle................................      19,464     *            4,419        15,045     *
  11511 Gilbert Street
  Garden Grove, CA 92641
Robert C. Miller.............................      25,547     *            5,801        19,746     *
  10449 Calumet Grove Drive
  Fairfax, VA 22032-3807
Irene S. Murphy..............................         243     *               55           188     *
  15606 Flatbush
  Norwalk, CA 90650
Patricia D. Nelson...........................       2,433     *              552         1,881     *
  3648 Pennsylvania Place
  Claremont, CA 91711
Roger H. Skinner.............................     327,239     2.0         74,305       252,934     1.3
  9251 Rubio Avenue
  North Hill, CA 91343
Janice C. Stringfellow.......................         243     *               55           188     *
  10317 Yellow Pine Drive
  Vienna, VA 22180
Thelma G. Welter.............................      24,330     *            5,524        18,806     *
  Trustee, Thelma G. Welter Living Trust
  923 Promentary Drive West
  Newport Beach, CA 92660
Guy A. Ackerson(5)...........................     102,966     *           15,000        87,966     *
Robin M. Pettit(5)...........................       5,768     *              425         5,343     *
Joseph G. Smith(5)...........................       7,131     *            1,500         5,631     *
Sean M. Kelly(5).............................       3,876     *              800         3,076     *
Paul E. Scesney(5)...........................      14,668     *            3,330        11,338     *
David H. Kellogg(5)..........................      29,069     *            6,600        22,469     *
All directors and executive officers
as a group (8 persons).......................  11,139,113    67.4      2,222,848     8,916,265    46.8

------------------------------
 *  Less than 1%


(1) Mr. Myers is the President, Chief Executive Officer, and Chairman of the Board of the Company; Mr. Colbaugh is the Executive Vice President, Chief Operating Officer and a director of the Company; Mr. Hunn is the Senior Vice President, Chief Financial Officer and Secretary of the Company; Mr. Lewis is a director of the Company; Messrs. Montgomery, Heinsheimer, Patel and Cullian are Vice Presidents of the Company; and Mr. Amrhein is the President and General Manager of SAC. Mr. Hee is the former Senior Vice President, Secretary and member of the Board of Directors of SAC; Mr. Skinner is the former President, Chief Executive Officer and Chairman of the Board of Directors of SAC; Dr. Lu is a Vice President of SAC.



(2) Does not reflect the possible issuance of additional shares to former shareholders of SAC or surrender of outstanding shares held by former shareholders of SAC that may result due to certain price protection provisions relating to the shares of Common Stock issued in connection with the acquisition of SAC. Assuming the offering was consummated on August 21, 1998, the former shareholders of SAC would be required to surrender an aggregate of 26,247 shares of Common Stock to SM&A for cancellation. See "Shares Eligible for Future Sale."



(3) Address is c/o SM&A Corporation, 4695 MacArthur Court, Eighth Floor, Newport Beach, California 92660.



(4) Includes shares owned by Mr. Lewis, a director of the Company and shares over which Mr. Lewis has voting and investment power as a general partner of RLH SM&A, a general partnership.



(5) Address is c/o Decision-Science Applications, Inc., 1110 North Glebe Road, Suite 400, Arlington, Virginia.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value. The following description of the Company's capital stock is qualified in all respects by reference to the Company's Amended and Restated Articles of Incorporation ("Articles of Incorporation"), which is an exhibit to the Registration Statement incorporating this Prospectus.

COMMON STOCK

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and may not cumulate their votes. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock after payment of all debts and liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

     Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without action by the holders of the Common Stock, may fix or alter the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights and any other rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock. The Board of Directors, without shareholder approval, can issue shares of Preferred Stock with rights that could adversely affect the rights of the holders of Common Stock. No shares of Preferred Stock presently are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of

Preferred Stock could adversely affect the voting power of holder of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company or other corporate action.

TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have 19,034,582 shares of Common Stock outstanding. Of these shares, 8,150,000 shares (including the 5,000,000 shares sold pursuant to this offering) will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company within the meaning of Rule 144 adopted under the Securities Act. Any such affiliate would be subject to the resale limitations of Rule 144.

     The remaining shares of outstanding Common Stock are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule
144) who has beneficially owned restricted securities, as that term is defined in Rule 144, for at least one year (including, in the case of a nonaffiliate holder, any period of ownership of preceding nonaffiliate holders) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the rule. A person who is not an affiliate and has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations described above. None of the Restricted Shares are presently eligible for sale upon compliance with Rule 144(k).


     In connection with the acquisition of SAC, the Company agreed to certain price protection provisions with respect to the Common Stock issued in that transaction, which may result in an increase or decrease in the number of outstanding shares of Common Stock. The price protection provisions are applicable each time the former SAC shareholders are permitted to sell their shares of Common Stock (a "Liquidation Event") during the 12 month period following the Acquisition. Upon the occurrence of a Liquidation Event, if the market value (as determined in accordance with the SAC acquisition agreement) of the Common Stock is more than $4 below the price at which such stock was issued, the Company is required to issue additional shares of Common Stock with a value sufficient to cover the amount below the $4 floor. Conversely, if such market value of the Common Stock is more than $4 above the price at which such stock was issued, the former SAC shareholders must surrender to the Company shares of their Common Stock with a value sufficient to cover the amount in excess of the $4 ceiling.


REGISTRATION RIGHTS AGREEMENTS


     In connection with the Acquisitions, each of the former shareholders of SAC and DSA received certain registration rights pursuant to the terms of two registration rights agreements (the "Registration Rights Agreements"). The Registration Rights Agreements provide for two types of registration rights designed to allow the SAC and DSA shareholders to register and thus sell their shares of SM&A Common Stock acquired in their respective Acquisitions. Should SM&A determine to register shares of SM&A Common Stock solely for cash (other than certain excluded registrations) within two years following the Effective Date, it will afford the SAC and DSA shareholders the right to include in the registration their respective shares of SM&A Common Stock. SAC and DSA shareholders electing to have their shares of SM&A Common Stock included in such registration have agreed to pay all underwriter and broker fees and commissions incident to such sale. SM&A may exclude shares of SM&A Common Stock from such registration in certain circumstances, such as where there is a determination of the underwriter of such offering that the amount of shares sought to be included in the offering is not compatible with the success of the offering. Should the underwriter limit the number of shares sought to be included in the offering, the number of shares sought to be registered by each SAC and DSA shareholder electing to participate in the offering will be reduced pro-rata.


     In addition, beginning February 1, 1999, each group of SAC and DSA shareholders, respectively (by vote of the holders of 35% of the outstanding shares of SM&A Common Stock received in the Merger then outstanding, or without regard to percentage, if the aggregate offering would exceed $2 million), may demand on two occasions that SM&A register their respective shares for sale on Form S-3 (provided that at that time SM&A is able to file a registration statement on that form); SAC and DSA shareholders who elect to participate in such registration will be able to sell their respective shares of SM&A Common Stock on the open market for a period of one year following the effective date of such registration. Such demand registrations are subject to a number of limitations as set forth in the Registration Rights Agreements.


     In certain circumstances, the SAC and DSA shareholders may elect to include the SM&A Common Stock deposited in escrow in any such registration. Proceeds of the sale of such shares will be deposited in escrow and will be subject to forfeiture to the same extent as if such shares of SM&A Common Stock had not been sold.

     Beginning two years after the Effective Date, holders of shares of SM&A Common Stock issued pursuant to each of the Acquisitions may be able to sell such shares in the open market under Rule 144. At that time, the respective rights of the SAC and DSA shareholders to participate in or demand registration of their shares of SM&A Common Stock will cease.

STOCK OPTIONS

     As of August 20, 1998, the Company had outstanding options to purchase, subject to certain vesting requirements, 804,500 shares of the Company's Common Stock granted pursuant to the 1997 Stock Option Plan. The Company has registered on a Registration Statement on Form S-8 all 1,500,000 shares of Common Stock underlying the options that are outstanding or issuable pursuant to the 1997 Stock Option Plan. In connection with the acquisition of SAC, the Company converted certain existing SAC nonqualified common stock options into the Acquisition Options. A total of 175,925 Acquisition Options were granted in connection with the acquisition of SAC. As a condition to the acquisition of SAC, holders of Acquisition Options agreed not to exercise the Acquisition Options until May 29, 1999, provided, however, if the employment of any SAC employee optionholder should terminate prior to May 29, 1999, such terminated employee shall have until June 29, 1999 to exercise any vested options in favor of such employee as of the date of such termination.

     No predictions can be made of the effect, if any, that future sales of shares of Common Stock, and grants of options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock. See "Principal and Selling Shareholders," "Description of Capital Stock" and "Underwriting."

                                  UNDERWRITING

     Subject to certain terms and conditions of an Underwriting Agreement dated
                    , 1998 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters"), who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Lehman Brothers Inc. and Legg Mason Wood Walker Incorporated (the "Representatives"), have agreed severally to purchase from the Company and the Selling Shareholders, and the Company and the Selling Shareholders have agreed severally to sell to each of the Underwriters, an aggregate of 5,000,000 shares of Common Stock at the public offering price per share less the underwriting discounts and commissions set forth on the cover of this Prospectus. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                              NUMBER OF
                        UNDERWRITERS                            SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
Lehman Brothers Inc.........................................
Legg Mason Wood Walker, Incorporated........................

                                                              ----------
          Total.............................................   5,000,000
                                                              ==========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are purchased.

     The Underwriters propose to initially offer the shares of Common Stock in part directly to the public at the price to the public set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow to certain other
dealers, a concession not in excess of $     per share. After this offering, the
offering price and other selling terms may be changed by the Underwriters.

     Certain Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 calendar days after the date of the Underwriting Agreement, to purchase from time to time, in whole or in part, up to an aggregate of 750,000 additional shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Underwriters may exercise such options solely to cover over-allotments, if any, made in connection with this offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company and each of the Selling Shareholders and the executive officers and directors of the Company has agreed, subject to certain exceptions, not to:
(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed, subject to certain exceptions, not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent. See "Shares Eligible for Future Sale -- Registration Rights Agreements."


     Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering of the Common Stock and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In the event the Common Stock does not constitute an excepted security under the provisions of Regulation M promulgated by the Commission, the Underwriters and dealers may engage in passive market making transactions in accordance with Rule 103. In general, a passive market maker may not bid for or purchase shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two-month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic later-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     In connection with this offering, certain Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot this offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Company's common stock is listed for quotation on the Nasdaq National Market under the symbol "WINS."

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Rutan & Tucker, Costa Mesa, California. Certain matters will be passed upon for the Underwriters by Milbank, Tweed, Hadley & McCloy, Los Angeles, California.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of DSA as of January 31, 1998 and 1997, and for each of the three years in the period ended January 31, 1998 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of SAC as of June 27, 1997 and June 28, 1996, and for each of the three years in the period ended June 27, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. While all material elements of the contracts and documents referenced in this Prospectus are contained herein, statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of such contract or other document which is filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Commission.

     The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's address on the World Wide Web is http://www.sec.gov.

     The Company intends to distribute to its shareholders annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS OF SM&A
Independent Auditors' Report................................  F-2
Balance Sheets--December 31, 1996 and 1997..................  F-3
Statements of Earnings--Years ended December 31, 1995, 1996
  and 1997..................................................  F-4
Statements of Shareholders' Equity--Years ended December 31,
  1995, 1996 and 1997.......................................  F-5
Statements of Cash Flows--Years ended December 31, 1995,
  1996 and 1997.............................................  F-6
Notes to Financial Statements...............................  F-7
Consolidated Balance Sheet--June 30, 1998 (unaudited).......  F-12
Consolidated Statements of Operations--six months ended June
  30, 1997 and 1998 (unaudited).............................  F-13
Consolidated Statements of Cash Flows--six months ended June
  30, 1997 and 1998 (unaudited).............................  F-14
Notes to Consolidated Financial Statements (unaudited)......  F-16
FINANCIAL STATEMENTS OF SAC
Report of Independent Auditors..............................  F-19
Consolidated Balance Sheets--June 27, 1997 and June 28,
  1996......................................................  F-20
Consolidated Statements of Operations--Years ended June 27,
  1997, June 28, 1996 and June 30, 1995.....................  F-21
Consolidated Statements of Shareholders' Equity--Years ended
  June 27, 1997, June 28, 1996, and June 30, 1995...........  F-22
Consolidated Statements of Cash Flows--Years ended June 27,
  1997, June 28, 1996 and June 30, 1995.....................  F-23
Notes to Consolidated Financial Statements..................  F-24
Unaudited Consolidated Balance Sheet--April 3, 1998.........  F-32
Unaudited Consolidated Statements of Operations--nine months ended April 3, 1998 and March 28, 1997....................  F-33
Unaudited Consolidated Statements of Cash Flows--nine months ended April 3, 1998 and March 28, 1997....................  F-34
Notes to Unaudited Consolidated Financial Statements........  F-35
FINANCIAL STATEMENTS OF DSA
Independent Auditors' Report................................  F-36
Consolidated Balance Sheets--January 31, 1998 and 1997......  F-37
Consolidated Statements of Earnings--Years ended January 31,
  1998, 1997 and 1996.......................................  F-38
Consolidated Statements of Stockholders' Equity--Years ended
  January 31, 1998, 1997 and 1996...........................  F-39
Consolidated Statements of Cash Flows--Years ended January
  31, 1998, 1997 and 1996...................................  F-40
Notes to Consolidated Financial Statements..................  F-41
Unaudited Consolidated Balance Sheet--July 31, 1998.........  F-47
Unaudited Consolidated Statements of Operations--six months
  ended July 31, 1998 and 1997..............................  F-48
Unaudited Consolidated Statements of Cash Flows--six months
  ended July 31, 1998 and 1997..............................  F-49
Notes to Unaudited Consolidated Financial Statements........  F-50

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Steven Myers & Associates, Inc.:

     We have audited the accompanying balance sheets of Steven Myers & Associates, Inc. as of December 31, 1996 and 1997 and the related statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steven Myers & Associates, Inc. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
January 9, 1998, except for the
common stock conversion
discussed in Note 5
as to which the date is
January 21, 1998

                        STEVEN MYERS & ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                              EXCEPT SHARE AMOUNTS)
ASSETS (Note 4)
Current assets:
  Cash......................................................   $ 1,927      $   150
  Accounts receivable, net of allowance of $27 and $0 at
     December 31, 1996 and 1997, respectively...............     3,637        4,245
  Other accounts receivable.................................       186            8
  Prepaid expenses and other current assets.................        45          414
                                                               -------      -------
          Total current assets..............................     5,795        4,817
Property and equipment, net (notes 3 and 4).................     5,869          378
Other assets................................................       156          136
                                                               -------      -------
          Total assets......................................   $11,820      $ 5,331
                                                               =======      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   367      $   333
  Current portion of long-term debt (note 4)................     1,259          786
  Accrued salaries, wages and payroll taxes.................     3,839        2,574
  Accrued bonus.............................................       474          736
  Other liabilities.........................................       135          287
                                                               -------      -------
          Total current liabilities.........................     6,074        4,716
Long-term debt, excluding current portion (note 4)..........     4,991        6,943
                                                               -------      -------
          Total liabilities.................................    11,065       11,659
Shareholders' equity (deficit) (note 5):
  Common stock, no par value. Authorized 50,000,000 shares
     of common stock; issued and outstanding 14,895,000 and
     12,900,000, at December 31, 1996 and 1997,
     respectively...........................................         5            5
  Additional paid-in capital................................       316          316
  Stock subscription note receivable (note 2)...............       (51)          --
  Due from shareholder (note 2).............................      (632)        (679)
  Retained earnings (accumulated deficit)...................     1,117       (5,970)
                                                               -------      -------
          Total shareholders' equity (deficit)..............       755       (6,328)
Commitments (notes 4 and 7)
                                                               -------      -------
          Total liabilities and shareholders' equity........   $11,820      $ 5,331
                                                               =======      =======

                See accompanying notes to financial statements.

                        STEVEN MYERS & ASSOCIATES, INC.

                             STATEMENTS OF EARNINGS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1995       1996       1997
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Net revenues................................................  $20,777    $25,699    $36,962
Cost of revenues............................................   12,313     14,512     20,529
                                                              -------    -------    -------
     Gross profit...........................................    8,464     11,187     16,433
Selling, general and administrative expenses (note 9).......    7,793     10,749      6,927
                                                              -------    -------    -------
     Operating income.......................................      671        438      9,506
Other expense (income):
  Interest expense..........................................       62        420        505
  Other (income) expense, net...............................      (69)      (556)        37
                                                              -------    -------    -------
     Earnings before income taxes...........................      678        574      8,964
Income tax expense (note 6).................................       10          9        147
                                                              -------    -------    -------
     Net earnings...........................................  $   668    $   565    $ 8,817
                                                              =======    =======    =======

                See accompanying notes to financial statements.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  1996           1997
                                                              ------------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                  AND PER SHARE DATA)
PRO FORMA SUPPLEMENTAL DATA (UNAUDITED):
Historical earnings before income taxes.....................   $      574     $    8,964
Pro forma adjustment to selling, general and administrative
  expenses..................................................        2,475         (1,007)
                                                               ----------     ----------
Pro forma earnings before income taxes......................        3,049          7,957
Pro forma income tax expense................................        1,219          3,183
                                                               ----------     ----------
     Pro forma net earnings.................................   $    1,830     $    4,774
                                                               ==========     ==========
     Pro forma earnings per share...........................   $     0.12     $     0.37
                                                               ==========     ==========
     Weighted average common shares used in the calculation
      of pro forma supplemental net income per share........   14,893,000     12,948,000
                                                               ==========     ==========

     The pro forma adjustments include the elimination of salaries and bonuses paid to three principal executive officers (which have historically been included in selling, general, and administrative expenses) in excess of $2.7 million in the aggregate (the maximum salaries and bonuses payable for 1998 under the Executive Compensation Program) and adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than an S corporation.

     Pro forma share and per share amounts reflect a conversion of all outstanding shares of Series A and Series B common stock of the Company into an aggregate of 12.9 million shares of common stock to be effected upon the consummation of the initial public offering.

     Supplemental net income per share has been computed by dividing supplemental net income by the weighted average number of shares of common stock outstanding during the period. Supplemental net income per share information is calculated under Statement of Financial Accounting Standard No. 128, "Earnings per Share."

                        STEVEN MYERS & ASSOCIATES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                               COMMON STOCK
                                 (NOTE 5)                         STOCK                       RETAINED         TOTAL
                           --------------------   ADDITIONAL   SUBSCRIPTION       DUE         EARNINGS     SHAREHOLDERS'
                             SHARES                PAID-IN         NOTE          FROM       (ACCUMULATED      EQUITY
                           OUTSTANDING   AMOUNT    CAPITAL      RECEIVABLE    SHAREHOLDER     DEFICIT)       (DEFICIT)
                           -----------   ------   ----------   ------------   -----------   ------------   -------------
                                                       (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31,
  1994, as previously
  reported...............   1,172,000      $5        $316         $(303)         $  --        $     96       $    114
Exchange of shares.......  14,895,000      --          --            --             --              --             --
Net earnings.............          --      --          --            --             --             668            668
Collection of stock
  subscription
  receivable.............          --      --          --            89             --              --             89
Tax-free distribution....          --      --          --             9             --            (212)          (203)
                           ----------      --        ----         -----          -----        --------       --------
Balance at December 31,
  1995...................  14,895,000       5         316          (205)            --             552            668
Net earnings.............          --      --          --            --             --             565            565
Note due from shareholder
  (note 2)...............          --      --          --            --           (632)             --           (632)
Collection of stock
  subscription
  receivable.............          --      --          --           154             --              --            154
                           ----------      --        ----         -----          -----        --------       --------
Balance at December 31,
  1996...................  14,895,000       5         316           (51)          (632)          1,117            755
Net earnings.............          --      --          --            --             --           8,817          8,817
Collection of stock
  subscription
  receivable.............          --      --          --            51             --              --             51
Note due from shareholder
  (note 2)...............          --      --          --            --            (47)             --            (47)
Dividends declared (note
  9).....................          --      --          --            --             --         (10,041)       (10,041)
Repurchase and retirement
  of common stock........  (1,995,000)     --          --            --             --          (5,863)        (5,863)
                           ----------      --        ----         -----          -----        --------       --------
Balance at December 31,
  1997...................  12,900,000      $5        $316         $  --          $(679)       $ (5,970)      $ (6,328)
                           ==========      ==        ====         =====          =====        ========       ========

                See accompanying notes to financial statements.

                        STEVEN MYERS & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                              1995      1996        1997
                                                              -----    -------    --------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $ 668    $   565    $  8,817
  Adjustments to reconcile net earnings to net cash provided by operating activities:
       Provision for doubtful accounts......................     --         27         (27)
       Depreciation and amortization........................    175        448         139
       Gain on sale of fixed asset..........................     --         --        (137)
       Changes in assets and liabilities:
          Accounts receivable...............................   (713)    (1,377)       (581)
          Other accounts receivables........................     (2)      (183)        178
          Prepaid expenses and other current assets.........    (18)       (20)       (369)
          Other assets......................................     (3)      (133)         20
          Accounts payable..................................    (34)       300         (34)
          Accrued salaries, wages and payroll taxes.........    408      2,487      (1,265)
          Accrued bonus.....................................     14        132         262
          Other liabilities.................................   (292)       135         152
                                                              -----    -------    --------
          Net cash provided by operating activities.........    203      2,381       7,155
                                                              -----    -------    --------
Cash flows from investing activities:
  Net purchases of property and equipment...................   (325)    (5,890)       (146)
  Proceeds from sale of fixed assets........................     --         --           6
  Due to (from) shareholder.................................    200       (632)        (47)
                                                              -----    -------    --------
          Net cash used in investing activities.............   (125)    (6,522)       (187)
                                                              -----    -------    --------
Cash flows from financing activities:
  Increase in long-term debt................................     63      5,645       7,108
  Distribution to shareholders..............................   (212)        --     (10,041)
  Repurchase of common stock................................     --         --      (5,863)
  Decrease in stock subscription note receivable............     98        154          51
                                                              -----    -------    --------
          Net cash provided by (used in) financing
            activities......................................    (51)     5,799      (8,745)
                                                              -----    -------    --------
          Net increase (decrease) in cash...................     27      1,658      (1,777)
Cash at beginning of period.................................    242        269       1,927
                                                              -----    -------    --------
Cash at end of period.......................................  $ 269    $ 1,927    $    150
                                                              =====    =======    ========
Supplemental disclosures:
  Cash paid during the year for:
       Interest.............................................  $  64    $   421    $    505
       Income taxes.........................................  $   1    $    --    $    100
                                                              =====    =======    ========

     Supplemental schedule of noncash investing activity:

     In 1997, the Company sold the Hawker Jet to an affiliated company for $5,635. Terms of payment included $5 cash and transfer of the related long-term notes payable of $5,630 (note 4).

                See accompanying notes to financial statements.

                        STEVEN MYERS & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Steven Myers & Associates, Inc. (the Company) was incorporated in California on January 25, 1985. The Company's primary business is providing proposal management and contract support services.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated using the double declining and straight-line method over the estimated useful lives of the assets. Estimated useful lives range from five to ten years.

  Revenue Recognition

     The Company derives most of its revenue from professional service activities. The majority of these activities are provided under "time and expenses" billing arrangements, and revenues are recorded as work is performed. Revenues are directly related to the total number of hours billed to clients and the associated hourly billing rates. Revenues are also derived from success fees offered to clients as a pricing option, and recorded as revenue only upon the attainment of the specified incentive criteria. This success fee is billable by the Company when a contract is won by the client.

  Income Taxes

     The Company has elected to be taxed as an S corporation under the provisions of the Internal Revenue Code and similar statutes in the state of California. Accordingly, the Company's taxable income is treated as if it were distributed to the shareholders, who are responsible for payment of taxes thereon. Additionally, in accordance with state laws regarding S corporations, the Company is subject to a 1.5% California franchise tax. Deferred taxes are provided on items for which there are temporary differences in recording such items for financial and income tax reporting purposes.

  Fair Value of Financial Instruments

     The carrying value of cash, accounts receivable, other accounts receivables, accounts payable and other accrued liabilities are measured at cost which approximates their fair value.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Supplemental Net Income per Share

     Historical net income per common share is not presented because it is not meaningful.

(2) STOCK SUBSCRIPTION NOTE RECEIVABLE AND DUE FROM SHAREHOLDER

     In 1993, the Company entered into a stock subscription agreement with an officer of the Company for common stock valued at $316,000. Included in the accompanying balance sheet is a stock subscription

                        STEVEN MYERS & ASSOCIATES, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

receivable balance of $51,000 at December 31, 1996. The stock subscription receivable balance was paid in full during 1997.

     Included in shareholders' equity at December 31, 1996 and 1997 are amounts due from an officer and principal shareholder of the Company totaling $632,000 and $679,000, respectively. The incremental increase of $47,000 represents interest accrued at a rate of 7.3%. This balance is to be paid by February 1, 1998 by offsetting dividends to the shareholder against the receivable.

(3) PROPERTY AND EQUIPMENT

     A summary of property and equipment follows:

                                                      DECEMBER 31,
                                                   ------------------
                                                    1996       1997
                                                   -------    -------
                                                     (IN THOUSANDS)
Aircraft and automobile..........................  $ 6,746    $   958
Furniture and equipment..........................      385        511
Leasehold improvements...........................       --         19
                                                   -------    -------
                                                     7,131      1,488
Less accumulated depreciation....................   (1,262)    (1,110)
                                                   -------    -------
                                                   $ 5,869    $   378
                                                   =======    =======

(4) DEBT

     In 1995, the Company refinanced an aircraft loan for the corporate aircraft (Turbo Commander). The new agreement provided for a long-term note in the principal amount of $560,000, of which there was a remaining principal balance of $536,000 and $517,000 at December 31, 1996 and 1997, respectively. The note bears annual interest at a fixed rate of 10.74% and is payable monthly, expiring in June 2010. The note is secured by the aircraft.

     In April 1996, the Company purchased a Hawker 800 jet for $5,788,000 and financed the purchase through a bank. The financing arrangement consisted of a note in the amount of $4,962,000 bearing interest at 10.07%, payable annually, with the full principle balance due and payable in April 2001. The note is secured by the Hawker jet. In January 1997, the Company sold the Hawker jet to a company which is owned by an officer and principal shareholder.

     The Company also financed the acquisition of an automobile and certain office equipment through capital leases. These leases bear interest at 7.25% and 15.71%, respectively, and are payable monthly. Future minimum lease payments under these capital lease agreements as of December 31, 1997 are as follows:

                                                         (IN THOUSANDS)
Year ending December 31:
  1998.................................................       $ 32
  1999.................................................         31
  2000.................................................         10
                                                              ----
                                                                73
  Less amount representing interest....................        (10)
                                                              ----
  Present value of minimum lease payments..............         63
  Less current portion.................................        (26)
                                                              ----
                                                              $ 37
                                                              ====

                        STEVEN MYERS & ASSOCIATES, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

     On January 2, 1997, the Company entered into a credit agreement with a bank under which it may borrow up to $8,000,000. The agreement, as amended on July 21, 1997, has two parts: a $4,000,000 revolving line of credit is available with a sub-limit of $2,000,000 to finance a portion of the repurchase of the Company's stock and a $4,000,000 term loan which is also available to finance the repurchase of Company stock. Bank debt at December 31, 1997 consisted of $3,659,000 and $3,490,000 outstanding under the revolving line of credit and the term loan, respectively, which amounts were used by the Company for general corporate purposes and to fund the purchase of Company stock from various shareholders. The revolving line of credit bears interest at the Bank's prime rate of 8.5% at December 31, 1997 and is due January 2, 1999. The term loan expires in 2001, is payable in graduated quarterly installments ranging from $170,000 to $230,000, and bears interest at LIBOR plus 2.50%. The term loan interest rate was 8.66% at December 31, 1997. The loans are secured by substantially all of the Company's assets.

     A summary of debt is provided as follows:

                                                      DECEMBER 31,
                                                    -----------------
                                                     1996       1997
                                                    -------    ------
                                                     (IN THOUSANDS)
Bank debt.........................................  $    --    $7,149
Aircraft loans....................................    5,498       517
Shareholder note payable..........................      667        --
Capital leases....................................       85        63
                                                    -------    ------
                                                      6,250     7,729
Less current portion of long-term debt............   (1,259)     (786)
                                                    -------    ------
                                                    $ 4,991    $6,943
                                                    =======    ======

     Included in short-term debt at December 31, 1996 was a $667,000 note due to an officer and principal shareholder of the Company. The note, which bore interest at 7.30% per annum, pertained to an advancement for working capital purposes and was assumed by Summit Aviation Inc. (SAI) as part of the Hawker sales transaction.

     The terms of the bank agreement provide for the maintenance of financial covenants. The Company has obtained a waiver from the bank from compliance with certain of the covenants, the principal covenant being the Company's tangible net worth requirement of $(4,450,000) at December 31, 1997. The waiver is conditioned upon the Company completing an Initial Public Offering. If the Company does not complete an Initial Public Offering, the Company's principal shareholder has agreed to provide an amount to the Company, in the form of subordinated debt, to enable the Company to comply with the covenants.

     On January 9, 1997, the Company sold its Hawker jet to SAI, a company owned by one of the shareholders, for a purchase price of approximately $5,635,000. Concurrent with the sale, the Company transferred $5,630,000 of long-term notes payable to SAI bearing interest at rates of 7.30% and 10.07% per annum, respectively, and SAI paid the Company $5,000 in cash. The sale was finalized and recorded in the second quarter of 1997 and resulted in a gain of $137,000.

(5) COMMON STOCK

     In November 1994, the Board of Directors approved the recapitalization of the Company through the amendment of the Articles of Incorporation. The amendment authorized all outstanding common shares to be exchanged for a new series of common stock designated as Series A. In total, up to 1,000,000 shares of Series A common stock were authorized. Additionally, the issuance of up to 2,000,000 shares of a new Series B common stock were authorized. The Series A and Series B common stock are identical in all respects

                        STEVEN MYERS & ASSOCIATES, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

and have equal rights and privileges, except that Series B common stock has no voting rights. The amendment had no effect on the ownership structure of the Company.

     On January 21, 1998, the Company amended its articles of incorporation to authorize the issuance of up to 50,000,000 shares of common stock and up to 10,000,000 shares of preferred stock. On that same date, the Company converted each issued and outstanding share of Series A and B common stock into 12.7078 shares of common stock, or an aggregate of 12,900,000 Shares outstanding as of December 31, 1997. The financial statements have been revised to reflect this conversion.

(6) INCOME TAXES

     For all periods presented, the Company has provided for income taxes at the appropriate California statutory state income tax rate imposed on S Corporations.

     The provision for income tax expense (benefit) consists of the following:

                                             YEAR ENDED DECEMBER 31,
                                             ------------------------
                                             1995      1996      1997
                                             ----      ----      ----
                                                  (IN THOUSANDS)
Current:
  State....................................  $10        $9       $147
                                             ===        ==       ====

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are established for temporary differences at tax rates expected to be in effect when such assets or liabilities are realized or settled. Net deferred tax assets are considered immaterial and do not have a significant impact on the financial results of the Company.

(7) COMMITMENTS

  Leases

     In June 1997, the Company entered into a ten year lease agreement for a new office facility, at which time the lease agreement on the old facility was terminated for a penalty of $28,000. Additionally, the Company has entered into various lease agreements for office equipment. Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows:

                                                         (IN THOUSANDS)
Year ending December 31:
  1998.................................................      $  435
  1999.................................................         451
  2000.................................................         468
  2001.................................................         487
  2002.................................................         492
  Thereafter...........................................       2,478
                                                             ------
                                                             $4,811
                                                             ======

     Rent expense totaled $177,000, $184,000 and $392,000 for years ended December 31, 1995, 1996 and 1997, respectively.

                        STEVEN MYERS & ASSOCIATES, INC.

                        DECEMBER 31, 1995, 1996 AND 1997

(8) CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. The majority of the Company's receivables are from large companies in the aerospace and defense industries. The Company controls credit risk through credit approvals and monitoring procedures. Credit losses have historically been minimal.

     Revenue from major customers is summarized as follows:

                                                YEARS ENDED DECEMBER 31,
                                                -------------------------
                                                1995      1996      1997
                                                -----     -----     -----
Customer:
     A........................................   23%       19%       10%
     B........................................   27        23        22
     C........................................   --        10        10
     D........................................   --        --        --
     E........................................   10        18        13
     F........................................   10        --        --
     G........................................   --        --        11
     H........................................   --        --        15

(9) COMPENSATION TO THREE SENIOR EXECUTIVE SHAREHOLDERS

     Included in selling, general and administrative expense is total compensation paid to three senior executive shareholders in the amount of $4,642,000, $5,175,000 and $1,693,000 for the years ended December 31, 1995,
1996 and 1997, respectively.

     In fiscal 1997, the Company changed the manner of distributions to shareholders. Dividends in the amount of $10,041,000 were declared and paid during fiscal 1997.

(10) EMPLOYEE BENEFIT PLAN AND STOCK OPTION PLAN

     The Steven Myers & Associates 401(k) Plan and Trust is a defined contribution plan. The Plan includes a tax-deferred 401(k) provision. The Plan covers all employees of the Company. Contributions are made to the Plan by participants only.

     The Company adopted the 1997 Stock Option Plan in December 1997. The 1997 Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors, provides for the granting of options to purchase an aggregate of 1,500,000 shares of the Company's common stock to directors, employees, and consultants of the Company. Upon consummation of the Offering, the Company intends to grant to certain employees and directors of the Company options to purchase of 790,000 shares of common stock. The exercise price per share will be equal to the initial public offering price.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                              JUNE 30, 1998
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
Current Assets:
     Cash & cash equivalents................................     $16,217
     Accounts receivable, net of allowance for doubtful
      accounts..............................................       9,636
     Costs and estimated earnings in excess of billings on
      contracts in progress, net of allowance...............       2,011
     Inventory..............................................         198
  Advances to employees.....................................          --
     Other accounts receivable..............................          72
     Prepaid expenses and other current assets..............         684
                                                                 -------
          Total current assets..............................      28,818
Goodwill, net...............................................      13,859
Notes receivable, officers..................................       1,124
Property and equipment, net.................................       1,346
Other assets................................................         822
                                                                 -------
          Total assets......................................     $45,969
                                                                 =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable....................................     $ 1,065
  Current portion of long-term debt.........................          11
  Accrued salaries, wages, and payroll taxes................       4,332
  Accrued bonuses...........................................         815
  Income taxes payable......................................         841
  Other liabilities.........................................          31
                                                                 -------
          Total current liabilities.........................       7,095
Deferred rents..............................................          52
Deferred tax liability......................................         161
Other deferreds.............................................         492
Long-term debt, excluding current portion...................         534
                                                                 -------
          Total liabilities.................................       8,334
Shareholders' equity:
  Common stock, no par value................................         158
  Additional paid in capital................................      39,953
  Retained earnings.........................................      (2,476)
                                                                 -------
          Total shareholders' equity........................      37,635
                                                                 -------
          Total liabilities and shareholders' equity........     $45,969
                                                                 =======


          See accompanying notes to consolidated financial statements.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                     SIX MONTHS ENDED
                                                              ------------------------------
                                                              JUNE 30, 1997    JUNE 30, 1998
                                                              -------------    -------------
                                                                      (IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
Net Revenues................................................     $15,773          $24,121
Cost of Revenues............................................       8,657           13,499
                                                                 -------          -------
  Gross Profit..............................................       7,116           10,622
Selling, general and administrative expenses................       2,763            4,637
                                                                 -------          -------
  Operating income..........................................       4,353            5,985
Other (income) expense:
  Interest expense..........................................         248               66
  Other income, net.........................................        (198)          (1,220)
                                                                 -------          -------
  Earnings before income taxes..............................       4,303            7,139
Income tax expense..........................................          28            2,936
                                                                 -------          -------
  Net earnings..............................................     $ 4,275          $ 4,203
                                                                                  =======
Earnings per common share:
  Basic.....................................................                      $  0.28
                                                                                  =======
  Diluted...................................................                      $  0.28
                                                                                  =======
Weighted average common shares used computing per share
  amounts:
  Basic.....................................................                       14,825
                                                                                  =======
  Diluted...................................................                       15,042
                                                                                  =======
Pro forma supplemental data (unaudited):
  Earnings before income taxes, as reported.................     $ 4,303          $ 7,139
  Pro forma adjustment to selling, general and
     administrative expenses................................         562               --
                                                                 -------          -------
  Pro forma earnings before income tax expense..............       3,741            7,139
  Pro forma income tax expense..............................       1,496            2,936
                                                                 -------          -------
  Pro forma net earnings....................................     $ 2,245          $ 4,203
                                                                 =======          =======
Pro forma earnings per common share:
  Basic.....................................................     $  0.17          $  0.28
                                                                 =======          =======
  Diluted...................................................     $  0.17          $  0.28
                                                                 =======          =======
Weighted average common shares used in computing pro forma
  pro forma per share amounts:
  Basic.....................................................      12,948           14,825
                                                                 =======          =======
  Diluted...................................................      12,948           15,042
                                                                 =======          =======

     The pro forma adjustments to the historical SM&A financial statements include additional salaries for the three principal executive officers who are to be paid a maximum $2.7 million in salaries and bonuses under the 1998 Executive Compensation Program. The maximum amount is in excess of historical figures included in selling, general, and administrative expenses for 1997. Federal and state income taxes were also adjusted to reflect a 40% C corporation tax rate rather than the historically used S corporation tax rate.

     Pro forma share and per share amounts reflect a conversion of all outstanding shares of Series A and Series B common stock of the Company into an aggregate of 12.9 million shares of common stock effected upon the consummation of the initial public offering.

     Supplemental earnings per share has been computed by dividing supplemental net income by the weighted average number of shares of common stock outstanding during the period. Supplemental net income per share information is calculated under Statement of Financial Accounting Standard No. 128 "Earnings per Share."

     Historic earnings per share for 1997 is not presented because it is not meaningful.

          See accompanying notes to consolidated financial statements.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                              -----------------------------
                                                              JUNE 30, 1997   JUNE 30, 1998
                                                              -------------   -------------
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net Earnings..............................................    $  4,275         $ 4,203
  Adjustments to reconcile net earnings to net cash provided by
     operating activities:
       Provision for doubtful accounts......................          --               2
       Depreciation and amortization........................          62             140
       Gain on sale of fixed assets.........................        (137)           (821)
       Changes in assets and liabilities:
          Accounts receivable...............................      (1,287)           (553)
          Prepaid expenses and other current assets.........        (391)           (439)
          Other assets......................................         (10)             83
          Accounts payable..................................        (266)         (1,178)
          Accrued salaries, wages, and payroll taxes........      (1,432)            280
          Accrued bonuses...................................         190              79
          Income taxes payable..............................          --             789
          Deferred tax liability............................          --             161
          Other deferreds...................................          --             (40)
          Other liabilities.................................         (47)           (463)
                                                                --------         -------
            Net cash provided by operating activities.......         957           2,243
Cash flows from investing activities:
  Cash acquired in the SAC acquisition......................          --             223
  Net purchases of property and equipment...................        (102)           (136)
  Net proceeds from sale of property and equipment..........           6              --
  Repayment from stockholder................................        (768)            679
                                                                --------         -------
            Net cash (used in) provided by investing
               activities...................................        (864)            766
Cash flows from financing activities:
  Proceeds from issuance of common stock....................          51          22,474
  Advances (repayments) of long-term debt...................       5,271          (8,706)
  Distributions to shareholders.............................      (1,230)           (710)
  Common stock repurchase...................................      (5,863)             --
                                                                --------         -------
            Net cash (used in) provided by financing
               activities...................................      (1,771)         13,058
               Net (decrease) increase in cash..............      (1,678)         16,067
                                                                --------         -------
Cash at beginning of period.................................       1,927             150
Cash at end of period.......................................    $    249         $16,217
                                                                ========         =======
Supplemental disclosure:
       Cash paid during the period for:
               Interest.....................................    $    159         $   149
                                                                ========         =======
               Income taxes.................................    $     28         $ 1,967
                                                                ========         =======

          See accompanying notes to consolidated financial statements.

Supplemental schedule of noncash investing activity:

     In May 1998, the Company acquired Space Applications Corporation in a stock-for-stock reverse triangular merger. The acquisition was accounted for as a purchase. The table below gives summary to the effect of the purchase as follows:

                                                         (IN THOUSANDS)
Tangible assets acquired at fair value.................     $10,537
Costs in excess of net assets acquired.................      12,575
Liabilities assumed at fair value......................      (5,755)
                                                            -------
          Total consideration costs....................      17,357
            Less cash acquired.........................        (223)
                                                            -------
          Total acquisition costs, net cash acquired...     $17,134
                                                            =======

     In June 1998, the Company sold the Turbo Commander aircraft to an affiliate of the Company's principal shareholder for $880,000. Terms of payment included a note receivable for the total sales price of $880,000.

     In January 1997, the Company sold the Hawker Jet to an affiliated company for $5,635,000. Terms of payment included $5,000 cash and transfer of the original long-term notes payable of $5,630,000.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements of Steven Myers & Associates, Inc. (the "Company") have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly Reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The information furnished herein includes all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for these interim periods.

     The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year ending December 31, 1998.

     The consolidated financial statements include the accounts of the Company and its subsidiaries. As discussed in Note 5, during the three months ended June 30, 1998, the Company acquired Space Applications Corporation ("SAC"). This transaction was accounted for as a purchase and, accordingly, the consolidated financial statements include the financial results of SAC from the effective date of this event. SAC provides systems engineering, scientific research, program management support, and military operations support services to the nation's military and civilian space programs, the national intelligence community, and the national defense sector.

     In addition, these financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 1997. Supplementary information which includes the historical pro-forma financial statements of the Company prior to its initial public offering is included in Form S-1 filed by the Company with the Securities and Exchange Commission on January 28, 1998 as amended (the "S-1"). Due to the Company converting from an S corporation to a C corporation, the information found in the S-1 filing includes pro forma operating results. These pro formas reflect an adjustment of salaries and bonuses paid to three principal executive officers (which have historically been included in selling, general, and administrative expenses) in excess or less than $2.7 million ($675,000 per quarter) in the aggregate (the maximum salaries and bonuses payable for 1998 under the Company's Executive Compensation Program) and adjustments for Federal and state income taxes as if the Company had been taxed as a C corporation rather than an S corporation during such period.

     Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

NOTE 2. INITIAL PUBLIC OFFERING

     The Company completed an initial public offering ("IPO") of Common Stock during January 1998. Of the 3,150,000 shares of Common Stock sold in the IPO, 1,050,000 were sold by existing shareholders and 2,100,000 were sold by the Company, generating $23,436,000 in proceeds to the Company, net of underwriting discounts and commissions of $1,764,000.

     The Company made cash payments of S corporation distributions (the "S Corporation Dividend") to shareholders totaling $710,000 which were accrued January 28, 1998 and paid February 5, 1998. The S Corporation Dividend represented the undistributed earnings of the Company taxed or taxable to the shareholders through the date of the IPO. Cash provided from the operating activities of the Company prior to the IPO was used to fund the dividend payment.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998
                                  (UNAUDITED)

NOTE 3. INCOME TAX PROVISION AND PRO FORMA FINANCIAL DATA

     Prior to the IPO, the Company and its shareholders elected to be treated as an S corporation under the Internal Revenue Code of 1986, as amended (the "Code"). Under the provisions of the Code, the Company's shareholders included their pro rata share of the Company's income on their personal tax returns. Accordingly, the Company was not subject to federal and most state income taxes.

     Historical pro forma figures and pro forma net income per share figures are presented as if the Company had been taxed as a C corporation for the periods presented. The pro forma tax provision has been calculated assuming a 40% combined effective tax rate.

     In January 1998, the Company still operated as an S corporation; thus, the consolidated income statement presentation for the six months ended June 30, 1998, includes only appropriate federal and state income taxes for the period in which the Company had been a C corporation. Upon termination of the S corporation status on January 28, 1998, the Company recorded a tax expense resulting from the establishment of net deferred tax liabilities of approximately $510,000, which was based upon temporary book to tax differences existing at the date of termination of the Company's S corporation status.

NOTE 4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NET EARNINGS PER SHARE

     Basic net earnings per common share is computed based on weighted average common shares outstanding during the period. Diluted net earnings per common share is computed based on weighted average common shares and common equivalent shares (stock options) outstanding during the period. The Company currently has 15,819,743 shares of common stock outstanding. As of December 31, 1997, there were 12,900,000 shares of common stock outstanding.

     Pursuant to Statement of Financial Accounting Standards No. 128, basic and diluted earnings per share have been included. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Shares issued during the period and shares repurchased during the period are weighted for the portion of the period that they were outstanding. Diluted earnings per share is consistent with that of basic earnings per share while giving effect to all dilutive potential common shares that were outstanding during the period. The Company's diluted earnings per share is calculated by arriving at basic earnings per share and factoring in the dilutive effect of the 790,000 options issued in January 1998 under the Company's 1997 Stock Option Plan (using the treasury stock method and the average common stock price per share), plus the 175,925 options granted to SAC employees and associates in May 1998, at a 20-day trailing price per share from the issuance date. The dilutive effect of the options was insignificant. Basic earnings per common share is equal to diluted earnings per common share.

NOTE 5. BUSINESS COMBINATION

     On May 29, 1998, the Company issued 819,743 shares of common stock valued at approximately $14,700,000, and stock options with a fair value of $2.6 million for substantially all the outstanding common stock of SAC. This transaction was accounted for as a purchase and, accordingly, the consolidated financial statements include the financial results of SAC from May 18, 1998, the date the definitive agreement was approved by all relevant parties, and the date of the private placement memorandum for SAC.

                       SM&A CORPORATION AND SUBSIDIARIES
              (FORMERLY KNOWN AS STEVEN MYERS & ASSOCIATES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 JUNE 30, 1998
                                  (UNAUDITED)

     The Company recorded goodwill of approximately $12,575,000 as a result of the SAC purchase. The Company incurred significant costs and expenses in connection with this acquisition, including legal and accounting, and other various expenses. Eligible costs will be capitalized as part of goodwill in accordance with generally accepted accounting principles (GAAP). The assets acquired, including the costs in excess of net assets acquired, and liabilities assumed in the acquisition of SAC are as follows:

                                                              (IN THOUSANDS)
Assets acquired at fair value...............................     $10,537
Costs in excess of net assets acquired......................      12,575
Liabilities assumed at fair value...........................      (5,755)
                                                                 -------
          Total acquisition costs...........................     $17,357
                                                                 =======

     On August 20, 1998, the Company, through an Agreement and Plan of Merger and Reorganization ("Merger Agreement"), acquired Decision-Science Applications, Inc. ("DSA") for approximately $28 million in a stock for stock and cash exchange merger. The merger is comprised of approximately $14 million in stock and $14 million in cash. DSA is a technical services corporation specializing in information systems, software development, electrical engineering, telecommunications and physics.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Space Applications Corporation

     We have audited the accompanying consolidated balance sheets of Space Applications Corporation and Subsidiary as of June 27, 1997 and June 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Space Applications Corporation and Subsidiary at June 27, 1997 and June 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 27, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Washington, D.C.
October 3, 1997

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                     ASSETS

                                                               JUNE 27,       JUNE 28,
                                                                 1997           1996
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................  $   354,879    $ 1,208,426
  Receivables:
     Trade..................................................    3,330,940      3,744,479
     Other..................................................       30,206         59,409
                                                              -----------    -----------
                                                                3,361,146      3,803,888
  Costs and estimated earnings in excess of billings on
     contracts in progress..................................    2,839,541      2,274,950
  Refundable income taxes...................................      179,121        160,168
  Prepaid expenses..........................................      441,616        452,406
  Deferred income taxes.....................................       61,000        287,000
                                                              -----------    -----------
          Total current assets..............................    7,237,303      8,186,838
Property and equipment:
  Equipment.................................................    2,443,568      4,049,249
  Leasehold improvements....................................    1,212,042      1,158,902
  Furniture and fixtures....................................      376,542        406,390
  Transportation equipment..................................       20,527         20,527
                                                              -----------    -----------
                                                                4,052,679      5,635,068
  Less accumulated depreciation and amortization............    2,900,941      4,445,234
                                                              -----------    -----------
                                                                1,151,738      1,189,834
Contract rights.............................................    1,657,182             --
Note receivable from related party..........................      235,155        210,788
Note receivable.............................................      167,237             --
Investments and advances -- Savant Corporation..............      142,182        676,867
Deposits....................................................      258,105        104,500
Deferred income taxes.......................................      158,000        157,000
Other assets................................................      328,933         27,270
                                                              -----------    -----------
          Total assets......................................  $11,335,835    $10,553,097
                                                              ===========    ===========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Line of credit............................................  $ 1,100,000    $        --
  Term note payable -- current..............................      333,334             --
  Accounts payable..........................................    1,299,149      1,260,280
  Accrued expenses..........................................    1,496,907      1,943,521
  Notes payable -- Savant Corporation.......................           --        441,276
  Deferred acquisition payments.............................      185,627             --
  Deferred rent -- current..................................      597,670        607,936
  Income taxes payable......................................           --         88,941
                                                              -----------    -----------
          Total current liabilities.........................    5,012,687      4,341,954
Term note payable -- long-term..............................      666,666             --
Deferred rent...............................................           --        597,670
Deferred acquisition payments...............................      287,500             --
Deferred supplemental retirement............................      208,494             --
                                                              -----------    -----------
                                                                6,175,347      4,939,624
Shareholders' equity:
  Common stock, $1 per share par value:
     Authorized shares -- 1,000,000
     Issued and outstanding shares -- 342,549 in 1997 and
      350,881 in 1996.......................................      342,549        350,881
  Additional paid-in capital................................      534,123        353,083
  Retained earnings.........................................    4,283,816      4,909,509
                                                              -----------    -----------
                                                                5,160,488      5,613,473
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $11,335,835    $10,553,097
                                                              ===========    ===========

                            See accompanying notes.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     YEAR ENDED
                                                      -----------------------------------------
                                                       JUNE 27,       JUNE 28,       JUNE 30,
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
Contract revenue....................................  $25,582,679    $28,635,607    $27,251,278
Costs and expenses:
  Costs of revenue:
     Direct costs...................................   14,248,081     15,622,059     14,712,394
     Overhead.......................................    8,357,574      8,666,240      8,491,171
                                                      -----------    -----------    -----------
                                                       22,605,655     24,288,299     23,203,565
  General and administrative........................    1,830,459      2,005,204      4,210,347
  Bid and proposal, and research and development....      697,245        614,929        806,008
  Equity in losses of Savant Corporation............      638,834         61,166             --
  Interest expense and other (income) loss, net.....       42,421        (20,323)         1,598
                                                      -----------    -----------    -----------
                                                       25,814,614     26,949,275     28,221,518
                                                      -----------    -----------    -----------
Income (loss) before income taxes...................     (231,935)     1,686,332       (970,240)
Income tax expense (benefit)........................      156,814        615,780       (418,257)
                                                      -----------    -----------    -----------
Net income (loss)...................................  $  (388,749)   $ 1,070,552    $  (551,983)
                                                      ===========    ===========    ===========
Net income (loss) per common share:
  Basic.............................................  $     (1.11)   $      3.08    $     (1.44)
  Diluted...........................................  $     (1.11)   $      2.56    $     (1.44)
Weighted average common shares used in computing per
  share amounts:
  Basic.............................................      349,613        347,831        382,131
  Diluted...........................................      349,613        417,481        382,131

                            See accompanying notes.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        ADDITIONAL
                                            COMMON       PAID-IN       RETAINED
                                             STOCK       CAPITAL       EARNINGS         TOTAL
                                           ---------    ----------    -----------    -----------
Balance at June 24, 1994.................  $ 419,481    $ 165,931     $ 5,710,919    $ 6,296,331
  Net loss for 1995......................         --           --        (551,983)      (551,983)
  Shares issued under stock option
     plans...............................     27,175      116,137              --        143,312
  Tax benefit from exercise of stock
     options.............................         --       82,000              --         82,000
  Purchase and retirement of common
     stock...............................   (101,875)    (159,406)     (1,235,799)    (1,497,080)
                                           ---------    ---------     -----------    -----------
Balance at June 30, 1995.................    344,781      204,662       3,923,137      4,472,580
  Net income for 1996....................         --           --       1,070,552      1,070,552
  Shares issued..........................      5,000       59,850              --         64,850
  Shares issued under stock option
     plans...............................      9,100       98,151              --        107,251
  Tax benefit from exercise of stock
     options.............................         --        2,000              --          2,000
  Purchase and retirement of common
     stock...............................     (8,000)     (11,580)        (84,180)      (103,760)
                                           ---------    ---------     -----------    -----------
Balance at June 28, 1996.................    350,881      353,083       4,909,509      5,613,473
  Net loss for 1997......................         --           --        (388,749)      (388,749)
  Shares issued..........................     13,608      212,332              --        225,940
  Shares issued under stock option
     plans...............................      4,500       64,755              --         69,255
  Tax benefit from exercise of stock
     options.............................         --        2,500              --          2,500
  Purchase and retirement of common
     stock...............................    (26,440)     (98,547)       (236,944)      (361,931)
                                           ---------    ---------     -----------    -----------
Balance at June 27, 1997.................  $ 342,549    $ 534,123     $ 4,283,816    $ 5,160,488
                                           =========    =========     ===========    ===========

                            See accompanying notes.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     YEAR ENDED
                                                      -----------------------------------------
                                                       JUNE 27,       JUNE 28,       JUNE 30,
                                                         1997           1996           1995
                                                      -----------    -----------    -----------
OPERATING ACTIVITIES
Net income (loss).................................    $  (388,749)   $ 1,070,552    $  (551,983)
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating activities:
  Depreciation and amortization...................        392,641        356,499        606,775
  Deferred income taxes...........................        225,000        360,000       (604,948)
  Deferred rent...................................       (389,936)      (759,401)     1,296,237
  Loss on disposal of equipment...................         64,457         36,874             --
  Minority interest in losses of subsidiary.......             --         16,000             --
  Equity in losses of Savant Corporation..........        638,834         61,166             --
  Changes in operating assets and liabilities:
     Receivables..................................        442,742       (883,559)      (408,211)
     Costs and estimated earnings in excess of
       billings on contracts in progress..........       (764,591)      (222,715)      (176,446)
     Prepaid expenses and other assets............       (433,461)        80,443       (439,413)
     Accounts payable.............................         38,869        668,663         20,833
     Other liabilities............................       (257,378)       481,044       (470,830)
                                                      -----------    -----------    -----------
Net cash (used in) provided by operating
  activities......................................       (431,572)     1,265,566       (727,986)
                                                      -----------    -----------    -----------
INVESTING ACTIVITIES
Purchase of property and equipment................       (419,002)      (731,528)      (364,763)
Proceeds from sale of property and equipment......             --         20,000             --
Payments for assets acquired -- Applied
  Research........................................     (1,306,722)            --             --
Cash paid to fund annuity.........................        (28,500)            --             --
Investment and advances -- Savant Corporation.....        (89,359)      (298,033)            --
                                                      -----------    -----------    -----------
Net cash used in investing activities.............     (1,843,583)    (1,009,561)      (364,763)
                                                      -----------    -----------    -----------
FINANCING ACTIVITIES
Borrowings on line of credit......................      5,550,000             --             --
Repayments of line of credit......................     (4,450,000)            --             --
Proceeds from issuance of term note...............      1,000,000             --             --
Principal payments on notes payable...............       (440,000)       (10,919)       (10,711)
Sale of minority interest in subsidiary...........             --        (16,000)            --
Purchase and retirement of common stock...........       (286,292)      (103,760)    (1,497,080)
Proceeds from sale of common stock................         47,900        174,101        225,312
                                                      -----------    -----------    -----------
Net cash provided by financing activities.........      1,421,608         43,422     (1,282,479)
                                                      -----------    -----------    -----------
Increase (decrease) in cash and cash
  equivalents.....................................       (853,547)       299,427     (2,375,228)
Cash and cash equivalents at beginning of year....      1,208,426        908,999      3,284,227
                                                      -----------    -----------    -----------
Cash and cash equivalents at end of year..........    $   354,879    $ 1,208,426    $   908,999
                                                      ===========    ===========    ===========

                            See accompanying notes.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 27, 1997

 1. SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed by Space Applications Corporation and Subsidiary (the Company), as summarized below, are in conformity with generally accepted accounting principles.

PRINCIPLES OF CONSOLIDATION AND USE OF ESTIMATES

     The consolidated financial statements include the accounts of Space Applications Corporation and its subsidiary, Staminet, Inc., which operate in principally one business segment in the information technology industry. Space Applications Corporation develops computer software and provides high technology services primarily on a contractual basis for the United States Government and the aerospace industry. Staminet, Inc. is a computer systems integrator and Internet provider, specializing in local and wide area network design, implementation and services for commercial and government customers. During the year ended June 28, 1996, a minority equity interest representing approximately 11% of the outstanding stock of Staminet, Inc. was purchased by employees of Staminet, Inc. The proceeds from the sale of the minority interest of $16,000 were fully offset by the allocable share of the losses of Staminet, Inc. in the year ended June 28, 1996.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTING PERIOD

     The Company operates its accounting cycle on a 52-53 week year. The last Friday in the month of June is the Company's fiscal year end.

CASH EQUIVALENTS

     Cash equivalents consist of investments that are readily convertible into cash and generally have maturities of 90 days or less when purchased.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Amortization of leasehold improvements is computed using the straight-line method over the term of the leases.

DEFERRED RENT

     Deferred rent expense arises from the recognition of rent expense on the straight-line method over the term of the lease. At June 27, 1997 and June 28, 1996, deferred rent also includes a loss accrual balance of approximately $278,000 and $800,000, respectively, representing the anticipated shortfall of sublease income as compared to future leasing costs of a vacant facility. In 1997, the loss accrual balance was reduced by approximately $203,000 due to the execution of a sublease on part of the vacant facility.

INCOME RECOGNITION AND CONTRACTS IN PROGRESS

     The Company generally recognizes income on contracts using the percentage of completion method. Accrued income is based on the percentage of estimated total income that costs incurred to date bear to estimated total costs after giving effect to the most recent estimates of cost and estimated contract price at completion. Some contracts contain incentive provisions based upon performance in relation to established

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) targets to which applicable recognition has been given in the contract revenue estimates. Since many contracts extend over a long period of time, revisions in cost and price estimates during the progress of work have the effect of adjusting earnings in the current period applicable to performance in prior periods. When the contract estimate indicates a loss, provision is made for the total anticipated loss. In accordance with these practices, contracts in progress are stated at cost plus estimated profit, but not in excess of realizable value.

     Revenues on certain contracts obtained on a time and material basis are accounted for as work is performed. Generally, the Company is required to meet certain contractual milestones prior to having the right to bill the customer. Certain customers require retention of a portion of the contract price or fee until final settlement of overhead rates and close-out of the contract. Such retainages are normally collected within one year.

EARNINGS PER SHARE

     The Company's earnings per share calculations are based upon the weighted average of shares of common stock outstanding. The dilutive effect of stock options are excluded for purposes of calculating basic earnings per share as such shares are deemed to be held by the Company. In addition, in periods where the basic earnings per share is less than $0.00, the Company does not include any effects of the options to acquire Common stock as the inclusion of such securities would be anti-dilutive.

 2. INVESTMENT IN SAVANT CORPORATION

     In June 1996, the Company acquired for cash and notes payable, totaling $700,000, a 45% interest in the outstanding common stock of Savant Corporation (Savant), a software development company. This investment is accounted for under the equity method. During fiscal 1997, Savant issued shares of preferred stock which diluted the Company's ownership percentage to 36.82%. As of June 27, 1997, the Company had recognized equity in losses of Savant of $700,000, an amount equal to the equity investment. Notes payable to Savant of $440,000 were payable monthly through September 1996, and were fully paid in the year ended June 27, 1997.

     The initial investment agreement included an administrative services agreement with Savant, whereby the Company provided Savant with certain administrative and management services. The payment of up to $150,000 of these costs could be deferred by Savant. Any deferred amounts earned interest at an annual rate of 20% from the date of invoice until paid in full. Charges to Savant under the administrative services agreement were based on the Company's cost. The administrative services agreement was terminated effective January 31, 1997. Savant issued a promissory note of $142,182 to the Company, dated June 30, 1997, for the deferred amounts and accrued interest through June 30, 1997. The note principal and interest at 20% per annum are due and payable on January 31, 2000.

     At June 27, 1997 the Company was the guarantor of approximately $41,500 of payments due under Savant's capital leases payable monthly through June 1999.

 3. BANK CREDIT FACILITY

     The Company has a loan agreement with a bank that includes a $3,500,000 line of credit and a $1,000,000 term note. The $3,500,000 line of credit expires on November 30, 1997. Available borrowings under the line of credit are subject to a borrowing base determined as a percentage of eligible accounts receivable. The line of credit has an interest rate, at the Company's option, of LIBOR plus 1.75% per annum or prime which was 7.47% at June 27, 1997. At June 27, 1997, $1,100,000 was outstanding under the line of credit.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 3. BANK CREDIT FACILITY (CONTINUED)
     In June 1997, the Company borrowed $1,000,000 under a term loan to finance the purchase of the majority of the assets of Applied Research of Maryland, Inc. See Note 10. Principal payments for the term loan of $27,778 are payable monthly through June 2000, along with monthly payments of interest at the Prime Rate plus .5 percent which was 9% at June 27, 1997.

     The Company is required to meet various financial ratios and covenants under the loan agreement, the most restrictive of which requires the Company to maintain a minimum tangible net worth. As of June 27, 1997 the Company failed to meet certain covenants of the loan agreement. However, the Company has obtained waivers for the respective covenant requirements from the lender.

     Interest paid for fiscal 1997 and 1996 was approximately $81,000 and $13,000, respectively.

 4. LEASES

     The Company leases office facilities and certain equipment under non-cancelable operating leases. As of June 27, 1997, future minimum lease payments under non-cancelable operating leases with initial terms of one year or more are as follows:

              FISCAL YEAR ENDING                OPERATING LEASES
              ------------------                ----------------
1998..........................................     $1,734,984
1999..........................................        318,703
2000..........................................        227,438
2001..........................................        193,671
2002..........................................         17,604
                                                   ----------
          Total minimum lease payments........     $2,492,400
                                                   ==========

     Rental expense for fiscal 1997 and 1996 was approximately $1,160,000 and $1,843,000, respectively. Future minimum sublease income from a non-cancelable operating sublease, which extends to June 1998, is approximately $74,000. Future payments of $597,670 under non-cancelable operating leases are included on the balance sheet as deferred rent at June 27, 1997.

 5. SHAREHOLDERS' EQUITY

     In February 1997 the Company issued 11,608 shares of common stock with a valuation of $200,000 to the Space Applications Corporation 401(k) and Profit Sharing Plan as part of the fiscal 1996 profit sharing contribution. On March 2, 1997, the Company acquired 1,500 shares of stock from a former employee in exchange for a promissory note of $25,845 to be repaid in three equal annual principal payments plus simple interest.

     During fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to continue to measure compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting as prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has elected to continue its APB Opinion No. 25 accounting treatment for stock-based compensation, and has adopted the provisions of SFAS No. 123 requiring disclosure of the pro forma effect on net income (loss) as if compensation expense had been recognized based upon the estimated fair value at the date of grant for options awarded. The effect of applying SFAS No. 123 on the net loss as reported is not representative of the effects on reported net income (loss) for future years due to the vesting period of the stock options and the fair value of additional sock options in future years. Had compensation expense been

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 5. SHAREHOLDERS' EQUITY (CONTINUED)
determined in accordance with the methodology of SFAS No. 123, the Company's net
(loss) income in 1997 and 1996 would have been approximately ($423,000) and $1,036,000, respectively. The fair value of options granted during 1997 and 1996 are estimated as $3.45 and $3.34 per share, respectively, on the date of grant using the minimum value option pricing model with the following assumptions: dividend 0%, risk free interest rate of 6.00% for 1997 and 1996, and an expected life of five years.

     The Company has a qualified incentive stock option plan (ISOP) and a non-qualified stock option plan (NQSOP). The ISOP provides that options be granted to certain officers and key employees at prices equal to estimated fair value at the date of grant. There were no ISOP options granted during fiscal 1997. The NQSOP options granted in fiscal 1997 were granted at a price determined by an independent valuation conducted as of June 28, 1996. The NQSOP options in fiscal 1996 were granted at a price equal to the book value per share at June 30, 1995. Options granted are for ten years and become exercisable at varying times. The Company has reserved 200,000 shares under the ISOP and NQSOP plans.

     Share information with respect to the options is as follows:

                                                            ISOP       NQSOP
                                                           -------    -------
Outstanding at June 25, 1994:............................   30,800     86,500
  Exercised..............................................   (3,300)   (23,875)
  Canceled...............................................  (19,000)   (21,000)
                                                           -------    -------
Outstanding at June 30, 1995:............................    8,500     41,625
  Granted................................................       --    142,000
  Exercised..............................................   (2,000)    (7,100)
  Canceled...............................................   (2,000)   (41,725)
                                                           -------    -------
Outstanding at June 28, 1996:............................    4,500    134,800
  Granted................................................       --     10,000
  Exercised..............................................   (3,000)    (1,500)
  Canceled...............................................   (1,500)    (7,000)
                                                           -------    -------
Outstanding at June 27, 1997.............................       --    136,300
                                                           =======    =======

     Weighted average exercise prices of the options are as follows:

                                                              ISOP     NQSOP
                                                             ------    ------
Outstanding at June 30, 1995:..............................  $13.29    $10.05
  Granted..................................................      --     12.97
  Exercised................................................   10.15     12.25
  Canceled.................................................   12.39     11.49
                                                             ------    ------
Outstanding at June 28, 1996:..............................   15.09     12.57
  Granted..................................................      --     17.23
  Exercised................................................   16.60     12.97
  Canceled.................................................   12.08     11.05
                                                             ------    ------
Outstanding at June 27, 1997...............................  $   --    $12.98
                                                             ======    ======

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 5. SHAREHOLDERS' EQUITY (CONTINUED)
     The following table summarizes information about stock options outstanding at June 27, 1997:

                           NQSOP OPTIONS OUTSTANDING

          OPTIONS OUTSTANDING
----------------------------------------    OPTIONS EXERCISABLE
                 WEIGHTED                  ----------------------
                  AVERAGE       WEIGHTED                 WEIGHTED
                 REMAINING      AVERAGE                  AVERAGE
  NUMBER        CONTRACTUAL     EXERCISE     NUMBER      EXERCISE
OUTSTANDING   LIFE (IN YEARS)    PRICE     EXERCISABLE    PRICE
-----------   ---------------   --------   -----------   --------
5,800....            3           $ 8.31       5,800       $ 8.31
8,000....            5            11.23       8,000        11.23
112,500..            8            12.97      43,300        12.97
10,000...           10            17.23          --           --
  -------           --           ------      ------       ------
136,300..            8           $12.98      57,100       $12.25
  =======           ==           ======      ======       ======

     In September 1997, in connection with the resignation of an officer of the Company, the Company paid approximately $420,000 to repurchase 7,000 shares of common stock, to cancel options on 80,000 shares of common stock and to provide a severance benefit.

     The following table sets forth the computation of basic and dilutive earnings per share:

                                                                       YEAR ENDED
                                                          JUNE 27,      JUNE 28,     JUNE 30,
                                                            1997          1996         1995
                                                          ---------    ----------    ---------
NUMERATOR:
  Net (loss) income (no reconciling items for basic or
     diluted earnings per share calculations)...........  $(388,749)   $1,070,552    $(551,983)
                                                          =========    ==========    =========
DENOMINATOR:
  Denominator for weighted average basic earnings per
     share..............................................    349,613       347,831      382,131
EFFECT OF DILUTIVE SECURITIES:
  Employee stock options................................         --        69,650           --
                                                          ---------    ----------    ---------
Denominator for diluted earnings per share adjusted
  weighted average shares and assumed conversions.......    349,613       417,481      382,131
                                                          =========    ==========    =========
Basic earnings per share................................  $   (1.11)   $     3.08    $   (1.44)
                                                          ---------    ----------    ---------
Diluted earnings per share..............................  $   (1.11)   $     2.56    $   (1.44)
                                                          ---------    ----------    ---------

 6. 401(K) AND PROFIT SHARING PLAN

     The Company has a discretionary profit sharing plan under which it contributes up to a maximum of 15% of the salaries paid to eligible employees of the Company. In addition, the plan also has a 401(k) feature under which all employees of the Company other than casual status employees may contribute up to 15% of their salary with the Company matching 50% of employee contributions (up to a maximum of 3% of each eligible employee's salary). Total expense under the plan for fiscal 1997, 1996 and 1995 was approximately $315,000, $667,000 and $444,000, respectively.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 7. INCOME TAXES

     Deferred income taxes reflect the net deferred tax asset arising from tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. A valuation allowance of approximately $273,000 was established in the year ended June 27, 1997 for the equity in losses of Savant Corporation. No valuation allowance was deemed necessary for other deferred tax assets as a result of management's evaluation of the likelihood that all of the deferred tax assets will be realized.

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     JUNE 27,    JUNE 28,    JUNE 30,
                                                       1997        1996        1995
                                                     --------    --------    --------
Deferred tax assets:
  Accrued expenses not currently deductible for tax
     purposes......................................  $353,411    $424,354    $746,479
  Project reserves.................................   120,013     207,053     187,670
  Equity in losses of Savant Corporation...........   273,000          --          --
  Depreciation.....................................    24,168      11,980       9,918
                                                     --------    --------    --------
Total deferred tax assets..........................   770,592     643,387     944,067
  Valuation allowance..............................  (273,000)         --          --
                                                     --------    --------    --------
                                                      497,592     643,387     944,067
                                                     --------    --------    --------
Deferred tax liabilities:
  Unbilled receivables.............................   157,613          --          --
  Prepaid expenses.................................    20,477      44,387      40,205
  Other............................................   100,502     155,000      99,862
                                                     --------    --------    --------
Total deferred tax liabilities.....................   278,592     199,387     140,067
                                                     --------    --------    --------
Net deferred tax assets............................  $219,000    $444,000    $804,000
                                                     ========    ========    ========

     Significant components of the provision (benefit) for income taxes are as follows:

                                                    JUNE 27,    JUNE 28,    JUNE 30,
                                                      1997        1996        1995
                                                    --------    --------    ---------
Current:
  Federal.........................................  $(42,713)   $212,128    $ 152,000
  State...........................................   (25,473)     43,652       34,691
                                                    --------    --------    ---------
Total current.....................................   (68,186)    255,780      186,691
Deferred:
  Federal.........................................   182,000     286,000     (527,948)
  State...........................................    43,000      74,000      (77,000)
                                                    --------    --------    ---------
Total deferred....................................   225,000     360,000     (604,948)
                                                    --------    --------    ---------
                                                    $156,814    $615,780    $(418,257)
                                                    ========    ========    =========

     The Company made income tax payments of approximately $327,000, $254,000 and $428,000 during fiscal 1997, 1996 and 1995, respectively.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

 7. INCOME TAXES (CONTINUED)
     Income tax expense for each of the three years ending June 27, 1997, June 28, 1996 and June 30, 1995 varies from the amount which would have been computed using statutory rates as follows:

                                                    JUNE 27,    JUNE 28,    JUNE 30,
                                                      1997        1996        1995
                                                    --------    --------    ---------
Tax computed at the federal statutory rate........  $(79,000)   $573,000    $(330,000)
State income taxes, net of Federal income tax
  benefit or charge...............................   (12,000)     84,000      (49,000)
Valuation allowance on equity in losses in Savant
  Corporation.....................................   273,000          --           --
Permanent differences and other...................   (25,186)    (41,220)     (39,257)
                                                    --------    --------    ---------
Income tax (benefit)/expense......................  $156,814    $615,780    $(418,257)
                                                    ========    ========    =========

 8. RESEARCH AND DEVELOPMENT

     The Company incurred research and development costs of approximately $103,000, $57,000 and $82,000 for fiscal 1997, 1996 and 1995, respectively.

 9. RELATED PARTY TRANSACTIONS

     The Company has a note receivable dated January 15, 1996 from an officer of the Company in the amount of $200,000 with accrued interest of approximately $35,000 and $11,000 at June 27, 1997 and June 28, 1996, respectively. The note bears interest at the prime rate with principal and accrued interest payable on or before January 15, 2001.

10. APPLIED RESEARCH ACQUISITION

     On June 19, 1997, the Company purchased certain assets of Applied Research of Maryland, Inc. ("ARM"), including the rights to contracts, unbilled accounts receivable relating to contracts, and property and equipment for $1,750,000. The majority of ARM employees were hired by the Company effective June 16, 1997 and are included in the results from operations as of that date. The purchase price consisted of $1,172,400 of cash at closing and $577,600 of assumed liabilities and deferred payments payable through three years after the closing date. The Company also incurred $134,322 of legal fees and other due diligence expenses related to the purchase. The Company financed $1,000,000 of the cash due at closing through a 36 month bank term note.

     The transaction was accounted for using the purchase method of accounting. The purchase price, including transaction expenses, of $1,884,322 was allocated to purchased assets as follows:

Unbilled accounts receivable.....................  $  200,000
Property and equipment...........................      27,141
Contracts rights.................................   1,657,181
                                                   ----------
                                                   $1,884,322
                                                   ==========

     Contract rights will be amortized to expense over five years based on the profits expected to be realized from the contracts.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                                 JUNE 27, 1997

     Pro forma unaudited consolidated operating results of the Company for the years ended June 27, 1997 and June 28, 1996, respectively, assuming the acquisition had been made at the beginning of each of the respective years are summarized below:

                                                                1997          1996
                                                             -----------   -----------
Pro forma Revenue..........................................  $31,500,000   $34,600,000
Pro forma Net Income (Loss)................................     (464,000)      995,000
Pro forma Income (Loss) per common share...................  $     (1.33)  $      2.86
Pro forma Income (Loss) per common share assuming
  dilution.................................................  $     (1.33)  $      2.38

     These pro forma results have been prepared for comparative purposes only and include adjustments such as additional amortization expense as a result of contract rights and increased interest expense related to debt used to finance the acquisition. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect at the beginning of the periods presented, or of the future results of operations of the Company.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                                  APRIL 3, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Current Assets:
  Cash......................................................         $   300
  Accounts receivable.......................................           4,963
  Costs and estimated earnings in excess of billings on
     contracts in progress, net allowance...................           1,955
  Inventory.................................................              75
  Prepaid expenses and other current assets.................             477
                                                                     -------
     Total current assets...................................           7,770
Property and equipment, net.................................           1,106
Other assets................................................           2,177
Notes receivable, officers..................................             244
                                                                     -------
     Total assets...........................................         $11,297
                                                                     =======

                                    LIABILITIES
Current Liabilities:
  Trade accounts payable....................................         $ 1,635
  Current portion of long-term debt.........................           1,683
  Accrued salaries, wages, and payroll taxes................           1,478
  Accrued bonuses...........................................             176
  Other liabilities.........................................             206
                                                                     -------
     Total current liabilities..............................           5,178
Deferred rents..............................................             188
Other deferreds.............................................             472
Long-term debt, excluding current portion...................             417
                                                                     -------
     Total liabilities......................................           6,255
Shareholders' equity:
  Common stock, no par value................................             337
  Additional paid in capital................................             590
  Retained earnings.........................................           4,115
                                                                     -------
     Total shareholders' equity.............................           5,042
                                                                     -------
     Total liabilities and shareholders' equity.............         $11,297
                                                                     =======


     See accompanying notes to unaudited consolidated financial statements

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     NINE MONTHS ENDED
                                                              -------------------------------
                                                              APRIL 3, 1998    MARCH 28, 1997
                                                              -------------    --------------
                                                                  (DOLLARS IN THOUSANDS)
Net revenues................................................     $22,912          $19,417
Cost of revenues............................................      16,181           13,581
                                                                 -------          -------
     Gross profit...........................................       6,731            5,836
Selling, general and administrative expenses................       6,614            5,892
                                                                 -------          -------
     Operating income (loss)................................         117              (56)
Other (income) expense:
  Interest expense..........................................         174               40
  Other (income) expense, net...............................         (13)             187
                                                                 -------          -------
     Loss before income taxes...............................         (44)            (283)
Income tax expense (benefit)................................         (17)            (113)
                                                                 -------          -------
     Net loss...............................................     $   (27)         $  (170)
                                                                 =======          =======

     See accompanying notes to unaudited consolidated financial statements.

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              APRIL 3, 1998   MARCH 28, 1997
                                                              -------------   --------------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net (loss)................................................     $   (27)        $  (170)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by (used in) operating activities:
     Provision for costs and estimated earnings in excess of
      current billings......................................          11              15
     Depreciation and amortization..........................         609             335
  Changes in assets and liabilities:
     Trade accounts receivable..............................      (1,632)           (296)
     Cost and estimated earnings in excess of current
      billings..............................................         873             (19)
     Prepaid expenses and other current assets..............         160            (195)
     Deferred rent..........................................        (410)           (479)
     Accounts payable and other current liabilities.........         513          (1,252)
                                                                 -------         -------
          Net cash provided by (used in) operating
            activities......................................          97          (2,061)
                                                                 -------         -------
Cash flows from investing activities:
  Net purchases of property and equipment...................        (262)           (383)
  Net change in notes receivable from related party.........          (9)              7
  Net change in other noncurrent assets.....................         234             124
                                                                 -------         -------
          Net cash used in investing activities.............         (37)           (252)
                                                                 -------         -------
Cash flows from financing activities:
  Borrowings on line of credit..............................         250           1,700
  Repayment of term note....................................        (250)             --
  Net change in other liabilities...........................         (23)           (441)
  Net proceeds from issuance of common stock................          75             226
  Exercise of stock options.................................          --              70
  Purchase and retirement of common stock...................        (167)           (350)
                                                                 -------         -------
          Net cash (used in) provided by financing
            activities......................................        (115)          1,205
                                                                 -------         -------
          Net decrease in cash..............................         (55)         (1,108)
                                                                 -------         -------
Cash and cash equivalents at beginning of period............         355           1,208
Cash and cash equivalents at end of period..................     $   300         $   100
                                                                 =======         =======

     See accompanying notes to unaudited consolidated financial statements

                 SPACE APPLICATIONS CORPORATION AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED APRIL 3, 1998 AND MARCH 28, 1997

 1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Space Applications Corporation (SAC) and subsidiaries have been prepared in accordance with generally accepted accounting principles ("GAAP") for the interim financial reporting. Accordingly, they do not include all of the information and footnote disclosures necessary for complete financial statements in conformity with GAAP. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in this current report.

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments considered necessary for a fair presentation of the financial condition as of April 3, 1998, the results of operations for the nine months ended March 31, 1998 and 1997, the statement of cash flows for the nine months ended April 3, 1998 and March 28, 1997 and the statements of shareholders' equity for the nine months ended April 3, 1998 and March 28, 1997. Certain reclassifications to prior period financial statements have been made in order to conform to the current period presentation.

 2. SUBSEQUENT EVENTS

     On May 18, 1998, SAC completed a purchase agreement with Steven Myers and Associates, Inc.(SM&A) whereby all shares of the common stock of SAC were exchanged for $14.7 million in common shares of SM&A.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
  Decision-Science Applications, Inc.:

     We have audited the accompanying consolidated balance sheets of Decision-Science Applications, Inc. and subsidiary as of January 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Decision-Science Applications, Inc. and subsidiary as of January 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Washington, DC
April 13, 1998

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           JANUARY 31, 1998 AND 1997

                                     ASSETS

                                                                 1998           1997
                                                              -----------    -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    30,831    $   698,321
  Accounts receivable.......................................   12,687,706     10,174,220
  Prepaid expenses and other assets.........................      276,821        236,490
  Refundable income taxes...................................      697,000             --
                                                              -----------    -----------
          Total current assets..............................   13,692,358     11,109,031
                                                              -----------    -----------
PROPERTY AND EQUIPMENT:
  Furniture and equipment...................................    4,067,829      3,437,679
  Leasehold improvements....................................      506,656        429,603
                                                              -----------    -----------
                                                                4,574,485      3,867,282
  Less accumulated depreciation and amortization............   (3,366,054)    (2,743,567)
                                                              -----------    -----------
                                                                1,208,431      1,123,715
                                                              -----------    -----------
OTHER ASSETS:
  Capitalized software development costs -- net of
     accumulated amortization -- $732,067 and $494,294,
     respectively...........................................    1,486,527      1,107,241
DEFERRED TAXES ON INCOME....................................      250,700             --
                                                              -----------    -----------
                                                              $16,638,016    $13,339,987
                                                              ===========    ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Note payable to bank......................................  $ 1,795,000    $        --
  Accounts payable and accrued expenses.....................      939,709        565,807
  Accrued salaries, benefits, and amounts withheld..........    2,771,725      2,955,129
  Unearned revenue..........................................      144,799        237,362
  Income taxes payable......................................           --        524,000
  Deferred taxes on income..................................    4,088,000      2,559,500
                                                              -----------    -----------
          Total current liabilities.........................    9,739,233      6,841,798
                                                              -----------    -----------
LONG-TERM NOTES PAYABLE.....................................       20,739         19,162
ACCRUED RENT................................................      374,879        523,006
DEFERRED TAXES ON INCOME....................................           --        322,000
STOCKHOLDERS' EQUITY:
  Common Stock, par value $.01 per share; authorized,
     1,000,000 shares; issued, 115,900 shares...............        1,159          1,159
  Retained earnings.........................................    6,568,185      6,160,061
                                                              -----------    -----------
                                                                6,569,344      6,161,220
  Less shares of Common Stock in treasury, at cost -- 8,076
     shares -- 1998; 29,467 shares -- 1997..................      (66,179)      (527,199)
                                                              -----------    -----------
                                                                6,503,165      5,634,021
                                                              -----------    -----------
                                                              $16,638,016    $13,339,987
                                                              ===========    ===========

                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

                                                         1998           1997           1996
                                                      -----------    -----------    -----------
CONTRACT REVENUES...................................  $36,888,310    $30,670,236    $24,203,744
                                                      -----------    -----------    -----------
COSTS AND EXPENSES:
  Cost of contract services.........................   31,263,866     25,241,811     19,938,474
  General and administrative........................    2,732,497      2,320,676      1,663,409
  Other expenses....................................    1,988,284      1,045,209        671,231
                                                      -----------    -----------    -----------
                                                       35,984,647     28,607,696     22,273,114
                                                      -----------    -----------    -----------
                                                          903,663      2,062,540      1,930,630
INTEREST AND OTHER INCOME...........................      112,630        163,962         86,423
INTEREST EXPENSE....................................      (11,026)       (29,986)       (28,515)
                                                      -----------    -----------    -----------
EARNINGS BEFORE TAXES ON INCOME.....................    1,005,267      2,196,516      1,988,538
TAXES ON INCOME.....................................      391,000        900,500        724,200
                                                      -----------    -----------    -----------
NET EARNINGS........................................  $   614,267    $ 1,296,016    $ 1,264,338
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

                                       COMMON STOCK                    TREASURY STOCK
                                     ----------------    RETAINED    -------------------
                                     SHARES    AMOUNT    EARNINGS    SHARES     AMOUNT       TOTAL
                                     -------   ------   ----------   -------   ---------   ----------
BALANCE, FEBRUARY 1, 1995..........  115,900   $1,159   $3,656,082    39,509   $(659,843)  $2,997,398
  Net earnings.....................       --       --    1,264,338        --          --    1,264,338
  Stock option plan activity.......       --       --      (86,476)   (7,232)    175,299       88,823
  Repurchase of common stock.......       --       --           --     7,161    (197,580)    (197,580)
  Tax benefit from exercise of
     stock options.................       --       --       44,400        --          --       44,400
                                     -------   ------   ----------   -------   ---------   ----------
BALANCE, JANUARY 31, 1996..........  115,900    1,159    4,878,344    39,438    (682,124)   4,197,379
  Net earnings.....................       --       --    1,296,016        --          --    1,296,016
  Stock option plan activity.......       --       --     (126,899)  (15,257)    372,893      245,994
  Repurchase of common stock.......       --       --           --     5,286    (217,968)    (217,968)
  Tax benefit from exercise of
     stock options.................       --       --      112,600        --          --      112,600
                                     -------   ------   ----------   -------   ---------   ----------
BALANCE, JANUARY 31, 1997..........  115,900    1,159    6,160,061    29,467    (527,199)   5,634,021
  Net earnings.....................       --       --      614,267        --          --      614,267
  Stock option plan activity.......       --       --     (206,143)  (26,363)    686,005      479,862
  Repurchase of common stock.......       --       --           --     4,972    (224,985)    (224,985)
                                     -------   ------   ----------   -------   ---------   ----------
BALANCE, JANUARY 31, 1998..........  115,900   $1,159   $6,568,185     8,076   $ (66,179)  $6,503,165
                                     =======   ======   ==========   =======   =========   ==========

                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

                                                             1998          1997          1996
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Reconciliation of net earnings to net cash (used in)
     provided by operating activities:
  Net earnings..........................................  $   614,267   $ 1,296,016   $ 1,264,338
  Depreciation and amortization.........................      860,260       605,940       723,695
  Write-off of investment in joint venture..............      270,000            --            --
  Interest added to principal of notes payable..........        1,577         1,535         1,543
  Deferred taxes on income..............................      955,900       373,325       683,594
  Accrued rent..........................................     (148,127)     (316,284)     (299,281)
  Decrease (increase) in:
     Accounts receivable................................   (2,513,486)      102,703    (1,608,119)
     Prepaid expenses and other assets..................      (40,331)     (143,981)       30,442
     Refundable income taxes............................     (697,000)      149,000       384,000
  Increase (decrease) in:
     Accounts payable and accrued expenses..............      373,802       175,530      (386,321)
     Accrued salaries, benefits, and amounts withheld...     (183,404)    1,103,574       156,145
     Unearned revenue...................................      (92,563)      157,955       (13,712)
     Income taxes payable...............................     (524,000)      524,000            --
                                                          -----------   -----------   -----------
          Net cash (used in) provided by operating
            activities..................................   (1,123,105)    4,029,313       936,324
                                                          -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................     (707,203)     (485,125)     (441,644)
  Capitalized software development costs................     (617,059)     (583,212)     (437,909)
  Investment in joint venture...........................     (270,000)           --            --
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (1,594,262)   (1,068,337)     (879,553)
                                                          -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line-of-credit agreement.............    1,795,000            --     2,300,000
  Repayments under line-of-credit agreement.............           --    (2,300,000)   (2,250,000)
  Repayments of long-term notes payable.................           --        (1,805)           --
  Stock option plan activity............................      479,862       245,994        88,823
  Repurchase of common stock............................     (224,985)     (217,968)     (197,580)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities..................................    2,049,877    (2,273,779)      (58,757)
                                                          -----------   -----------   -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....     (667,490)      687,197        (1,986)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR............      698,321        11,124        13,110
                                                          -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, END OF YEAR..................  $    30,831   $   698,321   $    11,124
                                                          ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE:
  Cash paid during the year for interest................  $     9,449   $    33,739   $    28,515
                                                          ===========   ===========   ===========
  Cash paid during the year for taxes...................  $   656,141   $     1,688   $        --
                                                          ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Reduction in current tax liability resulting from tax
     benefit from exercise of stock options.............  $        --   $   112,600   $    44,400
                                                          ===========   ===========   ===========

                See notes to consolidated financial statements.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business -- Decision-Science Applications, Inc. (the Company) is a privately owned technical services corporation. DSA's key areas of expertise are in information systems, software development, electrical engineering, telecommunications and physics.

     Basis of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, DSA Systems, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Contract Revenues -- Substantially all the Company's services are performed for the United States Government under various cost reimbursable and fixed-price contracts. For financial reporting purposes, the Company records revenue from fixed-price contracts on the percentage-of-completion method and from cost-reimbursable contracts, including cost-plus-fixed-fee contracts, on the basis of reimbursable costs plus a pro rata portion of the fee. Contract costs for services supplied to the U.S. Government, including indirect expenses, are subject to audit by the Government's representatives. All contract revenues are recorded in amounts that are expected to be realized upon final settlement. Government audits have been completed through fiscal year 1997.

     Software Revenues -- The Company has a Master Development and Distribution Agreement for the licensing of several software products to a manufacturer of test instruments. The Company receives royalties from the instrument manufacturer as software product units are sold and distributed. The Company recognizes royalty revenue as payments are received from the instrument manufacturer.

     Unbilled Receivables -- Unbilled receivables include certain costs and a portion of the fee or expected profit which is billable upon completion of the contracts or the completion of certain tasks under terms of the contracts.

     Depreciation and Amortization -- The cost of furniture and equipment is depreciated from the date of installation using accelerated and straight-line methods over the estimated useful lives of the various classes of property, which range from five to eight years.

     The cost of leasehold improvements is amortized on the straight-line method based on the shorter of the estimated useful lives of the improvements or remaining lease period.

     Capitalized Software Development Costs -- The Company capitalizes certain product related software development costs after technological feasibility has been reached. These costs are amortized on the greater of the straight-line method over the product's remaining estimated economic life or the ratio of the product's current gross revenues to the total of the product's current and anticipated future gross revenues. Amortization costs for the years ended January 31, 1998, 1997, and 1996, were approximately $238,000, $104,000, and
$180,000, respectively.

     Income Taxes -- Income taxes are accounted for using Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

     Cash and Cash Equivalents -- For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     Stock Option Plan -- The Company accounts for its stock-based compensation plan under APB Opinion No. 25. In 1997, the Company adopted the disclosures provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     Reclassifications -- Certain reclassifications have been made to prior-year balances to conform to the current-year presentation.

 2. INVESTMENT IN JOINT VENTURE

     On January 1, 1996, the Company entered into an agreement which established SMD Software LLC, a limited liability company (LLC), with SpaceLabs Medical, Inc. The Company contributed internally developed software for a 45% interest. The book value of the contributed software was $0.00. During fiscal year 1998, the Company made an additional capital contribution of $270,000 to the joint venture. This additional investment was subsequently written down to $0.00 because of the uncertainty of future earnings from the joint venture and the realizability of this investment. Therefore, no investment has been recorded in the financial statements of the Company as of and for the years ended January 31, 1997 and 1998. The investment is accounted for under the equity method. Profits or losses are allocated based upon the respective ownership interest of each partner.

     The Company recorded approximately $700,000 and $1,000,000 of revenues from sales to SMD Software LLC, during the years ended January 31, 1998 and 1997, respectively.

 3. ACCOUNTS RECEIVABLE

     At January 31, accounts receivable consisted of the following:

                                               1998           1997
                                            -----------    -----------
Billed....................................  $11,607,341    $ 9,486,590
Unbilled..................................    1,080,365        687,630
                                            -----------    -----------
                                            $12,687,706    $10,174,220
                                            ===========    ===========

 4. NOTE PAYABLE TO BANK

     Effective June 30, 1997, the Company renewed a line of credit with a bank to provide for borrowings up to $2,750,000 at 1/2 of 1% over the bank's prime rate, secured by all accounts receivable of the Company. Borrowings at January 31, 1998, amounted to $1,795,000. The agreement requires the Company to maintain certain working capital and other financial ratios. The agreement, unless renewed, expires on June 30, 1999.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

 5. LONG-TERM NOTES PAYABLE

     At January 31, notes payable consisted of the following:

                                                            1998       1997
                                                           -------    -------
Notes payable to employees and employees' families: the
  notes bear interest at prime less  1/2 of 1%; the
  balance includes principal and accumulated interest and
  is payable eighteen months after written request from
  the holders of the notes and is subordinated to any
  Company bank indebtedness; at the Company's discretion,
  payments may be made prior to the due date.............  $20,739    $19,162
                                                           =======    =======

 6. TAXES ON INCOME

     The provision for taxes on income includes the following for the years ended January 31:

                                              1998         1997        1996
                                            ---------    --------    --------
Current:
  Federal.................................  $(271,000)   $495,200    $ 36,000
  State...................................   (116,000)    116,800       5,200
                                            ---------    --------    --------
                                             (387,000)    612,000      41,200
                                            ---------    --------    --------
Deferred:
  Federal.................................    623,000     167,300     605,000
  State...................................    155,000     121,200      78,000
                                            ---------    --------    --------
                                              778,000     288,500     683,000
                                            ---------    --------    --------
                                            $ 391,000    $900,500    $724,200
                                            =========    ========    ========

     Deferred Income Taxes -- The principal components of the deferred portion of the provision for income taxes for the years ended January 31, 1998, 1997 and 1996 are as follows:

                                             1998         1997         1996
                                           ---------    ---------    --------
Accrual to cash conversion...............  $ 814,000    $ 351,000    $827,000
Capitalized software.....................    133,000     (168,000)    (90,000)
Net operating loss.......................   (227,000)          --     (79,000)
Other....................................    (97,000)     (15,700)    (53,000)
State income taxes.......................    155,000      121,200      78,000
                                           ---------    ---------    --------
                                           $ 778,000    $ 288,500    $683,000
                                           =========    =========    ========

     The approximate tax effect of each type of temporary difference that gave rise to the Company's deferred tax liability at January 31, 1998 and 1997, is as follows:

                                                       1998           1997
                                                    -----------    -----------
Current:
  Accrual to cash conversion......................  $(3,009,000)   $(2,208,000)
  Capitalized software............................     (521,000)            --
  State taxes.....................................     (558,000)      (403,000)
  Other...........................................           --         52,000
                                                    -----------    -----------
Current deferred tax liability....................  $(4,088,000)   $(2,559,000)
                                                    ===========    ===========

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

                                                       1998           1997
                                                    -----------    -----------
Noncurrent:
  Alternative minimum tax credit..................  $   227,000    $        --
  Capitalized software............................           --       (388,000)
  Fixed asset basis difference....................       23,700         86,000
  Other...........................................           --        (20,000)
                                                    -----------    -----------
Noncurrent deferred tax asset (liability).........  $   250,700    $  (322,000)
                                                    ===========    ===========

     Effective and Statutory Rate Reconciliation - The differences between the effective rate in the provision for income taxes and the statutory rate for federal income taxes for the years ended January 31, 1998, 1997 and 1996 are as follows:

                                               1998        1997        1996
                                             --------    --------    --------
Statutory federal income tax rate..........        35%         35%         35%
                                             ========    ========    ========
Provision computed at federal statutory
  rate.....................................  $352,000    $769,000    $696,000
State income taxes, net of federal
  benefit..................................    39,000      86,000      43,000
Other......................................        --      45,500     (14,800)
                                             --------    --------    --------
                                             $391,000    $900,500    $724,200
                                             ========    ========    ========

 7. EMPLOYEE BENEFIT PLANS

     The Company maintains a profit-sharing retirement plan and trust, which is qualified as to form under Sections 40l(a) and 401(k) of the Internal Revenue Code. It is Company policy to contribute annually an amount equal to a certain percentage of qualified employees' salaries. Employees may elect to make voluntary contributions on either a pretax or after-tax basis, or both, subject to certain plan and statutory limitations. The Company's contributions for the years ended January 31, 1998, 1997, and 1996, were $1,187,800, $1,211,744, and
$1,027,475, respectively.

     The Company has an Employee Stock Ownership Plan, which is qualified under
Section 401(a) of the Internal Revenue Code. All permanent employees with two years' service are eligible for the plan. Only the Company may contribute to the plan. All contributions are discretionary and may be paid in cash or in shares of Company stock. Contributions will be allocated to eligible participants based on the ratio that each such eligible participant's compensation for the plan year bears to the total compensation of all such eligible participants for the plan year. The Company made no contributions during the years ended January 31, 1998, 1997, and 1996.

 8. STOCKHOLDERS' EQUITY

     In accordance with the terms of a stock purchase agreement, the Company has an option to repurchase outstanding shares should certain events, as defined in the agreement, occur. The repurchase price is the book value of stock as of the end of the month in which such events occur.

     The Company has a stock option plan which allows for the granting of incentive options to Company officers and employees to purchase shares of common stock at an option price set by the Board of Directors to approximate fair market value on the date of the grant. All options granted expire five years from the date of grant. A total of 750,000 shares of common stock has been reserved for this plan.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

     Stock option activity for the years ended January 31, 1998, 1997, and 1996, is as follows:

                                                                                    END OF YEAR
                                                                            ---------------------------
                                                            WEIGHTED                         WEIGHTED
                                           OPTIONS          AVERAGE           OPTIONS        AVERAGE
                                         OUTSTANDING      OPTION PRICE      EXERCISABLE    OPTION PRICE
                                         -----------    ----------------    -----------    ------------
Outstanding at February 1, 1995........    132,134           $19.07
  Granted..............................     63,220           $27.96
  Exercised............................     (7,232)          $12.28
  Canceled.............................    (14,959)          $16.82
                                           -------
Outstanding at January 31, 1996........    173,163           $23.79           154,794         $21.77
                                                                              =======         ======
  Granted..............................     38,490           $36.78
  Exercised............................    (15,257)          $24.44
  Canceled.............................    (16,720)          $25.78
  Forfeited............................     (2,526)          $25.78
                                           -------
Outstanding at January 31, 1997........    177,150           $26.34           114,285         $23.24
                                                                              =======         ======
  Granted..............................     12,655           $44.32
  Exercised............................    (26,363)          $26.02
  Canceled.............................    (57,663)          $21.09
  Forfeited............................     (2,859)          $17.20
                                           -------
Outstanding at January 31, 1998........    102,920           $31.84            67,093         $29.27
                                           =======                            =======         ======
Option Price Range.....................                 $21.46 to $44.32

     In 1997, the Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue to account for its stock-based compensation plan under APB Opinion No. 25. For SFAS No. 123 purposes, the fair value of each option has been estimated as of the date of grant using the minimum value method with a risk-free interest rate of 6% and an expected life of approximately five years. Using these assumptions, the fair value of the stock options is approximately $139,000, $437,000, and $350,000 for the years ended January 31, 1998, 1997, and 1996, respectively, which would be amortized over the vesting period of the options. Had compensation expense been determined consistent with SFAS No. 123, utilizing the assumptions detailed above, the Company's net earnings for the years ended January 31, 1998, 1997, and 1996, would be reduced to the following pro forma amounts:

1998
Net income:
  As reported............................................  $  614,267
  Pro forma..............................................     590,693

1997
Net income:
  As reported............................................  $1,296,016
  Pro forma..............................................   1,227,884

1996
Net income:
  As reported............................................  $1,264,338
  Pro forma..............................................   1,236,358

     The resulting pro forma compensation expense may not be representative of that expected in future years.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                  YEARS ENDED JANUARY 31, 1998, 1997, AND 1996

 9. COMMITMENTS

     Lease Obligations -- The Company leases office space in Virginia, Texas, Colorado, and New York. The lease of the New York facility expires in 2001. The lease of the San Antonio facility expires in 2003. The lease of the Colorado facility expires in 2000. The lease of the Virginia facility provides for a rent abatement arrangement during the first two years of the lease term that expires in 1999. The Company is accounting for the cost of these leases by recognizing rent expense on a straight-line basis over the lease term. The leases contain an escalation clause related to increases in the Consumer Price Index and provides options for both extension and expansion. During the year the Company acquired additional spaces in Virginia and Texas Offices, which did not affect the lease expiration periods. The following is a composite schedule, by year, of minimum rental payments as of January 31, 1998:

                       YEAR ENDING
                       JANUARY 31,                           AMOUNT
                       -----------                         ----------
  1999...................................................  $2,082,000
  2000...................................................     273,000
  2001...................................................     194,000
  2002...................................................     160,000
  2003...................................................      13,000
                                                           ----------
  Total minimum lease payments...........................  $2,722,000
                                                           ==========

     Rental expense for the years ended January 31, 1998, 1997, and 1996, was $1,915,241, $1,708,531, and $1,614,624, respectively. Rental of a portion of the Company's leased space in Virginia resulted in revenue of $64,100, $58,759, and $13,035, for the years ended January 31, 1998, 1997, and 1996, respectively.

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                              JULY 31, 1998
                                                              -------------
Current Assets:
  Cash and cash equivalents.................................   $ 2,845,647
  Accounts receivable.......................................    10,391,378
  Prepaid expenses and other current assets.................       305,879
                                                               -----------
     Total current assets...................................   $13,542,904
                                                               -----------
Property and Equipment:
  Furniture and equipment...................................     4,313,653
  Leasehold improvements....................................       559,665
                                                               -----------
                                                                 4,873,318
  Less accumulated depreciation and amortization............    (3,684,454)
                                                               -----------
     Net furniture, equipment and leaseholds................     1,188,864
                                                               -----------
Other Assets:
  Capitalized software development costs....................     1,670,208
  Equity in joint venture...................................        66,272
  Deferred taxes on income..................................       250,700
                                                               -----------
     Total assets...........................................   $16,718,948
                                                               ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................   $ 1,024,540
  Accrued expenses..........................................     3,532,580
  Unearned revenue..........................................       375,967
  Deferred taxes on income..................................     4,061,356
                                                               -----------
     Total current liabilities..............................     8,994,443
Notes payable, excluding current portion....................        21,633
Accrued rent................................................       214,646
                                                               -----------
     Total liabilities......................................     9,230,722
                                                               -----------
Stockholders Equity:
  Common stock..............................................         1,159
  Retained earnings.........................................     7,576,133
  Less shares of Common Stock in treasury at cost...........       (89,066)
                                                               -----------
     Total stockholders' equity.............................     7,488,226
                                                               -----------
     Total liabilities and stockholders' equity.............   $16,718,948
                                                               ===========

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE SIX MONTHS ENDED
                                                              ------------------------------
                                                              JULY 31, 1998    JULY 31, 1997
                                                              -------------    -------------
Contract revenues...........................................   $16,995,428      $17,587,526

Costs and expenses:
  Costs and contract services...............................    13,762,995       14,725,647
  General and administrative................................     1,561,249        1,345,784
  Other expenses............................................        17,553           60,594
                                                               -----------      -----------
     Total costs and expenses of revenues...................    15,341,797       16,132,025
                                                               -----------      -----------
                                                                 1,653,631        1,455,501
Interest and other income...................................        51,327           70,873
Interest expense............................................        22,450            4,300
                                                               -----------      -----------
Earnings before income taxes................................     1,682,508        1,522,074
Taxes on income.............................................       673,000          623,600
                                                               -----------      -----------
Net earnings................................................   $ 1,009,508      $   898,474
                                                               ===========      ===========

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FOR THE SIX MONTHS ENDED
                                                              ------------------------------
                                                              JULY 31, 1998    JULY 31, 1997
                                                              -------------    -------------
Cash flows from operations:
  Net earnings..............................................   $ 1,009,508      $   898,474
  Depreciation and amortization.............................       520,354          354,364
  Accrued rent..............................................      (160,233)         (14,019)
  Interest added to notes payable...........................           894            1,853
  Deferred taxes on income..................................       673,000          623,600

  Decrease (increase) in:
     Accounts receivable....................................     2,296,328       (1,685,248)
     Prepaid expenses.......................................       (29,058)          61,057
     Accounts payable.......................................        84,861          786,731
     Accrued expenses.......................................       760,855         (138,952)
     Unearned revenue.......................................       231,168               --
     Income taxes payable...................................        (2,675)        (634,249)
                                                               -----------      -----------
       Net cash provided by operations......................     5,385,002          253,611

Cash flows from investing activities:
  Purchase of property and equipment........................      (298,833)        (422,936)
  Increase capitalized software.............................      (385,635)        (338,083)
  Investment in joint venture...............................       (66,272)              --
                                                               -----------      -----------
       Net cash used in investing activities................      (750,740)        (761,019)

Cash flows from financing activities:
  Borrowings under line-of-credit agreement.................       500,000               --
  Repayments under line-of-credit agreement.................    (2,295,000)              --
  Stock option plan activity................................        13,968           67,865
  Repurchase of common stock................................       (38,414)              --
                                                               -----------      -----------
       Net cash (used in) provided by financing
        activities..........................................    (1,819,446)          67,865
Net increase (decrease) in cash and cash equivalents........     2,814,816         (439,543)
Cash and cash equivalents, beginning of period..............        30,831          698,321
                                                               -----------      -----------
Cash and cash equivalents, end of period....................   $ 2,845,647      $   258,778
                                                               ===========      ===========

               DECISION-SCIENCE APPLICATIONS, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                    SIX MONTHS ENDED JULY 31, 1998 AND 1997

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements of Decision-Science Applications, Inc. ("DSA") have been prepared on a basis consistent with the rules of the Securities and Exchange Commission for Reports on Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles. The information furnished herein includes all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of results for these interim periods.

     The results of operations for the six months ended July 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

     In addition, these financial statements should be read in conjunction with the DSA's audited financial statements and notes thereto for the year ended January 31, 1998.

NOTE 2.  BUSINESS COMBINATION

     On August 20, 1998, DSA was acquired by SM&A Corporation for approximately $28 million in a stock-for-stock and cash exchange merger. The transaction was accounted for using the purchase method of accounting. The preliminary allocation of the purchase price to the net assets acquired follows, and results could change.

                                                              (IN THOUSANDS)
Stock consideration paid....................................     $14,375
Cash paid...................................................      14,075
Acquisition expenses........................................         250
                                                                 -------
          Total consideration...............................      28,700
Less book value of net assets acquired......................       7,241
                                                                 -------
          Estimated goodwill................................     $21,459
                                                                 =======

     The purchase price included 714,839 shares of common stock of SM&A Corporation, valued as of July 21, 1998 based on an average market price (20-day trading price of $20.11).

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary......................    3
Risk Factors............................    7
Use of Proceeds.........................   13
Recapitalization........................   13
Prior S Corporation Status..............   13
Price Range of Common Stock and Dividend
  Policy................................   14
Capitalization..........................   15
Selected Financial Data.................   16
Unaudited Pro Forma Condensed Combined
  Financial Information.................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   25
Business................................   32
Management..............................   40
Certain Transactions....................   46
Principal and Selling Shareholders......   49
Description of Capital Stock............   51
Shares Eligible For Future Sale.........   52
Underwriting............................   54
Legal Matters...........................   56
Experts.................................   56
Additional Information..................   56
Index to Financial Statements...........  F-1

             ------------------------------------------------------
             ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                5,000,000 SHARES

                                      LOGO

        When You Must Win...You Need Doers, Not Advisors (SM)


                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE

                                LEHMAN BROTHERS

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table itemizes the estimated expenses incurred in connection with the offering described in this Registration Statement.

Registration fee............................................  $45,303
NASD filing fee.............................................   15,450
Printing and engraving expenses.............................        *
Nasdaq fee..................................................   17,500
Blue sky qualification fees and expenses....................        *
Legal fees and expenses.....................................        *
Accountants' fees and expenses..............................        *
Transfer agent and registrar fees...........................        *
Miscellaneous...............................................        *
                                                              -------
          Total.............................................  $     *
                                                              =======

------------------------------
* To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters for certain liabilities arising under the Securities Act or otherwise.

     The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders except for liability: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction for which a director derived an improper personal benefit; (iv) for acts or omission that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.

     The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification to agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     The Bylaws of the Company provide for indemnification of the Company's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suit is pending.

     The Company has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

     The inclusion of the above provisions in the Articles of Incorporation and Bylaws and the existence of the indemnification agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

     The Registrant's Articles of Incorporation provide that the Registrant may indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On May 29, 1998, the Registrant acquired Space Applications Corporation ("SAC") in a stock-for-stock reverse triangular merger. In connection with such acquisition and in exchange for all of the issued and outstanding SAC common stock and options, the Registrant issued an aggregate of 819,743 shares of its common stock and 175,925 options to purchase its common stock to the shareholders and option holders of SAC, respectively, consisting mainly of SAC employees, executives and directors. The exchange involved 35 or fewer persons not established to the reasonable satisfaction of the Registrant as "accredited investors" under Rule 501(a) of the Securities Act of 1933, as amended (the "Act"), and was consummated in reliance upon Section 4(2) of the Act, and the rules and regulations thereunder. Pursuant to Rule 506(b), all investors were either accredited investors, reasonably believed by the Registrant to have such knowledge and experience in financial and business matters that such investor was capable of evaluating the merits and risks of the investment, or retained a purchaser representative not affiliated with the Registrant in connection with the transaction.

     On August 20, 1998, the Registrant acquired Decision-Science Applications, Inc. ("DSA") in a stock-for-stock and cash forward triangular merger. In connection with such acquisition and in exchange for all of the issued and outstanding DSA common stock, the Registrant issued an aggregate of 714,839 shares of its common stock and $14,035,419 cash to the shareholders of DSA, consisting mainly of DSA employees, executives and directors. The exchange involved 35 or fewer persons not established to the reasonable satisfaction of the Registrant as "accredited investors" under Rule 501(a) of the Securities Act of 1933, as amended (the "Act"), and was consummated in reliance upon Section 4(2) of the Act, and the rules and regulations thereunder. Pursuant to Rule 506(b), all investors were either accredited investors, reasonably believed by the Registrant to have such knowledge and experience in financial and business matters that such investor was capable of evaluating the merits and risks of the investment, or retained a purchaser representative not affiliated with the Registrant in connection with the transaction.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
     1.1       Form of Underwriting Agreement.*
     2.1       Agreement and Plan of Reorganization and Merger dated May
               18, 1998, by and among the Registrant, Space Applications
               Corporation, SAC Acquisition, Inc. and the individual
               shareholders named therein (filed on June 4, 1998 as Exhibit
               2 to the Registrant's Current Report on Form 8-K and
               incorporated herein by reference).
     2.2       Agreement and Plan of Reorganization and Merger dated May
               18, 1998, by and among the Registrant, Decision-Science
               Applications, Inc., DSA Acquisition, Inc., and the
               individual shareholders named therein (filed on August 21,
               1998 as Exhibit 2.1 to the Registrant's Current Report on
               Form 8-K and incorporated herein by reference).
     3.1       Articles of Incorporation, as amended and restated (filed on
               January 27, 1998 as Exhibit 3.1 to the Registrant's
               Registration Statement on Form S-1 (Registration No.
               333-4075) and incorporated herein by reference).
     3.2       Bylaws of the Registrant, as amended and restated (filed on
               January 5, 1998 as Exhibit 3.2 to the Registrant's
               Registration Statement on Form S-1 (Registration No.
               333-4075) and incorporated herein by reference).
     3.3       Certificate of Ownership as filed with the California
               Secretary of State on August 6, 1998 (filed on August 19,
               1998 as Exhibit 3.1 to the Registrant's Current Report on
               Form 8-K and incorporated herein by reference).
     4.1       Specimen stock certificate.*
     5.1       Opinion of Rutan & Tucker, LLP.+
    10.1       1997 Stock Option Plan, and related form of Stock Option
               Agreement (filed on January 5, 1998 as Exhibit 10.1 to the
               Registrant's Registration Statement on Form S-1
               (Registration No. 333-4075) and incorporated herein by
               reference).
    10.2       Form of Indemnification Agreement (filed on November 21,
               1997 as Exhibit 10.2 to the Registrant's Registration
               Statement on Form S-1 (Registration No. 333-4075) and
               incorporated herein by reference).
    10.3       Office Facilities Lease (filed on November 21, 1997 as
               Exhibit 10.3 to the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-4075) and incorporated herein by reference).
    10.4       Hawker Aircraft Sale Agreement (filed on November 21, 1997 as Exhibit 10.4 to the Registrant's Registration Statement
               on Form S-1 (Registration No. 333-4075) and incorporated
               herein by reference).
    10.5       Employment Agreement with Steven S. Myers (filed on November
               21, 1997 as Exhibit 10.5 to the Registrant's Registration
               Statement on Form S-1 (Registration No. 333-4075) and
               incorporated herein by reference).
    10.6       Employment Agreement with Kenneth W. Colbaugh (filed on
               November 21, 1997 as Exhibit 10.6 to the Registrant's
               Registration Statement on Form S-1 (Registration No.
               333-4075) and incorporated herein by reference).
    10.7       Security and Loan Agreement dated January 2, 1997 between
               Imperial Bank and the Registrant, First Amendment and
               Addendum thereto and related Note and Addendum thereto and
               LIBOR Addendum to Note (filed on November 21, 1997 as
               Exhibit 10.7 to the Registrant's Registration Statement on
               Form S-1 (Registration No. 333-4075) and incorporated herein by reference).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
    10.8       Commercial Note dated May 30, 1995 between NationsBank, N.A.
               and the Registrant and related Aircraft Security
               Agreement--Chattel Mortgage, Security Agreement and
               Unconditional Guaranty of Payment (filed on November 21,
               1997 as Exhibit 10.8 to the Registrant's Registration
               Statement on Form S-1 (Registration No. 333-4075) and
               incorporated herein by reference).
    10.9       Steven S. Myers Promissory Note (filed on November 21, 1997 as Exhibit 10.9 to the Registrant's Registration Statement
               on Form S-1 (Registration No. 333-4075) and incorporated
               herein by reference).
    10.10      Company Note (filed on November 21, 1997 as Exhibit 10.10 to the Registrant's Registration Statement on Form S-1
               (Registration No. 333-4075) and incorporated herein by
               reference).
    10.11      Executive Bonus Plan (filed on January 5, 1998 as Exhibit
               10.11 to the Registrant's Registration Statement on Form S-1
               (Registration No. 333-4075) and incorporated herein by
               reference).
    10.12      Securities Purchase Agreement dated September 25, 1996
               (filed on January 5, 1998 as Exhibit 10.12 to the
               Registrant's Registration Statement on Form S-1
               (Registration No. 333-4075) and incorporated herein by
               reference).
    10.13      Investor Rights Agreement dated September 25, 1996 (filed on
               January 5, 1998 as Exhibit 10.13 to the Registrant's
               Registration Statement on Form S-1 (Registration No.
               333-4075) and incorporated herein by reference).
    10.14      Security and Loan Agreement and Addendum, Exhibit
               "A"--Waiver to Certain Provisions between Imperial Bank and the Registrant (filed on January 16, 1998 as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1
               (Registration No. 333-4075) and incorporated herein by
               reference).
    10.15      Registration Rights Agreement dated May 29, 1998 by and
               among the Registrant and certain shareholders of Space
               Applications Corporation identified therein.+
    10.16      Employment Agreement dated May 29, 1998 by and between Space
               Applications Corporation and Roger Skinner.+
    10.17      Employment Agreement dated May 29, 1998 by and between Space
               Applications Corporation and Stanley Hee.+
    10.18      Escrow Agreement dated May 29, 1998 by and among the
               Registrant, Space Applications Corporation, Stanley Y.H.
               Hee, First American Trust Company and certain shareholders identified therein.+
    10.19      Registration Rights Agreement dated August 20, 1998 by among
               Registrant and certain shareholders of Decision-Science
               Applications, Inc. set forth therein (filed on August 21,
               1998 as Exhibit 10.1 to the Registrant's Current Report on
               Form 8-K and incorporated herein by reference).
    10.20      Employment Agreement dated August 20, 1998 by and between
               Decision-Science Applications, Inc. and Guy A. Ackerson
               (filed on August 21, 1998 as Exhibit 10.2 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).
    10.21      Employment Agreement dated August 20, 1998 by and between
               Decision-Science Applications, Inc. and Gary L. Lucas (filed on August 21, 1998 as Exhibit 10.3 to the Registrant's
               Current Report on Form 8-K and incorporated herein by
               reference).
    10.22      Employment Agreement dated August 20, 1998 by and between
               Decision-Science Applications, Inc. and Dana R. Raucher
               (filed on August 21, 1998 as Exhibit 10.4 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).
    10.23      Escrow Agreement dated August 20, 1998 by and among
               Registrant, Decision-Science Applications, Inc., First
               American Trust Company and certain shareholders identified therein (filed on August 21, 1998 as Exhibit 10.5 to the
               Registrant's Current Report on Form 8-K and incorporated
               herein by reference).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
    10.24      Note dated June 25, 1998 for sale of Turbo Commander
               aircraft.+
    21         Subsidiaries of the Registrant.+
    23.1       Consent of KPMG Peat Marwick LLP.*
    23.2       Consent of Ernst & Young LLP.*
    23.3       Consent of Deloitte & Touche LLP.*
    23.4       Consent of Rutan & Tucker, LLP (included in the opinion
               filed herewith as Exhibit 5.1).
    24         Power of Attorney.+
    27         Financial Data Schedule.+


------------------------------
* Filed herewith.


+ Previously filed.


(b) FINANCIAL STATEMENT SCHEDULES.

     Schedule VIII--Valuation and Qualifying Accounts

     All other schedules are omitted because they are not required, are not applicable, or the information is included in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on August 27, 1998.


                                          SM&A CORPORATION

                                          By:      /s/ STEVEN S. MYERS
                                            ------------------------------------
                                                      Steven S. Myers,
                                              Chairman of the Board, President
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                        TITLE                    DATE
                 /s/ STEVEN S. MYERS                   Chairman of the Board,           August 27, 1998
-----------------------------------------------------  President and Chief Executive
                   Steven S. Myers                     Officer (Principal Executive
                                                       Officer)

                          *                            Director, Executive Vice         August 27, 1998
-----------------------------------------------------  President and Chief Operating
                 Kenneth W. Colbaugh                   Officer

                          *                            Director                         August 27, 1998
-----------------------------------------------------
                J. Christopher Lewis

                          *                            Senior Vice President,           August 27, 1998
-----------------------------------------------------  Chief Financial Officer and
                   Ronald A. Hunn                      Secretary (Principal Financial
                                                       Officer and Principal
                                                       Accounting Officer)

                          *                            Director                         August 27, 1998
-----------------------------------------------------
                   James R. Mellor

                          *                            Director                         August 27, 1998
-----------------------------------------------------
                  Malcolm R. Currie


*By:     /s/ STEVEN S. MYERS

     -------------------------------
            Power of attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 1.1       Form of Underwriting Agreement.*
 2.1       Agreement and Plan of Reorganization and Merger dated May
           18, 1998, by and among the Registrant, Space Applications
           Corporation SAC Acquisition, Inc. and the individual
           shareholders named therein (filed on June 4, 1998 as Exhibit
           2 to the Registrant's Current Report on Form 8-K and
           incorporated herein by reference).
 2.2       Agreement and Plan of Reorganization and Merger dated May
           18, 1998, by and among the Registrant, Decision-Science
           Applications, Inc., DSA Acquisition, Inc. and the individual shareholders named therein (filed on August 21, 1998 as
           Exhibit 2.1 to the Registrant's Current Report on Form 8-K
           and incorporated herein by reference).
 3.1       Articles of Incorporation, as amended and restated (filed on
           January 27, 1998 as Exhibit 3.1 to the Registrant's
           Registration Statement on Form S-1 (Registration No.
           333-4075) and incorporated herein by reference).
 3.2       Bylaws of the Registrant, as amended and restated (filed on
           January 5, 1998 as Exhibit 3.2 to the Registrant's
           Registration Statement on Form S-1 (Registration No.
           333-4075) and incorporated herein by reference).
 3.3       Certificate of Ownership as filed with the California
           Secretary of State on August 6, 1998 (filed on August 19,
           1998 as Exhibit 3.1 to the Registrant's Current Report on
           Form 8-K and incorporated herein by reference).
 4.1       Specimen stock certificate.*
 5.1       Opinion of Rutan & Tucker, LLP.+
10.1       1997 Stock Option Plan, and related form of Stock Option
           Agreement (filed on January 5, 1998 as Exhibit 10.1 to the
           Registrant's Registration Statement on Form S-1
           (Registration No. 333-4075) and incorporated herein by
           reference).
10.2       Form of Indemnification Agreement (filed on November 21,
           1997 as Exhibit 10.2 to the Registrant's Registration
           Statement on Form S-1 (Registration No. 333-4075) and
           incorporated herein by reference).
10.3       Office Facilities Lease (filed on November 21, 1997 as
           Exhibit 10.3 to the Registrant's Registration Statement on
           Form S-1 (Registration No. 333-4075) and incorporated herein by reference).
10.4       Hawker Aircraft Sale Agreement (filed on November 21, 1997 as Exhibit 10.4 to the Registrant's Registration Statement
           on Form S-1 (Registration No. 333-4075) and incorporated
           herein by reference).
10.5       Employment Agreement with Steven S. Myers (filed on November
           21, 1997 as Exhibit 10.5 to the Registrant's Registration
           Statement on Form S-1 (Registration No. 333-4075) and
           incorporated herein by reference).
10.6       Employment Agreement with Kenneth W. Colbaugh (filed on
           November 21, 1997 as Exhibit 10.6 to the Registrant's
           Registration Statement on Form S-1 (Registration No.
           333-4075) and incorporated herein by reference).
10.7       Security and Loan Agreement dated January 2, 1997 between
           Imperial Bank and the Registrant, First Amendment and
           Addendum thereto and related Note and Addendum thereto and
           LIBOR Addendum to Note (filed on November 21, 1997 as
           Exhibit 10.7 to the Registrant's Registration Statement on
           Form S-1 (Registration No. 333-4075) and incorporated herein by reference).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.8       Commercial Note dated May 30, 1995 between NationsBank, N.A.
           and the Registrant and related Aircraft Security
           Agreement--Chattel Mortgage, Security Agreement and
           Unconditional Guaranty of Payment (filed on November 21,
           1997 as Exhibit 10.8 to the Registrant's Registration
           Statement on Form S-1 (Registration No. 333-4075) and
           incorporated herein by reference).
10.9       Steven S. Myers Promissory Note (filed on November 21, 1997 as Exhibit 10.9 to the Registrant's Registration Statement
           on Form S-1 (Registration No. 333-4075) and incorporated
           herein by reference).
10.10      Company Note (filed on November 21, 1997 as Exhibit 10.10 to the Registrant's Registration Statement on Form S-1
           (Registration No. 333-4075) and incorporated herein by
           reference).
10.11      Executive Bonus Plan (filed on January 5, 1998 as Exhibit
           10.11 to the Registrant's Registration Statement on Form S-1
           (Registration No. 333-4075) and incorporated herein by
           reference).
10.12      Securities Purchase Agreement dated September 25, 1996
           (filed on January 5, 1998 as Exhibit 10.12 to the
           Registrant's Registration Statement on Form S-1
           (Registration No. 333-4075) and incorporated herein by
           reference).
10.13      Investor Rights Agreement dated September 25, 1996 (filed on
           January 5, 1998 as Exhibit 10.13 to the Registrant's
           Registration Statement on Form S-1 (Registration No.
           333-4075) and incorporated herein by reference).
10.14      Security and Loan Agreement and Addendum, Exhibit
           "A"--Waiver to Certain Provisions between Imperial Bank and the Registrant (filed on January 16, 1998 as Exhibit 10.14 to the Registrant's Registration Statement on Form S-1
           (Registration No. 333-4075) and incorporated herein by
           reference).
10.15      Registration Rights Agreement dated May 29, 1998 by and
           among the Registrant and certain shareholders of Space
           Applications Corporation identified therein.+
10.16      Employment Agreement dated May 29, 1998 by and between Space
           Applications Corporation and Roger Skinner.+
10.17      Employment Agreement dated May 29, 1998 by and between Space
           Applications Corporation and Stanley Hee.+
10.18      Escrow Agreement dated May 29, 1998 by and among the
           Registrant, Space Applications Corporation, Stanley Y.H.
           Hee, First American Trust Company and certain shareholders identified therein.+
10.19      Registration Rights Agreement dated August 20, 1998 by among
           Registrant and certain shareholders Decision-Science,
           Applications, Inc. set forth therein (filed on August 21,
           1998 as Exhibit 10.1 to the Registrant's Current Report on
           Form 8-K and incorporated herein by reference).
10.20      Employment Agreement dated August 20, 1998 by and between
           Decision-Science Applications, Inc. and Guy A. Ackerson
           (filed on August 21, 1998 as Exhibit 10.2 to the
           Registrant's Current Report on Form 8-K and incorporated
           herein by reference).
10.21      Employment Agreement dated August 20, 1998 by and between
           Decision-Science Applications, Inc. and Gary L. Lucas (filed on August 21, 1998 as Exhibit 10.3 to the Registrant's
           Current Report on Form 8-K and incorporated herein by
           reference).
10.22      Employment Agreement dated August 20, 1998 by and between
           Decision-Science Applications, Inc. and Dana R. Raucher
           (filed on August 21, 1998 as Exhibit 10.4 to the
           Registrant's Current Report on Form 8-K and incorporated
           herein by reference).
10.23      Escrow Agreement dated August 20, 1998 by and among
           Registrant, Decision-Science Applications, Inc., First
           American Trust Company and certain shareholders identified therein (filed on August 21, 1998 as Exhibit 10.5 to the
           Registrant's Current Report on Form 8-K and incorporated
           herein by reference).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.24      Note dated June 25, 1998 for sale of Turbo Commander
           aircraft.+
21         Subsidiaries of the Registrant.+
23.1       Consent of KPMG Peat Marwick LLP.*
23.2       Consent of Ernst & Young LLP.*
23.3       Consent of Deloitte & Touche LLP.*
23.4       Consent of Rutan & Tucker, LLP (included in the opinion
           filed herewith as Exhibit 5.1).
24         Power of Attorney.+
27         Financial Data Schedule.+


------------------------------
* Filed herewith.


+ Previously filed.